Filed Pursuant to Rule 424(b)(3) Registration Statement #333-122493

PROSPECTUS

3,258,406 INVESTMENT UNITS

ORBIMAGE INC.

EACH INVESTMENT UNIT CONSISTING OF ONE SHARE OF

COMMON STOCK AND ONE WARRANT TO PURCHASE
ONE SHARE OF COMMON STOCK

       We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 3,258,406 investment units, each consisting of one share of our common stock and one warrant to purchase a share of common stock at a cash exercise price of $10.00 per share. This rights offering is being made to help fund a portion of our project costs in connection with our contract with the National Geospatial-Intelligence Agency (“NGA”) of the U.S. Government under NGA’s NextView Second Vendor Program, which is described in this prospectus.

      The total purchase price of investment units offered in this rights offering will be $32,584,060. You will not be entitled to receive any subscription rights unless you are a stockholder of record as of 5:00 p.m. New York City time on February 10, 2005, which we refer to as the record date.

      The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on March 14, 2005, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. However, certain private investors have agreed, if fewer than 3,250,000 investment units are subscribed for in the rights offering, to back-stop the offering to the extent necessary to ensure that we sell 3,250,000 units, and, accordingly, that we receive gross proceeds of $32,500,000; therefore we do not expect to extend the exercise period. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

      Shares of our common stock are traded over-the-counter and sales are reported on the “Pink Sheets” service provided by Pink Sheets LLC under the symbol “ORBM.” The last reported sale price of our common stock on February 10, 2005 was $20.24 per share.

      This is not an underwritten offering and there will be no underwriter’s discounts or commissions. The subscription price and net proceeds (before expenses) per investment unit to ORBIMAGE is $10.00 per investment unit, and the aggregate subscription price and aggregate net proceeds (before expenses) to ORBIMAGE, including proceeds from the purchase of investment units by the private investors under the backstop arrangements described in this prospectus (if necessary), will be at least $32,500,000 and no more than $32,584,060.

      AN INVESTMENT IN INVESTMENT UNITS INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 IN THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is February 11, 2005.

TABLE OF CONTENTS

About This Prospectus	i
Forward-Looking Statements	ii
Questions and Answers About the Rights Offering	ii
Summary	1
Risk Factors	6
Use of Proceeds	13
Price Range of Common Stock, Dividends and Related Stockholder Matters	14
Capitalization	15
Selected Historical Consolidated Financial and Operating Data	16
Pro Forma Information	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Business	31
Management	43
Certain Relationships and Related Party Transactions	51
Beneficial Ownership of Securities	52
The Rights Offering	55
Investment Agreements	65
Description of Securities to be Registered	66
Certain United States Federal Income Tax Consequences	69
Plan of Distribution	71
Legal Matters	71
Experts	71
Where You Can Find More Information	71
Index to Financial Statements	F-1
Appendix A — Form of Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificate	A-1
Appendix B — Form of Subscription Rights Certificate	B-1
Appendix C — Form of Warrant Certificate	C-1

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where such offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission on Form S-1 covering the subscription rights, the investment units, and the shares of common stock and the warrants (and the common stock underlying the warrants) comprising the investment units offered by us in connection with the distribution of the subscription rights to our stockholders. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site

i

located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

      This Prospectus contains statements that are forward-looking, such as statements relating to business development and acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation and competition. The words “believe”, “expect”, “anticipate”, “intend”, “may”, “plan”, and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of us. These statements include but are not limited to statements under the captions “Questions and Answers About the Rights Offering”, “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as all other sections in this prospectus. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense spending, competitive pricing pressures, start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties and the other risks identified in this Prospectus. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.	What is the rights offering?

A.	The rights offering is a distribution to holders of our common stock, at no charge, of transferable subscription rights. We are distributing 0.23 rights for each share of common stock owned as of 5:00 p.m. New York time on February 10, 2005, the record date, for a total of 3,258,406 subscription rights. We will not distribute fractional rights or issue fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. Each right is evidenced by a rights certificate.

Q.	What is a subscription right?

A.	Each full subscription right is a right to purchase one investment unit, consisting of one share of our common stock and one warrant to purchase one share of our common stock within five years for an exercise price of $10.00 per share, and carries with it a basic subscription privilege and an over-subscription privilege.

Q.	What is the basic subscription privilege?

A.	The basic subscription privilege of each right entitles you to purchase one investment unit at the subscription price of $10.00 per investment unit purchased.

Q.	What is the over-subscription privilege?

A.	We expect that some of our stockholders will not exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those investment units that are not purchased by other stockholders through the exercise of their basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at the same subscription price of $10.00 per investment unit that applies to your basic subscription privilege. If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata, after eliminating all fractional rights, among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your basic subscription privileges. If there is a pro rata allocation and you receive an allocation of a greater number of investment units than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of investment units for which you subscribed. We will allocate the remaining investment units among all other holders exercising their over-subscription privileges. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Q.	How long will the rights offering last?

A.	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on March 14, 2005, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time. There is no maximum duration for this rights offering.

Q.	Why are you engaging in a rights offering?

A.	The purpose of the rights offering is to raise funds to finance the Company’s project costs, including the development, manufacturing and launch of the OrbView-5 satellite, under the NextView Contract. See “Summary — Recent Developments,” below. This rights offering constitutes a part of a broader financing plan to enable us to perform our obligations under the NextView Contract. In connection with the bidding process for the NextView Contract, our Board of Directors worked with our financial advisors to develop a financing plan by which we would be able to support our work share requirements for the contract in the amount of $265 million if our bid were successful. The plan we developed included (i) an initial offering of investment units to certain private investors, who are funds that were known to us to be existing investors in our outstanding securities (including both debt and equity) that would be in a position to purchase such investment units promptly following an award of the NextView Contract, (ii) this rights offering (including the commitment of the private investors to backstop the sale of 3,250,000 investment units in this rights offering on a firm commitment basis) and (iii) a further offering of senior subordinated indebtedness to take place subsequent to consummation of this rights offering. Although the required funds could have been obtained as part of the private placement, our intent was (and remains) to give our public stockholders the opportunity to invest in our investment units.

Q.	How were the subscription price for the investment units and the exercise price for the warrants comprising a part of each investment unit established?

A.	Because our intent was (and remains) to give our public stockholders the opportunity to invest in our investment units at the same price as our private investors, the terms of the investment units and the price at which the investment units are being offered in the rights offering are identical to the terms and offering price of the investment units sold in the initial offering. We entered into binding commitment letters with the private investors setting forth the terms of their purchase of investment units at the end of July, 2004. Our Board of Directors, with the assistance of our financial advisors, determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit at that time, based on the information available to us at that time. In developing our plan of financing, including the offering price of the investment units offered in the private sale to the private investors and in the rights offering and the terms of the warrants forming a part of those investment units, our Board of Directors considered a number of factors, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. In addition, the terms of the investment units were determined in part through arms-length negotiations with the private investors in the initial offering of the investment units.

Q.	How do I exercise my subscription rights?

A.	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription privilege) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of investment units you purchase with your basic subscription privilege and (2) the number of investment units you wish to purchase with your over-subscription privilege. You may pay the subscription price in a number of different ways. See “The Rights Offering — Method of Payment.” In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q.	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A.	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q.	What if the market price per share of the common stock is less than the subscription price per share when I am deciding to exercise my subscription rights?

A.	Consult your broker. Depending on the market price of our common stock, it may be more cost effective for you to purchase shares of our common stock over-the-counter rather than exercise your subscription rights. Note, however, that shares of common stock that you purchase over-the-counter will not include a warrant, as the investment units contain.

Q.	Will I be charged a sales commission or a fee by ORBIMAGE if I exercise my subscription rights?

A.	No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale.

Q.	What is the Board of Directors’ recommendation regarding the rights offering?

A.	Our Board of Directors is not making any recommendation as to whether you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus.

Q.	Is exercising my subscription rights risky?

A.	Yes. The exercise of your rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and warrants, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 6 before deciding to exercise or sell your subscription rights.

Q.	May I transfer or sell my subscription rights if I do not want to purchase any investment units?

A.	Yes. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on March 9, 2005, three business days prior to the expiration date. In addition, the Company will not take any steps to facilitate trading and does not expect a market to develop in the trading of the subscription rights. Furthermore, the Company does not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See “The Rights Offering — Methods for Transferring and Selling Subscription Rights.”

Q.	How may I sell my rights?

A.	You may sell your subscription rights by contacting your broker or the institution through which you hold your common stock.

Q.	Am I required to subscribe in the rights offering?

A.	No.

Q.	What happens if I choose not to exercise my subscription rights?

A.	If you do not exercise your subscription rights, the rights offering will not affect the number of shares of common stock you now own. However, if you choose not to exercise your subscription rights and other stockholders do, the percentage of our common stock that you own after the offering will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their basic and over-subscription rights. In addition, your voting and other rights will be diluted to the extent that other stockholders exercise their warrants comprising a part of each investment unit. Rights not exercised prior to the expiration of the rights offering will expire.

Q.	How many shares and warrants will be outstanding after the rights offering?

A.	Assuming that the rights offering is fully subscribed, 17,429,968 shares of our common stock will be outstanding and warrants to purchase 3,577,353 shares of Common Stock will be outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Q.	What happens if the rights offering is not fully subscribed after giving effect to the over-subscription privilege?

A.	Any rights not exercised after giving effect to the over-subscription privilege will expire. The private investors have agreed to backstop the rights offering, and will purchase such number of investment units not purchased by stockholders pursuant to the rights offering to ensure that 3,250,000 investment units are sold.

Q.	After I exercise my rights, can I change my mind and cancel my purchase?

A.	No. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the

v

market price of our common stock is below the $10.00 per investment unit subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase investment units at a price of $10.00 per investment unit. See “The Rights Offering — No Revocation.”

Q.	What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A.	A holder of common stock will not recognize income or loss for United States federal income tax purposes upon receipt or exercise of subscription rights in the rights offering. However, you should consult with your own financial or tax advisor. See “United States Federal Income Tax Consequences,” beginning on page 69.

Q.	When will I receive my new shares and warrants?

A.	If you purchase investment units through this rights offering, you will receive certificates representing the shares and warrants comprising the investment units as soon as practicable after the expiration of the rights offering and after all pro-rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of this rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q.	Will the new shares initially trade over-the-counter and be treated like other shares?

A.	Yes. Our common stock is traded over-the-counter and sales are reported on the “Pink Sheets” service under the symbol “ORBM.” On February 10, 2005, the last reported sales price of our common stock was $20.24 per share.

Q.	Will ORBIMAGE consummate the rights offering if stockholders do not subscribe for a minimum number of investment units?

A.	We may consummate this offering even if we do not receive subscriptions for any specific number of investment units. We are not obligated, prior to the completion of the rights offering, to inform you how many investment units have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q.	Are there any conditions to the rights offering?

A.	We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q.	Can ORBIMAGE cancel this rights offering?

A.	Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q.	If the rights offering is not completed, will my subscription payment be refunded to me?

A.	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.	What should I do if I have other questions?

A.	If you have questions or need assistance, please contact The Bank of New York, the subscription agent, at (800) 507-9357. For a more complete description of the rights offering, see “The Rights Offering,” beginning on page 55.

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the Securities and Exchange Commission, or SEC, as described under “Where You Can Find More Information.”

      We use the terms “we,” “us,” “our,” “the Company” and “ORBIMAGE” in this prospectus to refer to ORBIMAGE Inc. and our consolidated subsidiaries.

Our Company

      ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.

      We currently operate the OrbView-3 high-resolution satellite and OrbView-2 low-resolution satellite. OrbView-3, launched in June 2003, supports a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. It collects 1 meter resolution panchromatic (black and white) imagery and 4 meter resolution multi-spectral (color) imagery. OrbView-2, launched in 1997, collects 1 kilometer resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company anticipates the OrbView-5 satellite will be launched and go into service in early 2007.

      We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions.

      Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

Company History; Relationship with Orbital Sciences

      We started in 1991 as an operating division of Orbital Sciences Corporation (“Orbital Sciences”) to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the earth’s landmass, oceans and atmosphere. We were incorporated under the name of Orbital Imaging Corporation in 1992 in Delaware as a wholly owned subsidiary of Orbital Sciences. Our first satellite, Orb-View-1 was launched in 1995, to provide dedicated weather-related imagery and metrological data to the National Aeronautics and Space Administration (“NASA”), and was retired from service in 2003. In 1996 and 1997, we executed three significant contracts with Orbital Sciences. These contracts involved, among other things, all assets and liabilities of Orbital Science’s operating division being sold to us at historical cost. Under these contracts, we purchased engineering, construction and launch services for each of our satellites from Orbital Sciences.

      The three significant contracts which we had with Orbital Sciences at the beginning of 2002 were: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended, (ii) the OrbView-2 License Agreement dated May 8, 1997, and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997.

      Under the system procurement agreement, we purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling us to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. The system procurement agreement originally called for the OrbView-3 satellite to be constructed and launched before OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first. In September 2001 Orbital Sciences attempted to launch our Orb-View-4 satellite but it failed to achieve orbit and was lost over the Indian Ocean. In June of 2003, Orbital Sciences successfully launched OrbView-3. We own all of our satellites (or, in the case of OrbView-2, an exclusive license to all rights in the satellite) and all material equipment at each of our ground stations, free of any liens or other encumbrances.

      On April 5, 2002 we filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Eastern District of Virginia, and in that proceeding commenced actions against Orbital Sciences for various claims, including breach of our procurement agreement in connection with delays in the construction and launch of our Orb-View-3 satellite. We subsequently settled those claims pursuant to a settlement agreement with Orbital Sciences.

      The system procurement agreement is now largely completed save for a continuing warranty by Orbital Sciences on our ground stations which will expire on May 7, 2005, and post-launch incentives we may owe to Orbital Sciences in connection with the ongoing performance of our Orb-View-3 satellite. Under the system procurement agreement, as modified by the settlement agreement, a $1.5 million on-orbit milestone payment was delayed and will be due Orbital Sciences on May 7, 2005, the one-year anniversary of the date of acceptance by ORBIMAGE of the Orb-View-3 system. In addition, annual post-launch on-orbit payments to Orbital Sciences were reduced and will now be payable in maximum amounts of up to $1.275 million on each of the first five anniversaries of the acceptance by ORBIMAGE of the Orb-View-3 system, for a total possible maximum obligation of $6.375 million.

      Because the Orb-View-3 launch did not occur by April 30, 2003 and the cause of the delay in launch was other than force majeure (as defined in the system procurement agreement), the terms of the settlement agreement required Orbital Sciences to pay us penalties relating to the delayed launch and delayed on-orbit verification and checkout. The penalties were eliminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid us delay penalties of approximately $2.3 million during the year ended December 31, 2003.

      Under the Orb-View-2 license agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell Orb-View-2 imagery. Pursuant to the terms of the Orb-View-2 license agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver Orb-View-2 imagery. At the time, this NASA contract, since expired, was the primary contract for imagery from Orb-View-2. We have sole responsibility for operating and controlling the Orb-View-2 satellite.

      Under the administrative services agreement, we paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The administrative services agreement was terminated on March 31, 2002. As part of the settlement agreement, we and Orbital Sciences executed a sublease agreement which permits us to continue subleasing our current office space from Orbital Sciences through April 2005. When the sublease has expired, we will lease space directly from the owner of our building.

      As of September 30, 2004, the Company has paid approximately $270 million to Orbital Sciences under these agreements most of which was paid prior to our bankruptcy. Approximately $0.8 million of this amount has been paid under our office sublease since the Company’s emergence from Chapter 11. We currently owe Orbital Sciences a $1.5 million on-orbit milestone payment payable in May, 2005 and up to $6.375 million in total post-launch on-orbit incentive payments payable over the next five years. The amount of each on-orbit incentive payment is dependent on the operating performance of OrbView-3 at the time each payment is due.

      We filed an amended Plan of Reorganization with the Bankruptcy Court on September 15, 2003 which received the requisite affirmative votes of our creditors, and the Court approved our Plan on October 24, 2003. We emerged from bankruptcy on December 31, 2003 having changed our corporate name to ORBIMAGE Inc. Other than the contractual obligations with Orbital Sciences under the procurement agreement and sublease as outlined above, following our emergence from bankruptcy, we no longer have any continuing relationship with Orbital Sciences or any of its affiliates. We refer to Orbital Imaging Corporation and its operations prior to January 1, 2004 as the “Predecessor Company.”

Recent Developments

      The U.S. Government, through the National Geospatial-Intelligence Agency (“NGA”), announced in March 2003 that it intended to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites by two providers. This program is known as NextView. The first NextView award was made to Digital Globe, a competitor of the Company, in September 2003.

      NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program will allow NGA to have two separate providers of next generation high-resolution satellite imagery, rather than just Digital Globe under the original award. On September 30, 2004, NGA announced that the Company had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract that the Company has with NGA, NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones.

      The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007. The Company intends to purchase launch insurance and on-orbit insurance to cover the replacement cost of the satellite in the event of a launch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium will cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite through September 30, 2008. NGA will have the first right to order images from the satellite, which we anticipate will utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.

      The Company believes that the OrbView-5 satellite, when it is launched and placed into service, will be the most modern, high-capacity, high-resolution commercial imaging satellite in the world. OrbView-5 will be designed for less than 0.5 meter resolution, panchromatic (black and white) images, and less than 2.0 meter resolution, multi-spectral (color) images, with the capability to take images across 700,000 square kilometers of the earth’s surface every day.

      The Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. In order to fund its operations and obligations under the NextView Contract, the Company will need to raise approximately $265 million over a period of approximately two and one half years, which it intends to raise through a combination of (i) an issuance and sale of units composed of an aggregate of 6.5 million shares of common stock and 6.5 million new warrants for a price of $10 per unit, which would be raised through a combination of a private offering and this rights offering to its existing stockholders, (ii) an issuance of $155 million of additional senior subordinated indebtedness that will rank no higher than pari passu with, and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of, the existing senior subordinated notes of the Company, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million. The first portion of this funding was raised in a private placement to the private investors which closed on November 16, 2004, in which the Company issued 3.25 million shares of common stock and warrants to purchase 3.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop this rights offering.

      The Company has modified certain provisions of the indenture governing its Senior Subordinated Notes and the note and security agreement governing its Senior Notes to allow the Company to perform its obligations under the NextView contract. In particular, those amendments will allow the Company to incur up to $155,000,000 of additional senior subordinated indebtedness in the future, to issue the shares and warrants in the private placement and this rights offering without triggering the change of control provisions (which would force the Company to offer to repurchase its outstanding senior notes and senior subordinated notes), to hold cash for purposes of performing its obligations under the NextView Contract rather than using such cash to redeem some or all of the senior notes and senior subordinated notes, and to incur capital expenditures under the NextView Contract. In addition, the optional redemption provisions were modified so that the Company may not redeem the senior notes or the senior subordinated notes under such provisions prior to January 1, 2007.

THE RIGHTS OFFERING

The rights offering	We are distributing subscription rights to holders of our common stock, at no charge, at the rate of 0.23 rights for each share of common stock owned as of February 10, 2005. We are not distributing fractional rights.

Basic subscription privilege	Each right entitles you to purchase one investment unit, consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock at a price of $10.00, at the subscription price of $10.00 per each investment unit purchased.

Over-subscription privilege	If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional investment units at $10.00 per investment unit. If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata, after eliminating all fractional rights, among the over-subscribing rights holders.

Expiration date	5:00 p.m. New York City time, March 14, 2005 unless otherwise extended by us to a later date.

Procedure for exercising rights	You may exercise your basic subscription privilege and your over-subscription privilege by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with both the basic subscription privilege and the over-subscription privilege. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration time. If you send rights certificates by mail, you are urged to use insured, registered mail.

Subscription agent	The Bank of New York, Reorganization Services, ORBIMAGE Inc., P.O. Box 11248, New York, NY 10286-1248, telephone number (800) 507-9357.

Use of proceeds	We will use the proceeds of this rights offering and, if necessary, the purchase of investment units by the private investors pursuant to their commitment to backstop the sale of 3,250,000 investment units in this rights offering on a firm commitment basis, together with $32.5 million already raised in the private placement of investment units to the private investors, approximately $45 million in cash flows from our existing operations, $155 million of senior subordinated indebtedness to be raised in the future, and approximately $237 million as cost sharing from NGA (over the course of the project, subject to various milestones) to meet our project costs to bring the OrbView-5 satellite into service.

Risk factors	You should read the section entitled “Risk Factors” beginning on page 6 before you sell or exercise your rights.

RISK FACTORS

      An investment in the investment units involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.

Risks Related to our Company

Financial Projections Filed with Bankruptcy Court — Our actual financial results will vary from the projections filed in our Chapter 11 case.

      In connection with our plan of reorganization, we were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of our plan of reorganization and our ability to continue operations upon our emergence from bankruptcy. That financial information was prepared only for the purposes stated in the foregoing sentence and not for any other purpose and it has not been, and will not be, updated on an ongoing basis. Those projections were based on financial information available to us as of September 2003. The projections were filed with the Bankruptcy Court on September 15, 2003. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections and the variations could be material. As a result, you should not rely upon the projections in making decisions with regard to the Company’s securities.

      At the end of the first quarter of 2004, we were awarded a contract to supply the National Geospatial-Intelligence Agency (NGA) with imagery and value-added products from the OrbView-3 satellite. The total ClearView contract award is $27.5 million over two years, of which approximately $10.5 million and $12 million represent minimum commitments to purchase imagery in years one and two of the contract, respectively. The contract also provides for NGA to reimburse approximately up to $5 million for infrastructure costs we have incurred and expect to incur to provide the required imagery. Our Plan of Reorganization assumed that the contract would commence January 1 and that it would provide for a higher payment by NGA. The amounts provided by the contract are minimums and additional amounts may be forthcoming.

Limited History of Operations and Net Losses — Given our limited operating history and net losses, our future prospects are uncertain.

      We have a history of net losses from operations and have generated only limited revenues from the operations of OrbView-2 and OrbView-3 and our image processing business. We can provide no assurances to what extent or even whether we will ultimately be successful in obtaining net positive cash flow or profitability from operations of OrbView-3.

      Our business plan depends upon our ability to develop a customer base, distribution channels and value-added enhancements for our imagery products and services.

      Given our limited operating history, and in light of the risks, expenses and difficulties we cannot provide assurances that we will be able to develop a sufficiently large revenue-generating customer base to compete successfully in the remote imaging industry.

Government Contracts — We depend on contracts with government agencies for a substantial portion of our revenues. Government agencies can terminate their contracts at any time.

      Revenues from U.S. Government contracts accounted for approximately 49% and 48% of our revenues for the nine months ended September 30, 2004 and 2003, respectively and 34%, 80% and 77% of our revenues for the years ended December 31, 2003, 2002 and 2001, respectively. U.S. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. The NextView program is a major program for us and will involve a drastic increase in our size, both in terms of assets and spending. If a U.S. Government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.

Market Acceptance — We cannot assure you that the market will accept our products and services.

      Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by OrbView-3 to existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of products and services based on this type of imagery. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.

      We cannot accurately predict whether our products and services will achieve significant market acceptance or whether the market will demand our products and services on terms we find acceptable. Market acceptance depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price of our imagery products and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.

Risks associated with the NextView Program — We may not raise sufficient funds to fund NextView project costs, and we may encounter program delays.

      Our performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract the Company has with NGA, NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones. In order to fund its operations and obligations under the NextView Contract, the Company will need to raise approximately $265 million over a period of approximately two and one half years, of which $32.5 million was raised in 2004 and an additional $32.5 million is anticipated from the proceeds of the rights offering. We can not assure you that we will be successful in raising all of the necessary funding for NextView. Failure to raise adequate funding for our portion of the NextView program costs would have a material adverse effect on our business, financial condition and results of operations.

      In addition, the NextView Contract is subject to a set schedule requiring launch of OrbView-5 in early 2007. The OrbView-5 satellite and related ground system is a complex system which requires a large amount of advanced technical and engineering work and processing to be done in a relatively short amount of time. A delay in any area of the program could cause delays in other areas of the program resulting in program delay. Failure to launch OrbView-5 on time or to achieve system check-out on time could affect our ability to provide the full amount of anticipated imagery and imagery products to NGA during the course of the post-launch period of the NextView Contract. Because the NextView Contract has a set termination date that is not tied to launch or check-out of OrbView-5, any such schedule delay could cause ORBIMAGE to receive less in purchase price for imagery under the NextView Contract, which could cause a material adverse effect on our business, financial condition and results of operations.

Technological and Implementation Risks — We cannot assure you that our satellites will operate as designed.

      Our OrbView-3 satellite employs advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Our OrbView-5 satellite will employ even more advanced technologies and sensors. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.

      We cannot assure you that OrbView-3 will continue to operate successfully in space throughout its expected design life or that OrbView-5 will operate successfully. Even if this satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.

      We do not presently have plans to construct and launch a replacement satellite for OrbView-3 if it fails prematurely. Permanent loss of OrbView-3 would materially and adversely affect our operations and financial condition, especially if it occurred before OrbView-5 launched.

Limited Life of Satellites — Satellites have limited design lives and are expensive to replace.

      Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Expected Design Life

OrbView-2	7 1/2 years (launched in August 1997)
OrbView-3	5 years (launched in June 2003)

      The expected design lives of these satellites are affected by a number of factors, including the quality of construction, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its expected design life. We expect the performance of each satellite to decline gradually near the end of its design life. Despite OrbView-2’s seven and a half year design life, we currently expect to continue commercial operations with OrbView-2 for up to ten years. However notwithstanding the ongoing successful operation of OrbView-2, we can offer no assurance that OrbView-2 will maintain its prescribed orbit or remain commercially operational past its design life.

      We anticipate using funds generated from operations to develop plans for follow-on high-resolution satellites, including OrbView-5. If we do not generate sufficient funds from operations, and if we are unable to obtain financing from outside sources, we will not be able to deploy OrbView-5 or other potential follow-on satellites to replace OrbView-3 at the end of its expected design life. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.

Insurance — Limited insurance may not cover all risks of loss.

      The terms governing our Senior Notes and Senior Subordinated Notes require us to maintain on-orbit operations insurance for OrbView-3 and OrbView-5. This insurance would not be sufficient to cover the cost of a replacement high-resolution satellite such as OrbView-3. We do not have any insurance coverage for the OrbView-2 satellite. We will also be required to obtain launch insurance for OrbView-5. We may find it difficult to insure certain risks, such as partial degradation of functionality of a satellite. Insurance market conditions or factors outside our control at the time we buy the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. These factors could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.

Competition — We may not successfully compete in the remote imaging industry.

      Our products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing and potential competitors for high-resolution satellite imagery include:

•	Space Imaging, which operates a high-resolution satellite with more advanced technical capabilities than OrbView-3; and

•	Digital Globe, which operates a high-resolution satellite with higher resolution than OrbView-3 and is currently developing two next generation satellites which will have more advanced technologies and capabilities than OrbView-3, one of which is planned to be in service by 2006, and the other of which we expect would go into service within a few months thereafter.

      The U.S. Government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. In addition, the U.S. Government will probably continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery.

      We believe we will have a competitive advantage because we expect to have sufficient pricing flexibility to be a low-price commercial provider within our targeted markets and applications due to what we believe is our lower cost of operations. But the low marginal cost of producing satellite imagery once a satellite is operating could cause adverse pricing pressure, decreased profits or even losses. Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. New technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, this competition could harm our business.

Potential Additional Capital Requirements — Our inability to fund potential additional capital requirements could delay satellite construction and deployment.

      We may need to raise additional capital if:

•	we do not enter into agreements with new customers, value-added resellers or distributors for high-resolution imagery in the time frames or on the terms that we anticipate;

•	we experience net operating deficits because we incur significant unanticipated expenses, such as costs for resolving satellite operational difficulties;

•	we have to modify all or part of our ground system designs to meet changed or unanticipated market, regulatory or technical requirements;

•	we decide to increase our value-added product development costs; or

•	we decide to further expand the number of satellites we own or to acquire additional imagery distribution rights through licensing arrangements or otherwise.

      If these or other events occur, we cannot assure you that we could raise additional capital on favorable terms or on a timely basis or at all.

Government Regulation — Failure to obtain regulatory approvals could result in service interruptions.

      Domestic. Our business generally requires licenses from the U.S. Department of Commerce (“DoC”) and the U.S. Federal Communications Commission (“FCC”). The DoC licenses provide that the U.S. Government can interrupt service during periods of national emergency. Actual or threatened interruptions could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high-resolution optical imagery. We have received such approval for those of our international customers as are currently operating. However, such reviews could delay or prohibit us from executing new international distributor agreements.

      Our renewal application for an experimental FCC license for OrbView-2 expires in October 2007. Our application with the FCC for a license to launch and operate OrbView-3 was granted in February 1999 and our applications to operate the associated ground systems were granted in May 1999. These licenses will expire in 10 years.

      Prior to commencing operations, we will need to obtain an FCC license for OrbView-5. We are in the process of preparing an application requesting such a license.

      International. All satellite systems operating internationally must follow general international regulations and the specific laws of the countries in which satellite imagery is downlinked.

      The FCC has undertaken the International Telecommunication Union coordination process on behalf of OrbView-3 and will do so for OrbView-5. Although no problems have been experienced to date, if the FCC failed to obtain the necessary coordination in a timely manner it could have a material adverse effect on our business, financial condition and results of operations.

      Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery directly from OrbView-2 and OrbView-3. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

      Export License. In connection with distributor agreements, we have in the past and may in the future supply our international customers with ground stations that enable these customers to downlink data directly from OrbView-3. Exporting these ground stations may require us to obtain export licenses from the DoC or the U.S. Department of State. If the DoC or the Department of State do not issue these export licenses, or if these licenses are significantly delayed, or if restrictions are imposed on these licenses, our financial condition and results of operations could be materially adversely affected.

Risks Associated with Distributors and Resellers — Foreign distributors and domestic value-added resellers may not expand commercial markets.

      We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from OrbView-3 and will rely on such foreign regional distributors for OrbView-5. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.

      We intend to rely on value-added resellers to develop, market and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell OrbView products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.

Risk Associated with International Operations — Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.

      We expect to derive substantial revenues from international sales of products and services. International operations are subject to certain risks, such as:

•	changes in domestic and foreign governmental regulations and licensing requirements;

•	deterioration of once-friendly relations between the United States and a particular foreign country;

•	increases in tariffs and taxes and other trade barriers; and

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars more expensive for foreign customers.

      These risks are beyond our control and could have a material adverse effect on our business.

Financing Change of Control Offer — We may not have the ability to raise the funds necessary to finance the change of control offer required by the senior note and senior subordinated note indentures.

      In the future, upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding Senior Notes and Senior Subordinated Notes at a price equal to 100% of the principal amount, plus accrued but unpaid interest thereon. It is possible that we will not have sufficient funds at the time of a change of control to make the required repurchases. If we are not able to make the required repurchases, we would be in default under the Senior Notes and the Senior Subordinated Note indenture.

Risks Related to the Rights Offering

Subscription Price — The subscription price determined for this offering is not an indication of our value or the value of our common stock.

      The subscription price was set by our Board of Directors at $10.00 per investment unit. The Board determined that the subscription price and other terms of the investment units should match the subscription price and other terms for the 3,250,000 investment units previously sold in a private transaction to the private investors. The price and terms for those investment units were determined by the Board in July 2004, when we entered into binding commitment letters with these known investors. Thus, the Board, with the assistance of our financial advisors, determined the price for the investment units and the exercise price of the warrants comprising a part of each investment unit at that time, based on the information available to us at that time. In developing our plan of financing, including the offering price of the investment units offered in the private sale to the private investors and in the rights offering and the terms of the warrants forming a part of those investment units, the Board considered a number of factors, including the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. In addition, the terms of the investment units were determined in part through arms-length negotiations with the private investors in connection with the private placement of the investment units.

      The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition; the book value of our assets; or any other established criteria for value, nor does the trading history of our common stock accurately predict its future market performance. Because of the manner in which we have established the subscription price, and because the investment units include both shares of common stock and warrants to purchase common stock (for which no market exists), the trading price of the common stock may be below the subscription price even at the closing of the rights offering. On February 10, 2005 the last reported sales price for our common stock on the Pink Sheets was $20.24 per share. You should not consider the subscription price an indication of our value or any assurance of future value.

No Revocation — Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, and you could be committed to buying shares above the prevailing market price, even if we decide to extend the expiration date of the subscription period.

      Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that eliminate your interest in investing in the investment units, including if the public trading market price of our common stock declines before the subscription rights expire, you will be required to purchase the investment units for which you subscribed.

      We may, in our discretion, extend the expiration date of the subscription period. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price — including during any potential extension of time — this may result in a loss on your investment upon the exercise of rights to acquire the investment units.

Risk Associated with Certificated Securities — You may have to wait to resell the shares and warrants you purchase in the rights offering.

      Until certificates are delivered, you may not be able to sell the shares of common stock and warrants that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received stock and warrant certificates. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. However, we cannot assure you that the market price of the common stock and warrants purchased pursuant to the exercise of rights will not decline, including in the case of shares of common stock, a decline below the subscription price, before we are able to deliver your certificates. For shares and warrants purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

Risk Associated with Payment by Check — If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase investment units in this rights offering.

      Any personal check used to pay for investment units to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for investment units by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the investment units you attempted to purchase and you will lose the value of your subscription rights.

Risk Associated with Deposit of Subscription Funds — You will not receive interest on subscription funds, including any funds ultimately returned to you.

      You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this offering. In addition, if we cancel the rights offering, or if you exercise your oversubscription privilege and are not allocated all the investment units for which you over-subscribed, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

USE OF PROCEEDS

      We expect to receive total gross proceeds of approximately $32.5 million from this rights offering and, if necessary, the purchase of investment units by the private investors who have agreed to backstop the sale of 3,250,000 investment units in the rights offering on a firm commitment basis. After related offering expenses, which we estimate will approximate $140,000, we expect that our net proceeds will be approximately $32.4 million. We intend to use the net proceeds from this offering, together with $32.5 million already raised in the private placement of investment units to the private investors, approximately $45 million in cash flows from our existing operations, $155 million of senior subordinated indebtedness to be raised in the future, and approximately $237 million as cost sharing from NGA (over the course of the project, subject to various milestones) to meet our project costs (including financing and launch insurance costs) to bring the OrbView-5 satellite into service. We may in the future obtain debt commitments to replace the existing commitments for $155 million of senior subordinated indebtedness referred to in the previous sentence, and such new commitments could include a refinancing of our currently outstanding senior notes and senior subordinated notes.

PRICE RANGE OF COMMON STOCK,

DIVIDENDS AND RELATED STOCKHOLDER MATTERS

Market Information

      We emerged from Chapter 11 bankruptcy on December 31, 2003. Prior to that time there was no established trading market for our common stock. Although beginning in January 2004, our common stock has traded over-the-counter and sales have been reported on the “Pink Sheets” service provided by Pink Sheets LLC under the symbol “ORBM,” there continues to be no established trading market for our common stock.

Holders

      As of the date of this prospectus, there are 110 holders of record of the common stock, including employees who hold “restricted shares.”

Dividends

      During the past two fiscal years and through September 30, 2004, we have not made or declared any cash dividends on our common equity. Under the instruments governing our senior notes and senior subordinated notes, we are prohibited from paying dividends until the principal amount of all such notes have been repaid. These restrictions are more fully discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Cash Flows”.

Equity Compensation Plans

      The following table sets forth information regarding shares of common stock authorized for issuance pursuant to our 2003 Employee Stock Incentive Plan and 2004 Non-Employee Director Stock Incentive Plan. As of the date of this Prospectus, there are no other shares of common stock subject to issuance pursuant to any equity compensation plan.

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued upon	Exercise Price of	Future Issuance under
	Exercise of	Outstanding	Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by securityholders(1)	N/A	N/A	N/A
Equity compensation plans not approved by securityholders(1)	0	0	129,927

Total	0	0	129,927

(1)	The 2003 Employee Stock Incentive Plan was approved as part of our Plan of Reorganization in our Chapter 11 bankruptcy case, by the U.S. Bankruptcy Court for the Eastern District of Virginia. The Plan of Reorganization was approved by a majority of the holders of claims in our Chapter 11 case. On December 31, 2003, such holders received substantially all of the then outstanding common stock of ORBIMAGE as part of our Plan of Reorganization.

      As soon as practicable, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued and reserved for future issuance under the 2003 Employee Stock Incentive Plan and the 2004 Non-Employee Director Stock Incentive Plan. Based on the number of shares reserved for issuance as of December 31, 2004, this registration statement would cover approximately 129,927 shares. That registration statement will automatically become effective upon filing. Accordingly, shares issued upon the exercise of stock options granted under our 2003 Employee Stock Incentive Plan and 2004 Non-Employee Director Stock Incentive Plan will be eligible for resale in the public market from time to time, subject to vesting restrictions.

CAPITALIZATION

      The following table sets forth our summary capitalization as of September 30, 2004, and our summary capitalization as of September 30, 2004 as adjusted to reflect the sale of 3,250,000 shares of our common stock in a private placement on November 16, 2004, the exercise of 3,250,000 warrants issued to such investors in such private placement and of the 1,000,000 warrants issued to the private investors as consideration for their backstop commitments, and certain other issuances of common stock, and as further adjusted to reflect the sale of 3,258,406 investment units, including the issuance of 3,258,406 shares of our common stock (the maximum number of shares offered) in this rights offering (including to the private investors pursuant to their the backstop commitments, if necessary) at an offering price of $10.00 per investment unit, and the receipt of the estimated net proceeds therefrom after deducting estimated offering expenses of approximately $140,000.

	As at September 30, 2004

		As	As Further
	Actual	Adjusted(1)	Adjusted(2)

	(In thousands)
Cash and cash equivalents	$12,751	$85,517	$117,963

Indebtedness:
Senior notes due 2008	$22,220	$22,220	$22,220
Senior subordinated notes due 2008	60,015	60,015	60,015

Total debt	82,235	82,235	82,235
Stockholders’ equity:
Common stock, par value $0.01 per share, 25,000,000 shares authorized	65	142	175
Additional paid-in capital	79,822	154,864	187,277
Unearned compensation	(3,050)	(3,050)	(3,050)
Accumulated deficit	(18,957)	(18,957)	(18,957)

Total stockholders’ equity	57,880	132,999	165,445

Total capitalization	$140,115	$215,234	$247,680

(1)	Includes (i) 3.25 million shares issued in the private placement net of issuance costs, (ii) 155,000 shares issued to certain investors as payment for their commitment to purchase $155 million of senior subordinated indebtedness to be raised in the future, (iii) other share issuances since September 30, 2004 made under the Employee Stock Incentive Plan, and (iv) the exercise of 4.25 million warrants.

(2)	Assumes that all units in the rights offering will be purchased without the need for the private investors to purchase investment units pursuant to their backstop commitments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

      In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of the Predecessor Company for the years ended December 31, 2003 and prior generally will not be comparable to those of the Successor Company. In this Prospectus, references to the periods ended December 31, 2003 and prior refer to the Predecessor Company, and the financial position as of December 31, 2003 and the periods ended subsequent to December 31, 2003 are reported as Successor Company.

      The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Prospectus.

						Predecessor	Successor
	Predecessor Company					Company	Company

						Nine Months Ended
	Years Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$18,587	$24,123	$18,755	$15,552	$9,219	$4,125	$20,650
Direct expenses	21,212	26,696	17,311	10,498	10,697	5,416	24,997
Gross profit (loss)	(2,625)	(2,573)	1,444	5,054	(1,478)	(1,291)	(4,347)
Selling, general and administrative expenses	10,362	9,216	9,502	4,060	4,744	3,324	7,127
Asset losses and impairment charges	—	—	138,040	5,115	18,205	—	—
Loss from operations	(12,987)	(11,789)	(146,098)	(4,121)	(24,427)	(4,615)	(11,474)
Interest expense (income), net	(2,636)	(2,160)	30,948	8,085	1,303	648	7,484
Reorganization items, net	—	—	—	(18,396)	110,019	(5,117)	—
Income (loss) before benefit for income taxes	(10,351)	(9,629)	(177,046)	(30,602)	84,289	(10,380)	(18,957)
Benefit for income taxes	(3,629)	(77)	—	—	—	—	—
Net earnings (loss)	$(6,722)	$(9,552)	$(177,046)	$(30,602)	$84,289	$(10,380)	$(18,957)
Earnings/(loss) per diluted share	$(0.79)	$(0.96)	$(7.18)	$(1.26)	$1.73	$(0.41)	$(2.97)

						Predecessor	Successor
	Predecessor Company					Company	Company

						Nine Months Ended
	Years Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)

	(In thousands, except per share data)
Other Data:
Cash flows from operating activities	$(10,533)	$(7,298)	$(1,667)	$(5,118)	$(2,987)	$(3,706)	$(594)
Cash flows from investing activities	(77,668)	6,589	10,922	(1,990)	(9,118)	(17,996)	(1,060)
Cash flows from financing activities	67,974	—	—	—	20,217	20,217	—
Capital expenditures	92,388	38,445	22,916	1,990	21,402	19,951	1,060
Depreciation and amortization expense	14,258	14,923	13,821	6,454	3,356	2,488	18,117
Interest expense paid in kind	—	—	—	—	1,403	648	7,559

	Predecessor Company				Successor Company

	December 31,
					December 31,	September 30,
	1999	2000	2001	2002	2003	2004

					(Unaudited)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,855	$4,146	$13,401	$6,293	$14,405	$12,751
Available-for-sale securities	32,407	—	—	—	—	—
Total assets	359,838	343,829	191,475	136,578	153,319	145,472
Long-term obligations(1)	214,575	216,154	217,829	225,000	73,115	82,235
Preferred stock subject to repurchase	91,563	106,103	110,039	111,150	—	—
Stockholders’ equity (deficit)	14,671	(9,237)	(190,186)	(221,894)	74,810	57,880

(1)	Net of debt discount for the years ended December 31, 1999, 2000 and 2001.

PRO FORMA INFORMATION

      The following table sets forth such unaudited condensed results of operations for the year ended December 31, 2003 as if our emergence from Chapter 11 had occurred on January 1, 2003. Our unaudited pro forma results of operations should be read in conjunction with the Company’s historical financial statements and notes thereto included elsewhere in this prospectus.

	Actual	Adjustments		As Adjusted

	(In thousands)
Revenues	$9,219	$—		$9,219
Operating expenses	10,697	—		10,697

Gross loss	(1,478)	—		(1,478)
Selling, general and administrative expenses	4,744	—		4,744
Asset losses and impairment charges	18,205	—		18,205

Loss from operations	(24,427)	—		(24,427)
Interest expense, net	1,303	7,575	(1)	8,878

Loss before reorganization items and provision (benefit) for income taxes	(25,730)	(7,575)		(33,305)
Reorganization items:
Gain on debt discharge	(116,056)	116,056	(2)	—
Professional fees	6,067	(6,067	)(2)	—
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	(30)	30	(1)	—

Loss before provision (benefit) for income taxes	84,289	(117,594)		(33,305)
Provision (benefit) for income taxes	—	—	(3)	—

Net earnings (loss)	$84,289	$(117,594)		$(33,305)

(1)	To reflect interest expense incurred on the restructured Senior Subordinated Notes as if the Notes were restructured on December 31, 2002, net of interest income that was earned during 2003 and recorded as reorganization items.

(2)	To eliminate reorganization items that would not have been incurred in 2003 had the emergence from Chapter 11 taken effect on December 31, 2002.

(3)	The adjustments reflected herein do not result in additional provision (benefit) for income taxes as they are not considered to affect the realization of existing deferred tax assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” and our audited and unaudited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

Overview

      ORBIMAGE Inc. (“ORBIMAGE,” the “Company” or the “Successor Company”) operates two satellites that collect, process and distribute digital imagery of the Earth’s surface, atmosphere and weather conditions. In addition to the OrbView-3 and OrbView-2 satellites, our satellite system also includes a U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery from the satellites. We own the OrbView-3 satellite and have a license to operate and control the OrbView-2 satellite that we acquired from Orbital Sciences Corporation (“Orbital Sciences”), our former corporate parent. In addition, we maintain an image processing and production center at our headquarters in Dulles, Virginia, and an advanced image processing and geospatial information technology development and production center in St. Louis, Missouri. We also are constructing a next-generation high-resolution imagery satellite, which we have designated OrbView-5. OrbView-5 is currently scheduled to be launched in the first quarter of 2007.

      Our principal sources of revenue are the sale of satellite imagery to customers and regional distributors, and processing and production of imagery and geospatial information. As our business expands, we plan to also derive revenues from the use of value-added resellers. We have entered into several long-term sales contracts to provide imagery products and, in certain circumstances, we will be entitled to receive contractual payments in advance of product delivery. We will initially record deferred revenue for the total amount of the advance payments under these contracts and recognize revenue over the contractual delivery period.

      Our direct expenses include the costs of operating and depreciating the OrbView-3 satellite, the OrbView-2 license and the related ground systems, as well as construction costs related to distributor-owned ground stations. Labor expenses and depreciation represent the largest component of our direct expenses.

      We have incurred losses from operations since our inception and have generated only limited revenues from the operations of OrbView-2 and our image processing business. We began generating revenues from OrbView-3 in the first quarter of 2004. At the end of the first quarter of 2004, we commenced OrbView-3 operations for the U.S. Government, our largest customer. Our operations in the second and third quarters of 2004, (our first two quarters of full operations) have resulted in average quarterly revenues of $9 million and gross profit near break-even. We anticipate that gross profit would be positive once quarterly revenues exceed $10 million. As discussed in more detail below, in April 2004, NGA announced a request for proposals under its NextView Second Vendor program for a second provider of next generation high-resolution satellite imagery (a competitor received the first NextView award in 2003). Because of the significance of the contract to the future of our industry, we decided to focus on our current operations and actively pursue a NextView contract award, temporarily suspending the active pursuit of potential new customers. On September 30, 2004, NGA announced that the Company had been awarded a contract under this NextView Second Vendor program to construct, launch and operate a new satellite, which we have named OrbView-5. With the NextView effort completed, we are now actively pursuing potential customers, particularly those in foreign markets. As a result, we believe that our revenues and operating profit in future quarters will continue at similar levels that have occurred since the commencement of OrbView-3 operations until new customers are signed up and brought into service, which we anticipate will begin in the second half of 2005.

      Chapter 11 Reorganization. On April 5, 2002, Orbital Imaging Corporation (the “Predecessor Company”), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Eastern District of

Virginia (the “Bankruptcy Court”). The Predecessor Company continued business operations as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11 and orders of the Bankruptcy Court.

      On February 11, 2003, the Predecessor Company signed a Settlement Agreement with the Creditors’ Committee and Orbital Sciences to facilitate the Predecessor Company’s emergence from its Chapter 11 reorganization proceeding. Under the Settlement Agreement, the Predecessor Company agreed to suspend its pending litigation with Orbital Sciences in exchange for additional working capital and other consideration to be provided by Orbital Sciences. The Settlement Agreement provided for mutual releases of all claims among the parties, including the Predecessor Company and a significant majority of its bondholders and preferred stockholders, Orbital Sciences, and certain officers/ directors of Orbital Sciences. The releases became effective upon launch of the OrbView-3 satellite by Orbital Sciences and payment by Orbital Sciences of $2.5 million to the Predecessor Company (the “Orbital Sciences Payment”). In exchange, Orbital Sciences received new notes that were equal to the Orbital Sciences Payment and ranked pari passu with the new notes to be issued to the Predecessor Company’s pre-bankruptcy unsecured creditors. As part of the Settlement Agreement, if OrbView-3 was not launched by April 30, 2003 or on-orbit check out was not successfully completed by July 31, 2003, Orbital Sciences would pay the Predecessor Company delay penalties. Orbital Sciences also agreed to defer certain payment obligations of the Predecessor Company and to forgive others, the details of which are discussed in Note 5 below. The Predecessor Company obtained formal approval of the Settlement Agreement from the Bankruptcy Court on February 19, 2003.

      On September 15, 2003, the Predecessor Company filed its Fourth Amended Plan of Reorganization (the “Plan”) and Fourth Amended Disclosure Statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on October 24, 2003. The Successor Company, ORBIMAGE Inc., officially emerged from bankruptcy protection effective December 31, 2003. As part of the final reorganization, on December 31, 2003, all existing notes and shares of capital stock of the Predecessor Company were cancelled. Holders of the Predecessor Company’s old notes and the Predecessor Company’s general unsecured creditors received $50 million in new Senior Subordinated Notes due 2008 and 6 million shares of common stock, representing approximately 99 percent of the outstanding capital stock of ORBIMAGE. Holders of certain debt obligations incurred during the Company’s bankruptcy received approximately $19 million in new Senior Notes due 2008. Additionally, holders of the Company’s Series A Preferred Stock received warrants to purchase up to approximately 319,000 shares of common stock of ORBIMAGE at an exercise price of $28.22 per share.

      In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Such fair values represent our best estimates based on independent valuations. These valuations were based on a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the valuations will be realized, and the actual results could vary significantly. The reported historical financial statements of the Predecessor Company for the years ended December 31, 2003 and prior will not be comparable to those of the Successor Company.

      As of April 5, 2002, the date of the Predecessor Company’s voluntary petition for reorganization under Chapter 11, the Predecessor Company adopted the financial reporting and accounting policies required for companies operating pursuant to Chapter 11 as prescribed in SOP 90-7. In accordance with SOP 90-7, we have classified in the accompanying balance sheet as of December 31, 2002 liabilities subject to compromise separately from those that are not subject to compromise. We have reported revenues, expenses, gains and losses relating to the reorganization separately in the accompanying statement of operations for the years ended December 31, 2003 and 2002, respectively.

      As a general rule, all of the Predecessor Company’s contracts and leases continued in effect in accordance with their terms, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provided the Predecessor Company with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to its business operations. Certain executory contracts were rejected by the Predecessor Company during the course of the bankruptcy proceedings.

      NextView Program. The U.S. Government, through the National Geospatial-Intelligence Agency (“NGA”), announced in March 2003 that it intended to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites by two providers. This program is known as NextView. The first NextView award was made to Digital Globe, a competitor of the Company, in September 2003. The Company made an initial bid for that award as a prime contractor teamed with Ball Aerospace, but withdrew its bid when Ball Aerospace elected to support the Digital Globe bid on an exclusive basis.

      NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program will allow NGA to have two separate providers of next generation high-resolution satellite imagery, rather than just Digital Globe under the original award. On September 30, 2004, NGA announced that the Company had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract the Company has with NGA, NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones.

      The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007. The Company intends to purchase launch insurance and on-orbit insurance to cover the replacement cost of the satellite in the event of a lunch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium would cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite through September 30, 2008. NGA would have the first right to order images from the satellite, which would utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.

      The Company believes that when it is launched and placed into service, the OrbView-5 satellite will be the most modern, high-capacity, high-resolution commercial imaging satellite in the world. OrbView-5 will be designed for less than 0.5 meter resolution, panchromatic (black and white) images, and less than 2.0 meter resolution, multi-spectral (color) images, with the capability to take images across 700,000 square kilometers of the earth’s surface every day.

Industry and Business Considerations

      As a government contractor, we are subject to U.S. Government oversight. The government may inquire about and investigate our business practices and audit our compliance with applicable rules and regulations. The government could make claims against us if the results of such audits or investigations warrant such action. Under government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended from bidding on or being awarded new government contracts for a period of time or debarment for a period of time. We are not aware of any such audits or investigations against us at this time. We are also exposed to risks associated with U.S. government contracting such as technological uncertainties and obsolescence, and dependence on Congressional appropriation and allotment of funds each year. The nature of our products and services exposes us to certain risks associated with state of the art technologies such as delays, cost growth and product failure.

      The nature of our international business also makes us subject to the export control regulations of the U.S. Department of Commerce. If these regulations are violated, it could result in monetary penalties and denial of export privileges. We are currently not aware of any violations of export control regulations which could have a material adverse effect on our business or our financial position.

Critical Accounting Policies

      We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments.

      Revenue Recognition and Contract Accounting. ORBIMAGE’s principal source of revenue is the sale of satellite imagery to customers, value added resellers and distributors. Such sales often require us to provide imagery over the term of multi-year sales contracts. Accordingly, we recognize revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue is recorded when payments are received in advance of the delivery of imagery.

      A portion of our business is derived from long-term fixed-price contracts with the U.S. Government and commercial customers. Revenue under these contracts is recognized using the percentage of completion method of accounting. Such revenues are recorded based on the percentage of costs incurred in the applicable reporting period as compared to the most recent estimates of costs to complete each project. These incurred costs approximate the output of deliverables to our customers. Estimating future costs and, therefore, revenues and profits, is a process requiring a high degree of management judgment. Management bases its estimate on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Costs to complete include, when appropriate, labor, subcontracting costs and materials, as well as an allocation of indirect costs. Reviews of the status of contracts are performed through periodic contract status and performance reviews. In the event of a change in total estimated contract cost or profit, the cumulative effect of such change is recorded in the period in which the change in estimate occurs.

      Prior to the launch of OrbView-4 in 2001, the Predecessor Company derived a significant amount of its revenues from the construction of ground stations built to downlink imagery directly from OrbView-3 and OrbView-4 to our customers. Our estimates for completion of construction were adversely affected by significant manufacturing delays for both satellites. In 2001, the Predecessor Company recorded a $1.1 million charge to earnings to reflect the effect of these delays on the completion of the ground stations. The Predecessor Company ultimately suspended work on the ground stations due to the launch failure of OrbView-4 in September 2001. Ground station construction activity was restarted after the successful launch of OrbView-3 in June 2003, and was substantially completed in December 2003 without further increases in costs. ORBIMAGE has not incurred any material changes in estimates on its imagery and image processing contracts with the U.S. Government.

      Certain of our contracts with NGA consist of multiple elements. For contracts consisting of multiple elements, we identify these elements and consider whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control. We evaluate such contracts to ensure that, for purposes of determining standalone value, performance of any one element of the contract is not directly contingent on performance of the other contract elements. Revenue recognition may be impacted if nonperformance of one contract element causes the customer to terminate the other element(s). Such contracts are also subject to, among other things, termination rights, refunds of payments due to unsatisfactory performance and uncertainty regarding availability of future funding.

      Receivables. A significant amount of judgment is required by management in estimating the reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We regularly monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collection of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer’s financial status or the receivable is collected, revenue is recorded at that time. While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.

      Long-Lived Assets. In assessing the recoverability of our satellites, fixed assets and other long-lived assets, we evaluate the recoverability of those assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that certain long-lived fixed assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things, changes in estimates of the useful lives of the assets (e.g., degradation in the quality of images downloaded from the satellite), changes in estimates of our ability to operate the assets at expected levels (e.g., due to intermittent loss of satellite transmissions) and by the loss of one or several significant customer contracts.

      Goodwill. We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In assessing the recoverability of goodwill and other intangibles, we must make assumptions regarding the estimated future cash flows and other factors (such as changes in discount rates, changes and updates to our five-year business plan and industry projections and analyses) to determine the fair value of the respective assets. Estimates of future cash flows may be affected by such factors as the reporting unit’s past performance in providing products and services, the status of contract funding and the existence of options to extend the contract and the probability of exercising such options. Should the fair value of the reporting unit exceed its carrying amount, we would then allocate the calculated fair value to the assets and liabilities of the reporting unit (including goodwill). Any calculated impairment loss would be recognized if the carrying amount of goodwill exceeds the implied fair value. If and when these circumstances or their related assumptions change in the future, the Company may be required to record impairment charges for these assets. An impairment test was performed on recorded goodwill and it was determined that no impairment existed at December 31, 2003 and 2002. Additionally, we recorded $28.5 million of goodwill based on an independent enterprise valuation as part of the Fresh-Start accounting.

Results of Operations

      As discussed above, the Company emerged from bankruptcy protection and adopted fresh-start accounting effective December 31, 2003. References to “Predecessor Company” refer to the Company prior to December 31, 2003. References to “Successor Company” refer to the Company on and after December 31, 2003, after giving effect to the cancellation of the then-existing common stock and the issuance of new securities in accordance with the Plan of Reorganization and application of fresh-start reporting. As a result of the fresh-start reporting, the Successor Company’s financial statements are not comparable with the Predecessor Company’s financial statements.

      Revenues. Revenues for the nine months ended September 30, 2004 were approximately $20.7 million, a significant increase compared to $4.1 million in the same period in 2003. The increase in 2004 revenues was primarily due to the commencement of OrbView-3 operations for the U.S. Government and our major international customers. Revenues generated from OrbView-3 products and services were approximately $14.5 million in 2004.

      Revenues for the years ended December 31, 2003, 2002 and 2001 were $9.2 million, $15.6 million and $18.8 million, respectively. Revenues for 2003 decreased by approximately $6.3 million, or 41 percent, as compared to 2002 due to the conclusion in October 2002 of a five-year, $43 million contract with the National Aeronautics and Space Administration (“NASA”) to provide OrbView-2 imagery. The Predecessor Company recognized revenues of $7.4 million under this contract in 2002. Upon conclusion of this contract, the Predecessor Company signed a new contract with NASA to provide OrbView-2 imagery in 2003 for $1.1 million. This contract expired in December 2003, but was extended by both parties to December 2004 under the same terms and conditions. The Predecessor Company also recognized $2.8 million of lower revenues in 2003 from image processing activities as compared to the prior year due to delays in U.S. government contract awards. These decreases were offset by approximately $3.4 million of 2003 revenues associated with the completion of the construction of a ground station for our regional distributor in Japan after the successful launch of the OrbView-3 satellite. Revenues for 2002 decreased by $3.2 million, or 17 percent, as compared to 2001 primarily due to the absence of a full year of revenues recognized in 2002 on the aforementioned NASA contract and because of the interruption of work on long-term construction contracts for ground stations as a result of the OrbView-4 satellite launch failure in September 2001.

      In February 2004, the OrbView-3 satellite commenced regular operations for its regional distributor in Japan. In March 2004, we were awarded a contract to supply NGA with imagery and value-added products from the OrbView-3 satellite. NGA’s ClearView award provides us with guaranteed minimum revenues of $27.5 million over two years, of which approximately $10.5 million and $12 million represent minimum commitments to purchase imagery in years one and two, respectively. The contract also provides for NGA to reimburse approximately $5 million for infrastructure costs we incurred to provide the required imagery. In June 2004, we received a task order to provide $6.4 million of production services to NGA under the ClearView program during the first year of the contract.

      Direct Expenses. Direct expenses include the costs of operating and depreciating the OrbView-2 license and the related ground stations and construction costs related to the OrbView-3 distributor-owned ground stations. Direct expenses for the nine months ended September 30, 2004 were approximately $25.0 million, a significant increase from 2003 direct expenses of $5.4 million. In the first quarter of 2004, we commenced recording depreciation expense on the OrbView-3 satellite and related ground station assets. Total depreciation expense recorded for these assets in the first nine months of 2004 was approximately $13.6 million. Of the remaining increase in 2004 to direct expenses, approximately $3.0 million resulted principally from increased staffing requirements in connection with the commencement of service to our OrbView-3 customers in the U.S. and overseas and $2.5 million resulted from increases in materials and other direct costs associated with OrbView-3 operations that commenced in 2004.

      Direct expenses for the years ended December 31, 2003, 2002 and 2001 were $10.7 million, $10.5 million and $17.3 million, respectively. Direct expenses for 2003 increased by $0.2 million, or two percent, from the comparable 2002 amount. Increased costs from subcontractor activities associated with the completion of a ground station construction contract of $2.7 million and increased costs resulting from the commencement of OrbView-3 operations of $1.1 million were offset by reduced depreciation expense of $2.7 million resulting from the write-down of the value of the OrbView-2 satellite and from a reduction in imagery production activities of $1.1 million. This write down was taken in 2002 because of the decrease in OrbView-2 revenues derived from the NASA contract. Direct expenses in 2002 decreased by $6.8 million, or 39 percent, as compared to 2001. This decrease resulted from lower depreciation expense in 2002 due to an impairment charge taken on the OrbView-2 satellite and related ground station assets in 2001, which lowered 2002 depreciation expense by approximately $4.4 million. The remaining decrease consisted of a $1.3 million decrease in costs incurred in 2002 and a charge of $1.1 million associated with the interruption of construction on the ground station construction projects resulting from the September 2001 OrbView-4 launch failure.

      Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of ORBIMAGE. SG&A expenses were approximately $7.1 million for the nine months ended September 30, 2004, which is more than double the $3.3 million recorded for the 2003 period. Approximately $2.0 million of this variance resulted from the amortization of deferred compensation associated with stock awards granted to employees. The remaining variance consisted of an increase in labor costs of $0.8 million and an increase of $0.9 million resulting from expenses associated with the commencement of OrbView-3 business operations in 2004.

      SG&A expenses for the years ended December 31, 2003, 2002 and 2001 were $4.7 million, $4.1 million and $9.5 million, respectively. SG&A expenses increased in 2003 by $0.6 million, or 15 percent, as compared to 2002 as a result of increased OrbView-3 sales and marketing activities after the successful launch. SG&A expenses in 2002 decreased by $5.4 million, or 57 percent, as compared to 2001. Effective April 5, 2002, the date the Predecessor Company filed for bankruptcy protection, the Predecessor Company classified legal and advisors fees incurred for restructuring activities as reorganization items in accordance with SOP 90-7. Legal and advisor fees incurred prior to that date were classified as SG&A expenses. In 2001, the Predecessor Company incurred approximately $4.2 million of legal and advisors fees. The remaining decrease resulted principally from the implementation of cost reduction activities after the OrbView-4 launch failure, including labor related reductions of $0.4 million.

      System Depreciation. Depreciation of the capitalized costs begins when the satellites and related ground systems are placed into service. Depreciation and amortization are recognized using the straight-line method. We are amortizing the cost of the OrbView-2 license over the seven and one-half year design life of the OrbView-2 satellite which will end in the second quarter of 2005. We began depreciating the cost of OrbView-3 over its five-year design life in February 2004 when we commenced OrbView-3 business operations. We depreciate the ground systems assets over the estimated lives of the related satellite assets. Total annual depreciation for the OrbView-3 system is approximately $20.2 million.

      Asset Losses and Impairment Charges. On September 12, 2003, the Predecessor Company signed a settlement agreement with MDA concerning its remaining marketing rights in the long-delayed Canadian RadarSat-2 satellite program. The Predecessor Company had originally paid $30 million to MDA to acquire an exclusive territorial license to distribute and sell RadarSat-2 imagery in North America (except Canada), and was obligated to pay an additional $10 million to MDA as final payment prior to the Chapter 11 filing. Under the terms of the settlement agreement, the Predecessor Company received $10 million from MDA on October 1, 2003 and $1 million on October 1, 2004 and will receive an additional payment of $1 million on October 1, 2005. If MDA were to default in making such payment, interest would accrue on the unpaid principal amount at the default rate of 18 percent per annum compounded quarterly. In exchange, the Predecessor Company agreed to end its dispute with MDA and return its limited licenses in RadarSat-2 back to MDA, the prime contractor for the program. The Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million in 2003.

      In 2002, due to the continued effect of terrorism activities on Federal funding for scientific imagery applications, the Predecessor Company evaluated the recoverability of the OrbView-2 satellite pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the carrying value of the satellite and related ground station assets were adjusted to their most likely estimated fair values based on anticipated future discounted cash flows, resulting in a non-cash impairment charge of $5.1 million for the year ended December 31, 2002.

      On September 21, 2001, the OrbView-4 satellite suffered a launch failure and did not achieve its intended orbit. Accordingly, the Predecessor Company wrote off the value of OrbView-4 as well as the portion of the ground station assets that were directly related to the operation of OrbView-4. The Predecessor Company wrote off $144.2 million for OrbView-4 and an additional $10.5 million for the related ground station assets. These losses were offset by proceeds from insurance of $63.1 million. The Predecessor Company had purchased insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-4 prior to launch. Also in 2001, due to continued delays in the completion of OrbView-3 and RadarSat-2, the entry of competitors in markets served by the Predecessor Company and the effect of terrorism activities on Federal funding for scientific imagery applications, the Predecessor Company evaluated the recoverability of its remaining satellites and ground station assets pursuant to SFAS No. 144. Accordingly, the carrying value of the satellites and related ground station assets were adjusted to their most likely estimated fair values based on anticipated future discounted cash flows, resulting in a non-cash impairment charge of $46.5 million for the year ended December 31, 2001.

      Interest Expense, net. We recorded net interest expense of approximately $7.5 million during the nine months ended September 30, 2004, which represents interest incurred on the Senior Notes and Senior Subordinated Notes. Both the Senior Notes and the Senior Subordinated Notes initially bear interest payable in kind at an annual rate of 13.625% through December 31, 2004. Beginning on January 1, 2005, the Senior Notes and Senior Subordinated Notes shall bear interest at an annual rate of 11.625%, payable in cash on a semiannual basis. Interest payable in kind on the Senior Notes and Senior Subordinated Notes is expected to be approximately $10.6 million in 2004. The Predecessor Company recognized interest expense of $0.6 million for the nine months ended September 30, 2003, which represented interest expense on debt incurred for the purchase of insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3. This insurance loan is discussed in detail in the Liquidity and Cash Flows section below. The total amount borrowed was approximately $17.8 million. Interest accrued on the Insurance Loan at an annual rate of 13.625% and was added to the principal balance. The Predecessor Company did not recognize interest on its Senior Notes because it was operating under bankruptcy protection. Contractual interest expense for the Predecessor Company was $20.2 million for the nine months ended September 31, 2003.

      The Predecessor Company recorded net interest expense of $1.3 million, $8.1 million, and $30.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Net interest expense was incurred by the Predecessor Company in 2003 with respect to debt incurred to purchase insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3 as discussed above. This loan was converted to New Senior Notes on the effective date of the emergence from Chapter 11. Net interest expense in 2002 and 2001 represent interest obligations incurred under the Predecessor Company’s Senior Notes. The Predecessor Company ceased recognizing interest expense on April 5, 2002, the date the Predecessor Company filed under Chapter 11. If the Predecessor Company had recorded interest expense during the Chapter 11 period, interest expense for the years ended December 31, 2003 and 2002 would have increased by approximately $28.0 million and $22.0 million, respectively.

      Reorganization Items. In accordance with SOP 90-7, reorganization items have been segregated from continuing operations in the Statement of Operations. The largest component of reorganization items for 2003 is a gain of $104.8 million that was recorded on the discharge of the Predecessor Company’s old Senior Notes as discussed above. Reorganization items incurred during 2003 and 2002 also include legal and advisory fees incurred in conjunction with the Chapter 11 process of $6.1 million and $7.2 million, respectively.

      Benefit for Income Taxes. No income tax benefit was recorded for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 due to uncertainty regarding sufficiency of taxable income in future periods. As of December 31, 2003, we had net operating loss carryforwards totaling approximately $132 million, which expire beginning in 2021. Such net operating loss carryforwards are subject to certain limitations and other restrictions.

      Backlog. Total negotiated backlog was $276.5 million at September 30, 2004 and $55.4 million at December 31, 2003. This amount included both funded backlog (unfilled firm orders for our products and services for which funding has been both authorized and appropriated by the customer) and unfunded backlog (firm orders for which funding has not yet been appropriated). The contracts are generally for terms of up to four years, and the customers have options to renew. Negotiated backlog does not include unexercised options or task orders to be issued under indefinite-delivery/indefinite quantity (“IDIQ”) type contracts. Total funded backlog was $40.8 million at September 30, 2004 and $33.2 million at December 31, 2003. The increase in backlog during 2004 resulted from the award by NGA of the ClearView imagery and value-added products contract and the NextView Second Vendor contract discussed above.

Liquidity and Cash Flows

      Net cash used for operating activities was approximately $0.6 million and $3.7 million during the nine months ended September 30, 2004 and 2003, respectively. The decrease in cash used in operating activities is primarily attributable to the generation of cash resulting from the commencement of OrbView-3 operations in 2004 and from payments made in 2003 to professional advisors in connection with the Predecessor Company’s restructuring activities of $2.7 million.

      Net cash used for operating activities was $3.0 million in 2003, $5.1 million in 2002 and $1.7 million in 2001. Net loss, after adjustments for non-cash items such as depreciation, amortization, impairment charges and the gain on debt extinguishment, was $10.2 million in 2003, $7.8 million in 2002 and $25.2 million in 2001. Changes in working capital provided cash of $5.8 million in 2003, $2.7 million in 2002 and $23.5 million in 2001. In 2003, the most significant source of operating cash was an $8.5 million payment received for completion of the distributor ground station in Japan. In 2002, the Predecessor Company used $34.3 million of restricted cash from insurance proceeds to repay accrued interest to the Predecessor Company’s senior note holders. The largest working capital change in 2001 was the accrual of interest on the senior notes.

      Investing activities used cash of approximately $1.1 million and $18.0 million for the nine months ended September 30, 2004 and 2003, respectively. Most of the 2004 expenditures represent internal salary and related costs as well as external costs associated with the in-orbit checkout of OrbView-3 and related systems. In 2003, the Predecessor Company used $21.4 million for capital expenditures, $15.6 million of which was used to purchase launch insurance for OrbView-3. Offsetting those expenditures was the receipt of $2.0 million of launch delay penalties paid to the Predecessor Company by Orbital Sciences as a result of delays in launch and check-out of the OrbView-3 satellite.

      Investing activities used cash of approximately $9.1 million in 2003 and $2.0 million in 2002 and provided cash of $10.9 million in 2001. In 2003, the Predecessor Company used $21.4 million for capital expenditures, $15.6 million of which was used to purchase launch insurance for OrbView-3. Offsetting those expenditures was the receipt of $10 million from MDA for the sale of the territorial license to distribute and sell RadarSat-2 imagery and $2.3 million of launch delay payments paid to the Predecessor Company by Orbital Sciences as a result of delays in launch and check-out of the OrbView-3 satellite. In 2001, the Predecessor Company made capital expenditures of $22.9 million, of which $18.5 million represented capitalized launch insurance premiums for OrbView-4. These expenditures were more than offset by the receipt of $28.8 million of insurance proceeds from the OrbView-4 launch failure and from $5 million of launch delay payments from Orbital. ORBIMAGE expects to spend approximately

$1.5 million on capital expenditures through the end of 2004 for infrastructure work related to performance on existing contracts. In addition, under our existing contract with Orbital Sciences, we could be obligated to spend up to $5 million in on-orbit incentives for OrbView-3 payable over a four-year period beginning in 2005.

      ORBIMAGE neither received nor used cash for financing activities during the first nine months of 2004. Net cash provided by financing activities for the Predecessor Company was $20.2 million during the first nine months of 2003. This amount consists of $17.7 million of loan proceeds that were used to procure launch insurance for OrbView-3 and $2.5 million of proceeds loaned by Orbital Sciences to the Predecessor Company.

      Net cash provided by financing activities was $21.6 million in 2003. This amount consists of $19.1 million of loan proceeds that were used to procure launch insurance for OrbView-3 and $2.5 million of proceeds loaned by Orbital Sciences to the Predecessor Company. The insurance loan was converted into ORBIMAGE Senior Notes and the Orbital Sciences loan was converted into Successor Company Senior Subordinated Notes upon emergence from bankruptcy. The Predecessor Company neither received nor used cash for financing activities during 2002 or 2001.

      Our operations are subject to certain risks and uncertainties that are inherent in the remote sensing industry. We have incurred losses since inception, and we believe that we will continue to do so through the first year of OrbView-3 operations. As of September 30, 2004 and December 31, 2003, we had $12.8 million and $14.4 million, respectively, of unrestricted cash and cash equivalents. In addition, in connection with the settlement agreement between the Predecessor Company and MDA regarding the sale of a license for rights to distribute data from the RadarSat-2 satellite being constructed by MDA, we received a note for $2 million payable in equal installments in October 2004 and October 2005. Historically our operating cash flows were primarily impacted by the delays we experienced in getting the OrbView-3 satellite to launch. Since our emergence from Chapter 11, we have funded our capital expenditures and cash flows from operating activities using cash on hand and revenues from existing contracts and, since the award of the NextView contract, with regards to expenditures and cash flows relating to NextView, payments received under the NextView program. Our cash flows from operating activities have been at a break-even level since the commencement of full OrbView-3 operations at the end of the first quarter of 2004, and should increase with the addition of new customers. Our operating cash flows have become more predictable in 2004 with the commencement of our primary imagery contracts since we are paid guaranteed minimum amounts by all of our major customers, including the U.S. Government. As discussed below, we will be obligated to make cash payments of interest expense on our Senior Notes and Senior Subordinated Notes beginning in June 2005. Our capital expenditures for 2004 (excluding the NextView program) are expected to approximate $2.0 million. We believe that we currently have sufficient resources to meet our operating requirements through the next twelve months, but our ability to be profitable and generate positive cash flow through our operations beyond that period is dependent on the continued expansion of commercial services, adequate customer acceptance of our products and services and numerous other factors. As discussed below, the Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite, and will be funded through separate issuances of debt and equity as well as from the Company’s future operating cash flows.

Capital Structure and Resources

      At September 30, 2004 and December 31, 2003, our total long-term debt amounted to $82.2 million and $73.1 million, respectively. On the Effective Date of our emergence from bankruptcy protection, holders of the Predecessor Company’s senior notes and the Predecessor Company’s qualified general unsecured creditors received $50 million of the Successor Company’s new Senior Subordinated Notes. In addition, Orbital Sciences received $2.5 million of Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of Senior Subordinated Notes in exchange for advisory and other services. Each holder of the Predecessor Company’s Insurance Loan received, in full satisfaction of its Insurance Loan claim, its pro rata share of the Successor Company’s new Senior Notes totaling approximately $19.1 million. The Senior Notes rank senior to the Senior Subordinated Notes.

      Both the Senior Notes and the Senior Subordinated Notes accrue interest at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis through December 31, 2004. Thereafter, interest is payable in cash on a semiannual basis in arrears at the rate of 11.625 percent per annum, with such payments commencing on June 30, 2005. All cash on hand in excess of $15 million at June 30, 2004 and $45 million at December 31, 2004 (after cash required for operations, capital expenditures and required debt service) and all cash on hand in excess of $45 million semiannually thereafter (after cash required for operations, capital expenditures and required debt service) will be required to be used first to repurchase the Senior Notes, then to repurchase up to 50 percent of the Senior Subordinated Notes. Interest payable in kind is expected to be approximately $10 million in 2004. Thereafter, annual interest payable in cash, assuming no repurchase of any portion of Senior Notes or Senior Subordinated Notes, would be approximately $9.7 million.

      Both the Senior Notes and the Senior Subordinated Notes contain certain restrictive covenants that restrict certain payments, capital expenditures, limitations on issuance of debt, transfers, and asset sales. The Senior Notes and the Senior Subordinated Notes both mature on June 30, 2008 and can be prepaid in full at any time under certain circumstances without penalty.

      The Senior Note agreement contains a covenant requiring us to maintain an on-orbit insurance policy for as long as the Senior Notes remain outstanding (the “Continuing Insurance”). The Continuing Insurance will be for a coverage amount equal to the lesser of $50 million or the maximum amount available to be underwritten in the insurance market.

      At December 31, 2003, we had contractual commitments to repay debt and to make payments under operating leases. Payments due under these long-term obligations and commitments are as follows:

		Payments due by Period

		Less Than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(In thousands)
Long-term debt	$73,115	$—	$—	$73,115	$—
Operating lease commitments	2,172	698	935	450	89

Total contractual cash obligations	$75,287	$698	$935	$73,565	$89

      Under the Plan of Reorganization as confirmed by the Bankruptcy Court, all of the existing preferred stock, common stock and any options and warrants outstanding were cancelled as of the effective date of the reorganization. The capital stock of the Successor Company consists of 25,000,000 authorized shares of new common stock. Holders of the Predecessor Company senior notes and the general unsecured creditors received a pro-rata distribution of 6,000,000 shares of the Successor Company common stock on the Effective Date. These shares currently trade publicly in the over-the counter markets. Another 0.4 million shares of restricted stock have been issued as employee compensation since emergence from Chapter 11. These shares will vest over periods ranging from one to three years. The Predecessor Company’s outstanding preferred stock and outstanding warrants were cancelled as of the Effective Date. Holders of the Series A preferred stock were issued a pro-rata share of warrants to purchase up to 318,947 shares of Successor Company common stock at $28.22 per share. These warrants expire on December 31, 2007. These warrants were valued by the Successor Company at $2.04 per share.

      The Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. In order to fund its operations and obligations under the NextView Contract, the Company will need to raise approximately $265 million over a period of approximately two and one half years, which it intends to raise through a combination of (i) an issuance and sale of units composed of an aggregate of approximately 6.5 million shares of common stock and approximately 6.5 million new warrants for a price of $10 per unit totaling approximately $65 million, which would be raised through a combination of a private offering and this rights offering to its existing stockholders, (ii) an issuance of $155 million of additional senior subordinated indebtedness that will rank no higher than pari passu with, and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of, the existing Senior Subordinated Notes of the Company, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million. The first portion of this funding was raised in a private placement to the private investors which closed on November 16, 2004, in which the Company issued 3.25 million shares of common stock and warrants to purchase 3.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds. In addition, on that date the Company issued warrants to purchase an additional 1.0 million shares to the private investors as consideration for their commitment to backstop this rights offering.

      ORBIMAGE has received commitments from investors to fund the $155 million in aggregate principal amount of additional senior subordinated indebtedness in conjunction with the NextView Second Vendor program. The Company paid to the parties who committed to the additional senior subordinated indebtedness a commitment fee equal to 100 basis points in cash for the total aggregate principal to which their commitments relate plus a pro rata share of 155,000 shares. Since the commitments were not refinanced by three months from contract execution, the Company paid such parties an additional commitment fee in cash equal to 50 basis points. Additionally, if the commitments have not been refinanced by six months from contract execution, the Company will pay such parties additional commitment fees in cash, equal to 100 basis points.

      At September 30, 2004 the Company had received consents from the holders of its Senior Subordinated Notes and the holders of its Senior Notes due 2008 that, among other things, permit the Company to use up to $45 million of its cash flow from existing operations toward project costs for the OrbView-5 satellite. The consenting holders who held notes on the record date of July 29, 2004 received a consent fee in additional notes equal to 200 basis points on the principal amount of the notes to which the holders’ consents relate. Pursuant to the consents received from the noteholders, the Senior Subordinated Notes and the Senior Notes will not be callable by the Company until January 1, 2007.

      The Company expects to generate at least $45 million of operating cash for the OrbView-5 construction costs over the construction period of OrbView-5. Since the NextView award, the Company has intensified its efforts to further develop its current operations, particularly in overseas markets. The incremental costs associated with international customers are expected to be smaller than the associated revenues, resulting in higher operating margins. Management believes that sufficient positive cash flow will be generated to allow the Company to meet its NextView funding commitment.

      In addition to allowing the Company to use cashflow from existing operations to perform under the NextView Contract, the consents discussed above modified certain other provisions of its indenture governing its Senior Subordinated Notes and the note and security agreement governing its Senior Notes to allow the Company to perform its obligations under the NextView contract. In particular, those amendments will allow the Company to incur additional senior subordinated indebtedness discussed above, to issue the shares and warrants in the private placement and this rights offering without forcing the Company to offer to repurchase its outstanding senior notes and senior subordinated notes, to hold cash for purposes of performing its obligations under the NextView Contract rather than using such cash to redeem some or all of the senior notes and senior subordinated notes, and to incur capital expenditures under the NextView Contract.

Qualitative and Quantitative Disclosure of Market Risk

      Our primary exposure to market risk relates to interest rates. Our financial instruments which are subject to interest rate risk principally are limited to fixed rate long-term debt. Our long-term debt can be prepaid in full at any time without penalty. We do not believe that our debt securities are subject to significant market risk.

BUSINESS

Overview

      ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.

      We currently operate the OrbView-3 high-resolution satellite and OrbView-2 low-resolution satellite. OrbView-3, launched in June 2003, supports a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. It collects 1 m resolution panchromatic (black and white) imagery and 4 m resolution multi-spectral (color) imagery. OrbView-2, launched in 1997, collects 1 km resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007.

      We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions.

      Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

Company History; Relationship with Orbital Sciences

      We started in 1991 as an operating division of Orbital Sciences Corporation (“Orbital Sciences”) to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the earth’s landmass, oceans and atmosphere. We were incorporated under the name of Orbital Imaging Corporation in 1992 in Delaware as a wholly owned subsidiary of Orbital Sciences. Our first satellite, Orb-View-1 was launched in 1995, to provide dedicated weather — related imagery and metrological data to the National Aeronautics and Space Administration (“NASA”), and was retired from service in 2003. In 1996 and 1997, we executed three significant contracts with Orbital Sciences. These contracts involved, among other things, all assets and liabilities of Orbital Science’s operating division being sold to us at historical cost. Under these contracts, we purchased engineering, construction and launch services for each of our satellites from Orbital Sciences.

      The three significant contracts which we had with Orbital Sciences at the beginning of 2002 were: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended, (ii) the OrbView-2 License Agreement dated May 8, 1997, and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997.

      Under the system procurement agreement, we purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling us to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. The system procurement agreement originally called for the OrbView-3 satellite to be constructed and launched before

OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first. In September 2001 Orbital Sciences attempted to launch our Orb-View-4 satellite but it failed to achieve orbit and was lost over the Indian Ocean. In June of 2003, Orbital Sciences successfully launched OrbView-3. We own all of our satellites (or, in the case of OrbView-2, an exclusive license to all rights in the satellite) and all material equipment at each of our ground stations, free of any liens or other encumbrances.

      On April 5, 2002 we filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Eastern District of Virginia (the “Court”), and in that proceeding commenced actions against Orbital Sciences for various claims, including breach of our procurement agreement in connection with delays in the construction and launch of our Orb-View-3 satellite. We subsequently settled those claims pursuant to a settlement agreement with Orbital Sciences.

      The system procurement agreement is now largely completed save for a continuing warranty by Orbital Sciences on our ground stations which will expire on May 7, 2005, and post-launch incentives we may owe to Orbital Sciences in connection with the ongoing performance of our Orb-View-3 satellite. Under the system procurement agreement, as modified by the settlement agreement, a $1.5 million on-orbit milestone payment was delayed and will be due Orbital Sciences on May 7, 2005, the one-year anniversary of the date of acceptance by ORBIMAGE of the Orb-View-3 system. In addition, annual post-launch on-orbit payments to Orbital Sciences were reduced and will now be payable in maximum amounts of up to $1.125 million on each of the first five anniversaries of the acceptance by ORBIMAGE of the Orb-View-3 system, for a total possible maximum obligation of $6.375 million.

      Because the Orb-View-3 launch did not occur by April 30, 2003 and the cause of the delay in launch was other than force majeure (as defined in the system procurement agreement), the terms of the settlement agreement required Orbital Sciences to pay us penalties relating to the delayed launch and delayed on-orbit verification and checkout. The penalties were eliminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid us delay penalties of approximately $2.3 million during the year ended December 31, 2003.

      Under the Orb-View-2 license agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell Orb-View-2 imagery. Pursuant to the terms of the Orb-View-2 license agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver Orb-View-2 imagery. At the time, this NASA contract, since expired, was the primary contract for imagery from Orb-View-2. We have sole responsibility for operating and controlling the Orb-View-2 satellite.

      Under the administrative services agreement, we paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The administrative services agreement was terminated on March 31, 2002. As part of the settlement agreement, we and Orbital Sciences executed a sublease agreement which permits us to continue subleasing our current office space from Orbital Sciences through April 2005. When the sublease has expired, we will lease space directly from the owner of our building.

      As of September 30, 2004, the Company has paid approximately $270 million to Orbital Sciences under these agreements most of which was paid prior to our bankruptcy. Approximately $0.8 million of this amount has been paid under our office sublease since the Company’s emergence from Chapter 11. We currently owe Orbital Sciences a $1.5 million on-orbit milestone payment payable in May 2005 and up to $6.375 million in total post-launch on-orbit incentive payments payable over the next five years. The amount of each on-orbit incentive payment is dependent on the operating performance of OrbView-3 at the time each payment is due.

      We filed an amended Plan of Reorganization with the Bankruptcy Court on September 15, 2003 which received the requisite affirmative votes of our creditors, and the Court approved our Plan on October 24, 2003. We emerged from bankruptcy on December 31, 2003 having changed our corporate name to ORBIMAGE Inc. Other than the contractual obligations with Orbital Sciences under the procurement agreement and sublease as outlined above, following our emergence from bankruptcy, we no longer have any continuing relationship with Orbital Sciences or any of its affiliates. We refer to Orbital Imaging Corporation and its operations prior to January 1, 2004 as the “Predecessor Company.”

Remote Imagery Industry

      Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The market for remote sensing includes satellite development, construction and operations by both domestic and international commercial and government users who decide to build and operate their own satellite systems, as well as purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only “commercial” operators of remote imaging satellites were quasi-governmental programs like the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded in 1994 when the U.S. Government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery by U.S. companies.

      Formerly, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth’s surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the market opportunities in the remote imaging industry. Historically, the majority of commercial imagery came from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage range, restricted ability to fly over certain areas and high cost limit widespread use of their products.

      The major purchaser of commercial satellite imagery in the United States is the National Geospatial-Intelligence Agency (“NGA”) (formerly known as the National Imagery and Mapping Agency). Under NGA’s ClearView and NextView programs, it acquires imagery and imagery derived products on behalf of its clients in the U.S. defense, intelligence and law enforcement agencies. Other agencies of the U.S. Government that purchase satellite imagery include the Department of Agriculture, the Department of Commerce (NOAA), the Department of Interior, the Department of State, the Department of Transportation, the Department of Treasury and many independent agencies that include the EPA, FEMA and NASA among others. The White House recently announced a Commercial Remote Sensing Space Policy establishing the U.S. Geological Survey (“USGS”) as the lead civil agency to implement a civilian version of NGA’s ClearView program for the procurement of commercial imagery for all civilian Federal (i.e. non-military) agencies.

      Similarly, countries around the world that are unable or unwilling to establish their own space programs must rely on limited aerial imagery collection for border surveillance and related national defense programs. OrbView-3, however, is able to image areas that are not accessible by airplanes because of restrictions on air space or because the areas are too remote. In addition, up-to-date maps are crucial for serving the high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. International customers represent a substantial portion of our revenue from OrbView-3 as well.

      In the aftermath of the terrorist attacks on the U.S. on September 11, 2001 and the conflict in Afghanistan, the “war on terror” and the conflict with Iraq have significantly contributed to the increase in demand by the U.S. Government for satellite imagery to address national security and intelligence gathering concerns. This shift in demand towards commercial satellite imagery providers was formalized in the Bush Administration’s “U.S. Commercial Remote Sensing Policy” dated April 25, 2003. This policy requires U.S. Government agencies to “rely to the maximum practical extent on commercial remotes sensing space capabilities for filling imagery and geospatial needs.”

      Additionally, a commercial imagery customer, like a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers, would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast, our high-resolution OrbView-3 satellite is capable of obtaining up to 20,000 square kilometers of one-meter resolution imagery in a single 10-minute pass (though operationally image windows are set for shorter periods and the imaging mode that maximizes the size of the imaged area is not used unless that is the appropriate mode for a customer’s needs). Additionally, OrbView-3 can quickly downlink its imagery to a customer or we can further process the imagery in response to specialized customer requests.

      We believe real-time global satellite imagery allows commercial customers to map areas of the world efficiently and cost-effectively where either no maps exist or where existing maps are obsolete. This imagery also permits users to monitor agricultural, forestry and fishing areas frequently to provide timely information to enhance business and government effectiveness.

Products and Services

      Currently, we employ an integrated system of imaging satellites, ground stations and global sales channels to collect, process and distribute satellite imagery and derived products from our OrbView-2 and OrbView-3 satellites throughout the world. With our satellite systems and our large-scale product generation capabilities in Dulles and St. Louis, ORBIMAGE serves the worldwide market needs for advanced imagery information products to view, map, measure, and monitor the earth for applications ranging from environmental monitoring, to construction planning, to precision mapping and intelligence gathering. A clear, high-resolution image of the earth can help national security agencies monitor borders, gather intelligence on potential conflicts, plan air, ground and naval missions, deploy resources, and assess battle damage. It can also aid with a wide range of commercial applications such as environmental impact assessments, utility infrastructure planning, wireless telecommunications design, oil and gas exploration, forestry management, and natural disaster assessment.

      The U.S. Government is our largest single customer. We currently have a contract to provide NGA imagery, imagery derived products and image production services under the Government’s ClearView program over a two-year period. The contract provides for NGA to pay us a minimum of $10 million in the first year and $12 million in the second year for imagery products. The contract also provides for NGA to reimburse approximately $5 million for infrastructure costs we have incurred and expect to incur to provide the required imagery.

      We provide imagery production services to NGA under the ClearView contract and the Global Geospatial Intelligence (GGI) program. We recently received an additional task order under the ClearView contract to provide $6.4 million of production services to NGA which will be performed during the first two years of the contract. Although funding for these programs has been allocated by the U.S. Government, the Government may cancel the programs at any time, subject to limited termination liability.

      Our various contracts with the U.S. Government in the aggregate were responsible for approximately 49% of our revenues for the nine months ended September 30, 2004.

      After the U.S. Government, our major clients are Korea Aerospace Industries, Ltd. in Korea, NTT Data Corporation in Japan, and a client in Taiwan. The material terms of each of these agreements is similar. In each case, our international clients pay us a guaranteed annual minimum for a defined amount of direct access time to OrbView-3 while it is over their antenna “footprint”. Under the agreements, the customer provides us with their requested collection and we then uplink commands to OrbView-3 to task such imagery and transmit it to the customer by direct downlink to the customer’s ground station. The contracts are generally for a period of up to four years, and the customers have options to renew. In the event OrbView-3 becomes incapable of providing the required imagery, the contracts can be terminated, without further liability of either party beyond that for imagery already provided to the date of termination.

The U.S. Government places certain restrictions on the sale and dissemination of satellite imagery which is discussed below under “Regulation — United States Regulation.”

      We also sell imagery and imagery products commercially, though it currently represents only a small portion of our revenues. ORBIMAGE currently offers two different commercial imagery products that are derived from OrbView-3 imagery and vary in type and processing levels for geolocation accuracy. Our initial product offering consists of two product types, OrbView BASICTM and OrbView ORTHOTM. OrbView BASICTM imagery products are typically used by customers with the ability to perform their own advanced image processing and permit the customer to orthorectify (or adjust the image to give a consistent site angle throughout the image) the BASIC imagery product and perform three dimensional feature extraction (in addition to more routine image enhancements and processing). ORBIMAGE’s OrbView ORTHOTM imagery products are typically used by customers who need a product with a high degree of geolocation accuracy, for applications such as urban planning. Users are able to input any OrbView ORTHOTM imagery product directly into an image processing system as a base map or as a source for feature extraction. All OrbView ORTHOTM products have been corrected for the effects of systematic distortions, earth rotation and curvature effects, variations in orbital altitude and variations in the earth’s surface.

      Prices for our OrbView BASICTM and OrbView ORTHOTM imagery products range from $15.00-$73.00 per square kilometer and are delivered to our customers by various means, including electronic transmission, tape, compact disc, and direct downlink to ground receiving stations. Beginning in early 2005, ORBIMAGE plans to introduce five new commercial imagery products: OrbView GEOTM, OrbView DEMTM, OrbView DSMTM, OrbView Thematic MapTM and OrbView Feature MapTM. Each of these products will have been processed to correct for different effects or to give users particular information that they would otherwise have to extract for themselves. Market research is currently underway to help determine the final specifications and pricing for these products.

      We market our products directly to our major markets, including the U.S. Government and the international markets. We intend to rely on value-added resellers to develop, market and sell our products and services to address certain target markets, including domestic markets.

      Prior to the spring of 2002, we also collected and distributed high-resolution aerial imagery products but we terminated the distribution agreement with our prior supplier of aerial imagery during our restructuring. We see aerial imagery data as complementary to our satellite data and plan to expand our product line to include aerial data as well as other types of imagery data, including radar and hyperspectral imagery data. However, we currently have no arrangements in place for such expansion of our product lines and agreements will need to be reached with third party providers of such imagery data prior to any expansion of our product lines.

Satellite and Ground System Operations

      Our basic system architecture consists of the following major components:

•	two advanced-technology low-Earth orbit, imaging satellites carrying sophisticated sensors that collect specific types of land and ocean data;

•	a central U.S.-based ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

•	international regional distributor satellite receiving and distribution centers with direct downlinking capabilities.

      The following table summarizes the primary characteristics of our satellites:

	OrbView-2	OrbView-3

Principal Applications	Weather, Fishing, Agricultural, Scientific Research	National Security, Mapping, Oil and Gas, Agriculture, Land Use, Land Planning
Best Ground Resolution	1 km to 4 km Multispectral	1 m Panchromatic, 4 m Multispectral
Scene-Width	2,800 km	8 km Panchromatic and Multispectral
Image Area (or Swath)	N.A.	64 km2 Panchromatic and Multispectral
On-Board Storage	128 Megabytes	32 Gigabytes
Revisit Time	1 Day	3 Days
Orbital Altitude	705 km	470 km
Design Life	7 1/2 Years	5 Years

      We are also constructing a next-generation high-resolution imagery satellite, which we have designated OrbView-5. We anticipate the OrbView-5 satellite will be launched and go into service in early 2007.

OrbView-3

      OrbView-3 has been designed to provide one-meter resolution black and white imagery and four-meter resolution color imagery of the Earth’s surface. Orbital Sciences successfully launched OrbView-3 on June 26, 2003. We formally accepted the system from Orbital Sciences effective May 2004. OrbView-3 provides 1-meter resolution panchromatic (i.e., black and white) and 4-meter resolution multispectral (i.e., color) imagery on a global basis to a variety of government and commercial customers worldwide. OrbView-3 has a design life of 5 years and sufficient fuel to operate for up to two additional years. Although it is possible that OrbView-3 will continue to operate past its design life, we can offer no assurances that it will maintain its orbit or remain commercially operational for its design life or thereafter.

OrbView-5

      OrbView-5 has been designed to provide 0.4 meter resolution black and white imagery and one-meter resolution color imagery of the Earth’s surface. OrbView-3 is intended to have a design life of 7 years and sufficient fuel to operate for up to two additional years. Although it is possible that OrbView-5 will continue to operate past its design life, we can offer no assurances that it will maintain its orbit or remain commercially operational for its design life or thereafter.

Ground Operations Centers and Image Processing Facilities

      OrbView-2 and OrbView-3 are controlled from our main operations center located in Dulles, Virginia. Our operations center in Dulles monitors the satellites while they are in orbit and commands them as required for imagery collection and to ensure that they maintain their proper orbits and appropriate communication links and that electrical power and other operating variables stay within acceptable limits. We communicate with the OrbView satellites through three main antennas located Dulles, Virginia, Fairmont, West Virginia and Point Barrow, Alaska.

      In addition, the Dulles operations center performs the tasking operations for our OrbView-3 satellite. The tasking process is complicated and employs two software systems to evaluate whether a customer’s tasking request is feasible — the satellite must be able to view the desired area on a certain day at the time it passes overhead; adverse weather conditions, such as clouds or sun angle, may make it inadvisable to attempt to image a certain area on a certain day; and the order must be received in time for processing and transmission to the satellite. In addition, the tasking systems consider the relative priority of different requests by one customer or several customers.

      The Dulles facility also has an image receiving and processing center for the OrbView satellites. The Dulles image processing center receives OrbView imagery downlinked to multiple ground antennas and is equipped with numerous work stations that process and convert the digital imagery into useful imagery products. The center is designed to archive the maximum number of high-resolution OrbView satellite images per day and has the capability to generate a variety of geospatial products for resale.

      Our St. Louis image processing facility provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility can produce imagery from multiple sources including the U.S. Government’s satellites, our OrbView-3 satellite, the satellites operated by our two U.S. competitors and many of the current international satellites.

      For the NextView program, we will need to create two new ground stations, one in Northern Europe (either Sweden or Norway) and the other in Antarctica. Negotiations regarding the establishment of those ground stations are currently underway.

OrbView-2

      The OrbView-2 satellite was launched in August 1997. It has operated continuously for the last seven years. OrbView-2 collects digital imagery of the Earth’s surface (land and oceans). We market OrbView-2 imagery and derived products to commercial customers, as well as to researchers and U.S. Government agencies. We believe that OrbView-2 is one of the few satellites of its kind providing daily color images of the entire Earth’s surface. OrbView-2 downlinks imagery to both our primary and backup ground stations and to various regional receiving stations around the world. We provide OrbView-2 value-added products on a global basis to the commercial fishing industry under our SeaStar Fisheries Information ServiceTM. We currently have approximately 300 customers in the commercial fishing industry. We provide OrbView-2 imagery to researchers and U.S. Government agencies for scientific and environmental applications. There can be no assurance that U.S. Government agencies will renew their contracts beyond their current terms. Despite OrbView-2’s seven and a half year design life, we currently expect to continue commercial operations with OrbView-2 for up to ten years. However, notwithstanding the ongoing successful operation of OrbView-2, we can offer no assurance that OrbView-2 will maintain its prescribed orbit or remain commercially operational past its design life.

Backlog

      Total negotiated backlog was $276.5 million at September 30, 2004 and $55.4 million at December 31, 2003. This amount included both funded backlog (unfilled firm orders for our products and services for which funding has been both authorized and appropriated by the customer) and unfunded backlog (firm orders for which funding has not yet been appropriated). The contracts are generally for terms of up to four years, and the customers have options to renew. Negotiated backlog does not include unexercised options or task orders to be issued under indefinite-delivery/ indefinite quantity (“IDIQ”) type contracts. Total funded backlog was $0.8 million at September 30, 2004 and $33.2 million at December 31, 2003. The increase in backlog during 2004 resulted from the award by NGA of the ClearView imagery and value-added products contract and the NextView Second Vendor imagery contract discussed previously.

The Restructuring

      In 1991, Orbital Sciences established an operating division to manage the development and operation of remote imaging satellites that would collect, process and distribute digital imagery of the world’s land areas, oceans and atmosphere. In 1992, our predecessor, Orbital Imaging Corp. was incorporated in Delaware as a wholly owned subsidiary of Orbital Sciences.

      In 1997, our Predecessor Company consummated a private placement of approximately $37 million in Series A preferred stock with financial investors to fund a significant portion of the remaining costs of existing projects. In 1998 and 1999, our Predecessor Company issued an aggregate principal amount of $225 million 11 5/8% Senior Notes due 2005 (the “Old Notes”) and an additional $23 million of Series A preferred stock. During 2001, because of delays in launching OrbView-4 and OrbView-3 and delays in building and launching another satellite to which we then had distribution rights, the Predecessor Company’s financial position continued to deteriorate. On September 19, 2001, the Predecessor Company, an informal committee representing 50 percent of the holders of the Predecessor Company’s notes and preferred stock, and Orbital Sciences agreed on a proposed financial restructuring of the Predecessor Company that would strengthen its financial position and provide needed additional working capital. Unfortunately, on September 21, 2001, Orbital Science’s Taurus rocket failed and OrbView-4, constructed to be our first one-meter high-resolution satellite, failed to achieve its intended orbit. The satellite is believed to have crashed into the Indian Ocean.

      On April 5, 2002, our Predecessor Company filed a petition for relief under Chapter 11 of the Bankruptcy Code. On July 24, 2002, the Predecessor Company filed a complaint in the Bankruptcy Court against Orbital Sciences, certain of its officers and MacDonald, Dettwiler and Associates Ltd. (“MDA”), Orbital Sciences’s former subsidiary. The parties entered into a Settlement Agreement that was approved by the Bankruptcy Court on February 19, 2003. Our Predecessor Company entered into a settlement agreement with MDA on September  11, 2003. On December 31, 2003, we completed our reorganization under Chapter 11 and emerged from bankruptcy under our new name, ORBIMAGE Inc.

      For a description of the effect of the reorganization on the securities of the Predecessor Company, see the notes to the financial statements included elsewhere in this prospectus.

Competition

      We compete against various private companies as well as against systems owned by the U.S. Government and various foreign governments.

      There are three primary commercial competitors in the United States market for satellite remote sensing. They are Space Imaging, Inc. (“Space Imaging”), Thornton, CO., Digital Globe, Inc. (“Digital Globe”), Longmont, CO and our company. Space Imaging operates the IKONOS satellite, which launched in 1999, and Digital Globe operates the QuickBird satellite, which launched in 2001. Digital Globe is believed to offer the highest level of resolution for its imagery products, followed by Space Imaging, then our company. Both Space Imaging and Digital Globe generate larger revenues than we do. We believe we have lower levels of debt and operating expense than Space Imaging. Space Imaging has generated the most revenues to date, followed by Digital Globe.

      The companies compete on the basis of resolution, accuracy, the ability to downlink directly to overseas customers in real time, and the ability to produce value added products from the imagery received from the satellites. While the Ikonos and QuickBird satellites can simultaneously collect both Panchromatic (or black and white) and Multispectral (or color) imagery of any area, OrbView-3 can only collect an area in either the Panchromatic or Multispectral mode. This enhanced capability enables our competitors to generate a value-added (or “bundled”) product that ORBIMAGE cannot offer. Due to this limitation of OrbView-3, and because we were the last to launch our high resolution satellite, our competitors were able to obtain contracts with the U.S. Government and other clients before we were.

      Despite the single-mode collection capabilities of OrbView-3, we are able to compete for customers because OrbView-3 has the ability to downlink imagery data directly to international ground station customers, while Digital Globe must downlink imagery in the U.S. before sending it overseas. This real-time downlink capability, combined with what believe are lower satellite access fees and ground station equipment costs, negatively impact Digital Globe’s ability to compete in this market segment. Additionally, although Space Imaging does offer direct downlink capability from their satellite, Ikonos, that satellite has already entered the fifth year of its seven year design life. OrbView-3 is 1 1/2 years old. Customers that now receive Ikonos imagery must soon seek another source (since there is no planned follow-on mission from

Space Imaging), and we believe few (if any) new customers desiring a direct satellite receiving capability will invest in a multi-million dollar ground station for a satellite that may expire within 24 months.

      We also compete indirectly against certain systems operated by the U.S. Government. The U.S. Government currently supports the use of commercial imagery for mapping and certain other purposes. There can be no guarantee that the U.S. Government will continue that policy.

      We also compete indirectly against certain systems operated by certain foreign governments and foreign corporations. We believe that those systems do not currently offer as high a level of resolution or accuracy as the commercial U.S. companies offer. There can be no assurance that future systems will not be equal to or better than our current system.

Seasonality

      Our business is not materially affected by seasonality. Although the angle of the sun and the presence or absence of cloud cover at different times of the year affects our satellites’ ability to capture useful images, most of our clients pay us on an annual basis so seasonal weather changes do not affect our annual revenue.

Employees

      We currently employ 119 people. Of those, 77 work at the Dulles facility and 42 work at the St. Louis facility. Of our employees, 17 in our Dulles facility and 32 in our St. Louis facility have U.S. Government security clearances to work on data that is classified by the U.S. Government. We have six employees holding PhD’s or other terminal degrees in their fields.

      None of our employees are parties to a collective bargaining agreement. We believe that our relations with our employees are good.

Regulation

      The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the Department of Commerce (“DoC”) and from the Federal Communications Commission (“FCC”). In addition, to operate internationally, remote imaging satellites may require International Telecommunications Union (“ITU”) coordination and registration and licenses from the governments of foreign countries in which imagery will be directly downlinked.

United States Regulation

      General. The collection and transmission of satellite imagery, as well as satellite tracking, telemetry and control, are subject to various forms of regulation under different U.S. laws and regulations. Because we maintain control of the satellite at all times, there are no issues with satellite telemetry or control. Likewise, the actual transmission of imagery data has been determined to not be covered by the general export rules. However, as with any U.S. business, we are subject to restrictions from doing business with certain prohibited countries, entities or persons (such as embargoed countries or persons on the designated persons list (such as terrorist organizations). Additionally, under the current rules of the DoC and the terms of our DoC licenses (discussed below), we are restricted from providing certain imagery to non-U.S. government sources.

      DoC regulation. The DoC, through the National Oceanic and Atmospheric Administration (“NOAA”), is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns, and complying with all international obligations of the United States. Under our DoC licenses, the U.S. Government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of these interruptions of service could adversely affect our ability to market our products to some foreign distributors or end-users.

In addition, the DoC has the right to review and approve the terms of agreements with international customers and distributors for high-resolution optical imagery and the DoC licenses may not be transferred or assigned without NOAA’s prior written consent.

      We currently have a DoC license for the OrbView-2, OrbView-3 and OrbView-5 high-resolution satellites. The DoC licenses for OrbView-2 and OrbView-3 are valid through the operational lifetime of each high-resolution satellite. Once it becomes operational, the DoC license for OrbView-5 will also be valid through its operational lifetime. We expect to satisfy the terms of its DoC licenses for OrbView-2 and OrbView-3 and maintain the regulatory licenses and approvals necessary for their ongoing operations, and will be required to obtain a DoC operating license for any new commercial imaging satellite systems developed by the company. Our licenses do not allow us to disseminate imagery of the state of Israel that have better resolution than those generally available in the market (not including U.S. providers subject to the same restriction). Currently, this prevents us from providing imagery of Israel that has resolution of less than 1.8 meters. Current restrictions placed on satellite imagery providers also prevent dissemination to anyone other than the U.S. Government of panchromatic imagery with a resolution of less than .5 meters or multispectral imagery of less than 2 meters. Imagery with resolutions between .5 meters and less than .82 meters panchromatic and between 2 meters and less than 3.2 meters multispectral may not be disseminated for 24 hours after collection to anyone other than the U.S. Government.

      Under the DoC licenses for our satellites, during periods when national security or international obligations and/or foreign policies may be compromised, as defined by the U.S. Secretary of Defense or the U.S. Secretary of State, the Secretary of Commerce may, after consultation with appropriate agency(ies), require us to limit data collection and/or distribution by the system to the extent necessitated by the situation. During those periods when, and for those geographic areas, that the Secretary of Commerce requires us to limit distribution, we would be required, on request, to make the unenhanced data thus limited from the systems available exclusively, by means of government furnished rekeyable encryption on the downlink, to the U.S. Government. This form of control of the system at the direction of the U.S. Government is referred to as “shutter control” of the system. The costs and terms associated with meeting this condition would be negotiated directly between us and the Department of Defense (for the U.S. Government). Although a situation has never arisen which has resulted in the U.S. Government exercising its “shutter control”, we cannot anticipate whether or under what circumstances this condition would be exercised, nor can we reasonably determine what costs and terms would be negotiated between us and the U.S. Government.

      FCC regulation. The FCC is responsible for licensing commercial satellite systems and the radio frequencies used by commercial satellite systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for these systems set forth in FCC regulations.

      The FCC regulates the operation of OrbView-2. We have an experimental license issued by the FCC to operate OrbView-2 and the Fairmont, West Virginia ground station using commercial frequencies in support of existing government contracts with NOAA and NGA. The FCC experimental authorization expires October  1, 2007, and is renewable subject to FCC approval. We expect to obtain the U.S. Government agency sponsors and regulatory approvals necessary to continue OrbView-2 operations in support of our government contracts; however, if such sponsorships or approvals are not granted, it would have a material adverse effect on its results of operations.

      In February 1999, the FCC granted our application for a ten-year license to launch and operate the OrbView-3 satellite and to obtain a frequency allocation in the FCC’s Earth Exploration-Satellite Service (“EESS”) to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command of the satellites. Now that OrbView-3 has been launched successfully, the ten-year license term commenced upon the date we certified to the FCC that OrbView-3 has successfully been placed into orbit and operations conform to the terms of its FCC license. In April 1999, the FCC also granted licenses to us to operate ground stations for the OrbView-3 satellite in Dulles, Virginia and Point Barrow, Alaska. These ground station licenses have a 10-year term expiring April, 2009, and are renewable for additional terms upon FCC approval. We will be required to obtain FCC licenses for any new commercial imaging satellite systems developed by the company. Currently, two of our satellite-based competitors, Digital Globe and Space Imaging, hold licenses to use the same frequency band that we intend to use for its imagery transmissions by the OrbView-3 satellite and any new commercial imaging satellite systems developed by the company. The band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. We expect to satisfy the terms of our FCC licenses and obtain the regulatory licenses and approvals necessary for OrbView-3 operations and any new commercial imaging satellite systems satellite we develop, including OrbView-5; however, the termination of such licenses or failure to obtain such licenses or approvals would have a material adverse effect on our results of operations.

      U.S. regulators may subject us in the future to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the U.S. U.S. regulators could decide to impose limitations on U.S. companies that are currently applicable only to other countries, or other regulatory limitations that affect satellite remote imaging operations. Any limitations of this kind could adversely affect our business or results of operations.

International Regulation

      All satellite systems operating internationally must comply with general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

•	ITU regulations, which define for each service the technical operating parameters, including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service;

•	the Intelsat and Inmarsat agreements, which require that operators of international satellite systems demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

•	regulations of foreign countries that require satellite operators to secure appropriate licenses and operational authority to use the required spectrum in each country.

      The FCC is undertaking the ITU coordination and registration process on behalf of OrbView-3 and likely will undertake the ITU coordination and registration process for any new commercial imaging satellite systems developed by the company and licensed by the FCC. Failure by the FCC to obtain the necessary coordination or registration in a timely manner could have a material adverse effect on our results of operations, as the case may be.

      The U.S. Government, on our behalf, is required to coordinate the frequencies used by the OrbView-2, OrbView-3 and OrbView-5 satellites, which do or will operate internationally. ITU frequency coordination is a necessary prerequisite to ITU registration, which provides interference protection from other international satellite systems. In addition, this coordination is a necessary prerequisite for obtaining approvals and licenses from some foreign countries. The ITU coordination process has been completed for OrbView-2. In 1998, the FCC advanced published the OrbView-3 satellite system’s technical parameters with the ITU. There are no ITU coordination requirements for non-geostationary satellite systems such as the OrbView-3 and OrbView-5 system. In April 2003, the FCC submitted a bringing-into-use notification to the ITU informing it that all OrbView-3 satellite system frequency assignments had been brought into use within the time frame required under the ITU regulations for registration in the ITU’s Master International Frequency Register. We believe that the ITU registration process will not prevent us from obtaining necessary foreign licenses in a timely manner.

      In addition to complying with ITU regulations and coordination processes, we must also demonstrate that our satellites will not cause technical harm to Intelsat and Inmarsat communications satellites, under the Intelsat and Inmarsat agreements signed under international treaty. We have completed this process for OrbView-2 and believe that because of the frequencies they use or intend to use, the OrbView-3 and OrbView-5 satellites will not cause any technical harm to the Intelsat or Inmarsat systems.

      Within foreign countries, we expect that our regional distributors or customers will secure appropriate licenses and operational authority to use the required spectrum in each country into which we will downlink high-resolution OrbView satellite imagery. For the most part, we anticipate that distributors or customers will perform these activities, with assistance from us when required.

      While we believe we will be able to obtain all U.S., ITU and international licenses, authorizations and registrations necessary to operate effectively, we cannot assure you that we will be successful in doing so. The failure to obtain some or all necessary licenses, approvals or registrations could adversely affect our business.

Properties

      ORBIMAGE currently subleases approximately 24,000 square feet of office and operations space in Dulles, Virginia, from Orbital Sciences Corporation. This space includes our principal executive offices. The sublease will expire in April 2005. The current annual rent is approximately $480,000. We are currently in discussions with the owner of the building to enter into a lease for this space and an additional 13,000 square feet, which will replace the current sublease with Orbital Sciences. We expect our new lease to require annual rent of approximately $790,000.

      We also lease approximately 16,000 square feet of office and operations space in St. Louis, Missouri. The lease will expire on March 31, 2009. The current annual rent is approximately $265,000.

Legal Proceedings

      In the normal course of business, we are party to various lawsuits, legal proceedings and claims arising out of our business. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any existing or known threatened proceedings, even if determined adversely, should not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors of ORBIMAGE

      The following table lists our directors as of the date of this Registration Statement.

Name	Age	Position

James A. Abrahamson	71	Chairman of the Board, Director
Matthew M. O’Connell	51	President, Chief Executive Officer and Director
Joseph M. Ahearn	49	Director
Talton R. Embry	57	Director
Lawrence A. Hough	60	Director
John W. Pitts	54	Director
William W. Sprague	46	Director

      Each director serves from the date of his election or appointment to the Board until the next annual meeting of shareholders and until his successor is duly elected and qualified.

General (Ret.) James A. Abrahamson

Director (Chairman)

      General Abrahamson has been a member of the board since April 1998. General Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Sky Sentry LLC. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. General Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. He also directed the development of the F-16 Multi-National Fighter and served as NASA Associate Administrator for Space Flight, managing NASA’s space shuttle from its first flight through ten safe and successful missions.

Joseph M. Ahearn

Director

      Joseph M. Ahearn is a Partner of Pilgrim Advisors in White Plains, New York. He has also served as President and CEO of Toy Biz Inc., Managing Director of Tot Funding, Inc., and as a Partner of GDL Management, Inc. Mr. Ahearn also serves as director of LaRoche Industries and Hedstrom Corporation. Mr. Ahearn was a member of the firm of Touche Ross & Co. from 1981 to 1987 and Arthur Andersen & Co. from 1976 to 1980.

      Mr. Ahearn serves as Chairman of the Audit Committee.

Talton R. Embry

Director

      Talton R. Embry has been Chairman of Magten Asset Management Corp. since 1978. Mr. Embry was chairman of the Official Committee of Unsecured Creditors in our bankruptcy proceeding from April 2002 until July 2003. Mr. Embry is a director of First Union Real Estate Equity and Mortgage Investments and National Patent Development. He was formerly co-chairman and a director of Revco Drug Stores (now CVS Corp). He has been a director of Anacomp, BDK Holdings, Capsure Holdings (now CNA Surety), Combined Broadcasting, Salant, Texscan, Thermadyne, Varco International, and Westpoint Stevens.

      Mr. Embry is a member of the Audit Committee and the Compensation Committee.

Lawrence A. Hough

Director

      Lawrence A. Hough is Chairman of Stuart Mill Capital, Inc. Mr. Hough previously served as Co-chairman and Chief Executive Officer of SatoTravel, President and Chief Executive Officer of Sallie Mae, Chief Financial Officer of Hufcor and served in the United States Navy as a Lieutenant. Mr. Hough is also a director of SynXis Corporation, Versura, Inc., Community Foundations of America and a trustee of the Levine School of Music and the Shakespeare Theatre.

      Mr. Hough is a member of the Audit Committee.

Matthew M. O’Connell

CEO, President and Director

      Matthew O’Connell is the Chief Executive Officer and President of ORBIMAGE and he also serves on the board of directors. Mr. O’Connell served as Acting CEO of our Predecessor Company from October 2001 after which he served as CEO. Mr. O’Connell was a Managing Director at Crest Advisors, a New York based private investment bank that invests in and advises middle-market companies, especially in the media and communications industries. Mr. O’Connell has over twenty years of experience in communications management and finance. Prior to joining Crest, Mr. O’Connell was Senior Vice President, Legal and Business Affairs for Sony Worldwide Networks, a division of Sony Corporation specializing in radio and Internet programming. Before working at Sony, he served as Senior Vice President and General Counsel of Osborn Communications Corporation, a publicly traded radio and television station operator. Prior to his tenure at Osborn, Mr. O’Connell was the Assistant General Counsel at Cablevision Systems Corporation, where he was responsible for acquisitions and finance, including the company’s initial public offering. Mr. O’Connell began his career as a lawyer on Wall Street, specializing in mergers and acquisitions and corporate finance. Mr. O’Connell earned his Juris Doctor in Law from the University of Virginia and a BA from Trinity College, where he was elected to Phi Beta Kappa.

John W. Pitts

Director

      John W. Pitts presently serves as President and Managing Member of JWPITTS LLC. Previously he held the position of Corporate Director of Schwartz Electro-Optics, Inc, President and Chief Executive Officer of Reflectone, Inc., President and General Manager of Systems Research Laboratories, Inc. and Senior Vice President, Calspan-SRL Corporation.

      Mr. Pitts serves as Chairman of the Compensation Committee.

William W. Sprague

Director

      William Sprague has been a member of the Board since 1997. A Managing Director at Sandors Morris Harris, where he manages the investment banking division, Mr. Sprague was the founder and President of Crest Communications Holdings LLC, and its affiliate, Crest Advisors LLC, a private investment bank that invested in and advised middle-market companies, especially in the media and communications industries. Crest Communications Holdings LLC held Series A Preferred Stock in our Predecessor Company and received warrants as parts of our restructuring, which it sold. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.’s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/ Merchant Banking Group.

Audit Committee Financial Expert

      The Board has determined that the Chairman of the Audit Committee, Mr. Ahearn, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Ahearn, and the other members of the Audit Committee, are independent of management, as required by the rules of the SEC.

Executive Officers who are not Directors

      The following table lists our executive officers who are not Directors as of the date of this Registration Statement.

Name	Age	Position

William Schuster	53	Chief Operating Officer
Timothy J. Puckorius	44	Senior Vice President, Worldwide Marketing & Sales
Gary G. Adkins	55	Vice President, Federal and National Security Programs
Tony Anzilotti	43	Vice President, Finance and Controller
Lee Demitry	51	Vice President, Satellite Engineering and Operations
Alex J. Fox	43	Vice President, CIO Products and Solutions
Ray Helmering, Ph.D.	66	Vice President, Photogrammetric Engineering
William L. Warren	39	Vice President, General Counsel and Secretary

William Schuster

Chief Operating Officer

      William Schuster joined us in his current position in December 2004. Prior to joining ORBIMAGE, Mr. Schuster most recently served as President of Integrated Systems for BAE Systems. Prior to BAE, Mr. Schuster served at Harris Corporation as Vice President of Programs within the Government Communications System Division and was Vice President of the Space Applications Operation at Loral Space and Range Systems. Prior to that, Mr. Schuster was with the Central Intelligence Agency where he spent nearly twenty-two years. Mr. Schuster has a BSEE from the Polytechnic Institute of Brooklyn and has completed numerous graduate-level management courses and programs, including the Penn State Executive Management Program and the Mahler Advanced Management Skills Program.

Timothy J. Puckorius

Senior Vice President, Worldwide Marketing & Sales

      Timothy J. Puckorius joined us in his current position in December 2001. Prior to joining the Predecessor Company, Mr. Puckorius was Senior Vice President for WorldSpace Corporation, a global provider of digital satellite radio and multimedia, and held similar international marketing positions with Space Imaging Inc., Earth Observation Satellite Company (“EOSAT”), and EarthSat Corporation. Mr. Puckorius has lived in France, Belgium and Saudi Arabia and his academic background includes advanced degrees from The George Washington University (Washington, DC) and The American University in Paris (France). Mr. Puckorius serves on numerous industry-related Boards and Advisory Committees including the International Council of The George Washington University’s Elliott School of International Affairs.

Gary G. Adkins

Vice President, Federal and National Security Programs

      Gary Adkins joined the Predecessor Company in April 2002 and is responsible for marketing the company’s satellite imagery products and value-added services to the Federal and National Security government sectors. For the past several years, Mr. Adkins has served in executive-level positions with geospatial information technology companies including Space Imaging, and Laser Scan, responsible for program management, business development, marketing and sales, and corporate management.

Tony Anzilotti

Vice President, Finance and Controller

      Tony Anzilotti joined the Predecessor Company in June 2000 as Corporate Controller and was promoted to his current position in February 2003. Prior to joining ORBIMAGE, he worked for over 10 years with Lockheed Martin Corporation at its Corporate Headquarters in Bethesda, MD, in a number of progressively responsible positions in its accounting organization. Mr. Anzilotti received his Bachelor of Science degree in Commerce with a concentration in accounting from the University of Virginia and is a Certified Public Accountant.

Lee Demitry

Vice President — Satellite Engineering and Operations

      Lee Demitry joined our Predecessor Company in late 1995. Prior to joining ORBIMAGE, Mr. Demitry was Director of Special Programs at Orbital Sciences. Prior to working at Orbital Sciences, Mr. Demitry served as Colonel (select) in the Air Force for 20-years and has managed several satellite projects, including projects for the U.S. space program at the Department of Defense. Mr. Demitry holds an MS in Astronautical Engineering from MIT, an MBA in Business Management from Golden Gate University, and a BS in Electrical Engineering from the United States Air Force Academy.

Alex J. Fox

Vice President/ CIO — Products & Solutions

      Alex Fox joined our Predecessor Company in 1997 and has over twenty years experience developing and deploying geospatial and intelligence solutions for both commercial and government clients. Prior to joining ORBIMAGE, Mr. Fox was employed by Orbital Sciences as Engineering Manager and was the Co-founder of the Transportation Managements Systems (TMS) group. Prior to Orbital Sciences, Mr. Fox was Senior Project Manager with Fairchild Space and Defense which was acquired by Orbital Sciences. Mr. Fox received an M.S. in Computer Science from John Hopkins University and a B.S. in Information and Computer Science from the Georgia Institute of Technology.

Ray Helmering, Ph.D.

Vice President, Photogrammetric Engineering

      Ray Helmering is currently Vice President, Photogrammetric Engineering at our offices in St. Louis, Missouri. Prior to joining ORBIMAGE’s predecessor in 1997, Dr. Helmering was a co-founder of TRIFID Corporation, a small high technology company that grew to approximately 65 professionals before its acquisition by the company’s predecessor in 1997. Dr. Helmering received his BS in Geophysical Engineering from St. Louis University in Missouri; his MS in Geodetic Sciences from Purdue University in Indiana, and his Ph.D. in Geodetic Sciences also from Purdue University.

William L. Warren

Vice President, General Counsel and Secretary

      William Warren became the Vice President, General Counsel and Secretary in January 2004. Prior to joining ORBIMAGE, Mr. Warren practiced law in the Northern Virginia and Washington, D.C. offices of Latham & Watkins LLP, an international law firm, for several years. Prior to joining Latham & Watkins, Mr. Warren was an associate in the New York office of Baker & Botts, L.L.P. Mr. Warren received his Juris Doctor, with honors, from the University of Texas at Austin. He is admitted to practice in Virginia, New York and the District of Columbia.

Compensation of Directors

      ORBIMAGE pays its directors who are not officers fees for their services as directors as described in this paragraph. Each non-employee director receives an annual fee of $15,000; a fee of $1,000 for attendance at each in person meeting of the Board of Directors; and $500 for attendance at each telephonic meeting of the Board of Directors and each meeting of a committee of the Board of Directors. The Chairman of the Board and the chairman of the Audit Committee each receive a $5,000 annual fee, and the chairman of the Compensation Committee will receive an annual fee of $3,000. In addition, in 2004 a supplemental cash fee of $10,000 was paid to the chairman of the Audit Committee in recognition of his work in connection with our first audit following our bankruptcy and the registration of our common stock. In June 2004, the Board approved a non-employee director stock incentive plan for the non-employee directors. Under the non-employee director stock incentive plan, each non-employee director will receive annually an award of 1,000 “restricted” shares of common stock. The amount and type of awards to directors under the non-employee director stock incentive plan may be changed at any time by majority vote of the compensation committee.

Compensation of Executive Officers

      The following table sets forth information concerning the compensation paid by the Company for the years ended December 31, 2004, 2003 and 2002: (i) to our President and Chief Executive Officer and (ii) to each of the four other most highly compensated executive officers in 2004 who were serving as executive officers at December 31, 2004 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
		Annual
		Compensation(1)		Restricted		Securities
				Share		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards		Options	Compensation

Matthew M. O’Connell	2004	$350,000	$87,500	—		45,307	$9,720	(2)
President and Chief	2003	$350,000	$87,500	$3,489,357	(3)	—	$78,587	(4)
Executive Officer	2002	$234,616	—	—		—	$56,645	(5)
Timothy J. Puckorius	2004	$200,000	$68,540	$85,020	(6)	25,890	$15,467	(7)
Senior Vice President	2003	$191,924	$55,200	$13,800	(8)	—	$27,462	(9)
Worldwide Sales &	2002	$185,000	—	—		—	$23,353	(10)
Marketing
Lee Demitry	2004	$185,640	$50,123	$65,040	(11)	24,031	$7,623	(12)
Vice President — Satellite	2003	$173,923	$48,195	$5,355	(13)	—	$25,578	(14)
Engineering and Operations	2002	$168,639	—	—		—	$41,449	(15)
Alex J. Fox	2004	$175,139	$47,288	$55,490	(16)	24,031	$5,338	(17)
Vice President — Products	2003	$144,840	$41,119	$4,569	(18)	—	$20,129	(19)
And Solutions and Chief	2002	$138,450	—	—		—	$33,674	(20)
Information Officer
William L. Warren	2004	$161,827	$59,400	$25,050	(21)	21,359	$6,146	(22)
Vice President, General	2003	—	—	—		—	—
Counsel and Secretary	2002	—	—	—		—	—

(1)	Compensation is reportable in the year in which the compensable service was performed even if the compensation was paid in a subsequent year.

(2)	Includes $8,200 matching contribution to 401(k) plan and $1,520 payment for life insurance premium.

(3)	Total includes 275,454 shares of restricted stock granted on December 31, 2003 pursuant to Mr. O’Connell’s employment agreement. Of such shares, 45,909 vested on June 30, 2004, 137,727 vested on January 3, 2005 and 91,818 will vest on January 3, 2006. Total also includes 7,085 shares of restricted stock granted as the stock portion of Mr. O’Connell’s 2003 bonus. Such shares will vest on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. O’Connell will be entitled to dividends only on the shares which are then vested.

(4)	Includes $67,375 retention bonus, $9,692 matching contribution to 401(k) plan and $1,520 payment for life insurance premium.

(5)	Includes $55,125 retention bonus and $1,520 payment for life insurance premium.
(6)	Total includes 8,502 shares of restricted stock granted on July 1, 2004, 2,834 shares of which vest on each of December 31, 2004, 2005 and 2006. To the extent we pay dividends on our shares of common stock, Mr. Puckorius will be entitled to dividends only on the shares which are then vested.
(7)	Includes $7,000 commissions, $8,000 matching contribution to 401(k) plan and $467 payment for life insurance premium.
(8)	Total includes 1,117 shares of restricted stock granted as the stock portion of Mr. Puckorius’s 2003 bonus. Such shares will vest on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Puckorius will be entitled to dividends only on the shares which are then vested.
(9)	Includes $20,350 retention bonus and $7,112 matching contribution to 401(k) plan.

(10)	Includes $16,650 retention bonus, $3,857 sales commissions and $2,846 matching contribution to 401(k) plan.
(11)	Total includes 6,504 shares of restricted stock granted on July 1, 2004, 2,168 shares of which vest on each of December 31, 2004, 2005 and 2006. To the extent we pay dividends on our shares of common stock, Mr. Demitry will be entitled to dividends only on the shares which are then vested.
(12)	Includes $7,623 matching contribution to 401(k) plan.
(13)	Total includes 434 shares of restricted stock granted as the stock portion of Mr. Demitry’s 2003 bonus. Such shares will vest on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Demitry will be entitled to dividends only on the shares which are then vested.
(14)	Includes $18,700 retention bonus and $6,878 matching contribution to 401(k) plan.
(15)	Includes $18,822 retention bonus, $15,976 payment for accrued vacation foregone and $6,878 matching contribution to 401(k) plan.
(16)	Total includes 5,549 shares of restricted stock granted on July 1, 2004, 1,850 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006. To the extent we pay dividends on our shares of common stock, Mr. Fox will be entitled to dividends only on the shares which are then vested.
(17)	Includes $5,338 matching contribution to 401(k) plan.
(18)	Total includes 370 shares of restricted stock granted as the stock portion of Mr. Fox’s 2003 bonus. Such shares will vest on June 30, 2005. To the extent we pay dividends on our shares of common stock, Mr. Fox will be entitled to dividends only on the shares which are then vested.
(19)	Includes $15,230 retention bonus and $4,899 matching contribution to 401(k) plan.
(20)	Includes $15,381 retention bonus, $13,865 payment for accrued vacation foregone and $4,427 matching contribution to 401(k) plan.
(21)	Total includes 2,505 shares of restricted stock granted on July 1, 2004, 835 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006. To the extent we pay dividends on our shares of common stock, Mr. Warren will be entitled to dividends only on the shares which are then vested.
(22)	Includes $6,146 matching contribution to 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realized
		Individual Grants			Value at Assumed
					Annual Rates of Stock
		(c)			Price Appreciation for
	(b)	% of Total Options			Option Term
	Number of Securities	Granted to	(d)
(a)	Underlying Options	Employees in	Exercise Price	(e)	(f)	(g)
Name	Granted(1)	Fiscal Year	($/Sh)	Expiration Date	5%($)	10%($)

Matthew M. O’Connell	45,307	15.2%	$6.50	9/23/2014	$184,853	$468,927
Timothy J. Puckorius	25,890	8.7%	$6.50	9/23/2014	$105,631	$267,962
Lee Demitry	24,031	8.0%	$6.50	9/23/2014	$98,046	$248,721
Alex J. Fox	24,031	8.0%	$6.50	9/23/2014	$98,046	$248,721
William L. Warren	21,359	7.2%	$6.50	9/23/2014	$87,145	$221,066

(1)	All option grants were made on September 24, 2004 and vest in equal installments on each of December 31, 2004, 2005, 2006, 2007 and 2008.

Employment Agreements

      ORBIMAGE and Matthew O’Connell entered into an employment agreement effective as of October 27, 2003, pursuant to which Mr. O’Connell serves as our President and Chief Executive Officer. The employment agreement calls for a base salary, an annual target bonus, a special bonus if the company refinances the current outstanding senior notes and senior subordinated notes prior to their maturity in 2008, Mr. O’Connell’s initial restricted stock grant, a company paid life insurance policy and eligibility for stock options. The annual bonus is subject to review of the Board of Directors on an annual basis and the award of the annual bonus is based upon the achievement of performance objectives of Mr. O’Connell personally and the company as a whole. In the event Mr. O’Connell is terminated without cause, he will have one year severance period during which he will receive an amount equal to his base salary for one year, payment of the annual bonus for the current year to which he would be entitled pro-rated for the number of months he was employed during the year and continuation of all health and life insurance benefits during his one year severance period.

      ORBIMAGE and Mr. Schuster entered into an employment agreement effective as of December 6, 2004, pursuant to which Mr. Schuster serves as Chief Operating Officer. The employment agreement calls for a base salary, and an annual target bonus. The agreement also provides for Mr. Schuster to receive an initial restricted stock grant to vest in equal installments over a four year period beginning with December 31, 2005, and a company paid life insurance policy. The annual bonus is subject to review of the Chief Executive Officer and the Board of Directors on an annual basis and the award of the annual bonus is based upon the achievement of performance objectives of Mr. Schuster personally and the company as a whole. In the event Mr. Schuster is terminated without cause, he will have a nine month severance period during which he will receive an amount equal to his base salary for such period, payment of the annual bonus for the current year to which he would be entitled pro-rated for the number of months he was employed during the year and continuation of all health and life insurance benefits during his nine month severance period.

      ORBIMAGE and Timothy Puckorius entered into an employment agreement effective as of October 27, 2003, pursuant to which Mr. Puckorius serves as our Senior Vice President — Worldwide Marketing and Sales. The employment agreement calls for a base salary, an annual target bonus, a company paid life insurance policy and eligibility for stock options. The annual bonus is subject to review of the Chief Executive Officer and the Board of Directors on an annual basis and the award of the annual bonus is based upon the achievement of performance objectives of Mr. Puckorius personally and the company as a whole. In the event Mr. Puckorius is terminated without cause, he will have a six month severance period during which he will receive an amount equal to his base salary for such period, payment of the annual bonus for the current year to which he would be entitled pro-rated for the number of months he was employed during the year and continuation of all health and life insurance benefits during his six month severance period.

Equity Incentive Plans

      2003 Employee Stock Incentive Plan. As of December 31, 2003, at the effectiveness of our plan of reorganization, 12% of our fully diluted common equity (consisting of 826,363 shares of common stock) was set aside for officers and other employees for the issuance of stock awards under the 2003 Employee Stock Incentive Plan of ORBIMAGE. Out of the shares reserved under this employee stock incentive plan, 275,454, representing 4% of the fully diluted common equity, was granted on December 31, 2003 to the Chief Executive Officer in the form of restricted stock vesting in three tranches as follows: 45,909 shares on June 30, 2004, 137,727 shares on January 3, 2005 and 91,818 shares on January 3, 2006. The remaining shares were left available for issuance under the plan may be issued from time to time as approved by the Board of Directors and the compensation committee of the Board of Directors. On July 1, 2004, we issued an aggregate 9,709 shares of restricted stock to our officers as part of their 2003 annual performance bonuses all of which will vest on June 30, 2005. In addition, on July 1, 2004, in recognition of past performance by employees of their work done during our Chapter 11 bankruptcy case, all employees who had served during the bankruptcy case received awards of restricted stock in an aggregate amount of 100,269 shares. These shares of restricted stock granted under special reorganization stock bonus vested as to all non-officer employees on December 31, 2004. For all officers, the shares of restricted stock granted under special reorganization stock bonus vested one third on December 31, 2004, with an additional one third to vest on December 31, 2005 and one third on December 31, 2006. On September 24, 2004, all employees were granted options to purchase an aggregate 297,600 shares of common stock for a purchase price of $6.50 per share. These options will vest 20% per year on each December 31, with the first 20% having vested on December 31, 2004.

      2004 Non-Employee Director Stock Incentive Plan. On June 24, 2004, ORBIMAGE established a 2004 Non-Employee Directors Incentive Stock Plan under which 70,000 shares of common stock were reserved for issuance to non-employee directors. Each non-employee director was granted 5,000 shares of restricted stock which vest 1,000 shares each July 1st, beginning July 1, 2004.

401(k) Plan

      ORBIMAGE maintains a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. ORBIMAGE makes matching contributions for its employees up to 4% of an employee’s annual compensation. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or ORBIMAGE to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by ORBIMAGE will be deductible by ORBIMAGE when made.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors is currently comprised of John W. Pitts, Jr. and Talton R. Embry, neither of whom is an executive of ORBIMAGE.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Prior to the effectiveness of our plan of reorganization under Chapter 11 on December 31, 2003, Orbital Sciences held 99.9% of our then outstanding common stock representing approximately 50% of the voting power of our then outstanding equity securities. As part of our plan of reorganization, all of our stock held by Orbital Sciences was cancelled. Orbital Sciences and ORBIMAGE are parties to a system procurement agreement, pursuant to which, among other things, Orbital Sciences constructed, launched and sold the OrbView-3 satellite system to us. Under the system procurement agreement, we paid Orbital Sciences a total of $263 million, all of which was paid prior to 2003. Other than some continuing obligations such as warranty, performance of Orbital Sciences under the system procurement agreement has been completed. Our only remaining commitment is to pay certain post-launch performance payments over the next 4 years, if the OrbView-3 system’s on-orbit performance meets certain threshold requirements. Prior to its termination in June 2003, we were also party to an administrative services agreement with Orbital Sciences under which we reimbursed them for certain administrative services they provided, including use of our headquarters office space. We currently sublease our headquarters office space from Orbital Sciences, but will commence leasing it directly from the building’s owner in April 2005. For further information regarding our relationship with Orbital Sciences, see “Business — Company History; Relationship with Orbital Sciences.”

      On November 16, 2004, we entered into various investment agreements with certain private investors, including Harbert Distressed Investment Master Fund, Ltd., Redwood Master Fund, Inc., Deephaven Distressed Opportunities Trading, Ltd., Whitebox Hedged High Yield Partners, L.P. and Credit Suisse First Boston LLC (and/or their affiliates), which currently hold approximately 29.7%, 9.3%, 7.4%, 6.2% and 5.7%, respectively, of our outstanding common stock. Please see the section entitled “Investment Agreements.”

BENEFICIAL OWNERSHIP OF SECURITIES

      The following table shows the beneficial ownership of shares of common stock of ORBIMAGE as of the date of this Registration Statement by (i) each director of ORBIMAGE; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of ORBIMAGE for the year ended December 31, 2004; (iii) all directors and executive officers of ORBIMAGE, as a group; and (iv) holders of 5% or more of our common stock.

      As of February 10, 2005, there are 14,171,562 shares of common stock outstanding.

	Number of Shares
	Beneficially		Percent of All
Name and Business Address of Beneficial Owner	Owned(1)		Shares(1)

Directors and Executive Officers*
Matthew M. O’Connell	291,600	(1)	2.1
Lee Demitry	11,744	(2)	—
Alex J. Fox	10,725	(3)	—
Timothy J. Puckorius	14,797	(4)	—
William L. Warren	6,777	(5)
James A. Abrahamson	5,000	(6)	—
Joseph M. Ahearn	5,000	(6)	—
Talton R. Embry	5,000	(6)	—
Lawrence A. Hough	5,000	(6)	—
John W. Pitts	5,000	(6)	—
William W. Sprague	5,000	(6)	—
All directors and executive officers as group (15 persons)	496,051	(1)(2)(3)(4)(5)(6)(7)	3.5
5% Holders
Harbert Distressed Master Fund, Ltd.(8)	4,208,979	(9)	29.7
Redwood Master Fund, Ltd.(10)	1,324,353	(11)	9.3
Deephaven Distressed Opportunities Trading, Ltd.(12)	1,042,962	(13)	7.4
Whitebox Advisors, LLC(14)	883,385	(15)	6.2
Credit Suisse First Boston LLC(16)	802,132	(17)	5.7

*	Unless otherwise indicated, the address is c/o ORBIMAGE Inc., 21700 Atlantic Boulevard, Dulles, Virginia 20166.

(1)	Total includes (i) 275,454 shares of restricted stock granted on December 31, 2003 pursuant to Mr. O’Connell’s employment agreement, of which, 45,909 vested on June 30, 2004, 137,727 vested on January 3, 2005 and 91,818 will vest on January 3, 2006, (ii) 7,085 shares of restricted stock granted as the stock portion of Mr. O’Connell’s 2003 bonus, which will vest on June 30, 2005 and (iii) 9,061 options to purchase common stock, which vested on December 31, 2004. To the extent we pay dividends on our shares of common stock, Mr. O’Connell will be entitled to dividends only on the shares which are then vested.

(2)	Total includes (i) 434 shares of restricted stock granted as the stock portion of Mr. Demitry’s 2003 bonus, which will vest on June 30, 2005, (ii) 6,504 shares of restricted stock granted on July 1, 2004, 2,168 shares of which vest on each of December 31, 2004, 2005 and 2006, and (iii) 4,806 options to purchase common stock, which vested on December 31, 2004.

(3)	Total includes (i) 370 shares of restricted stock granted as the stock portion of Mr. Fox’s 2003 bonus, which will vest on June 30, 2005, (ii) 5,549 shares of restricted stock granted on July 1, 2004, 1,850 shares of which vest on each of December 31, 2004 and 2005 and 1,849 shares of which will vest on December 31, 2006, and (iii) 4,806 options to purchase common stock, which vested on December 31, 2004.

(4)	Total includes (i) 1,117 shares of restricted stock granted as the stock portion of Mr. Puckorius’s 2003 bonus, which will vest on June 30, 2005, (ii) 8,502 shares of restricted stock granted on July 1, 2004, 2,834 shares of which vest on each of December 31, 2004, 2005 and 2006, and (iii) 5,178 options to purchase common stock, which vested on December 31, 2004.

(5)	Total includes (i) 2,505 shares of restricted stock granted on July 1, 2004, 835 shares of which vest on each of December 31, 2004, 2005 and 2006, and (ii) 4,272 options to purchase common stock, which vested on December 31, 2004.

(6)	Each of the non-employee directors received a grant of 5,000 shares of restricted stock which vest 1,000 shares per year on each July 1, beginning July 1, 2004.

(7)	Includes 11,200 options to purchase common stock issued to executive officers (other than Messrs. O’Connell, Demitry, Fox, Puckorius and Warren).

(8)	Includes Harbert Distressed Investment Master Fund, Ltd. (the “Master Fund”), HMC Distressed Investment Offshore Manager, L.L.C. (“HMC Management”), the sole investment manager of the Master Fund, HMC Investors, L.L.C. (“HMC Investors”), the managing member of both HMC Management and the Master Fund, Ltd. and the investment manager of Harbert Event Driven Master Fund, Ltd., Philip Falcone, a member of HMC Management, Distressed Investment Offshore Manager, L.L.C. who acts as the portfolio manager of the Master Fund on behalf of HMC Management and is the portfolio manager of Alpha US Sub Fund VI, LLC (which is a separate managed account), Raymond J. Harbert, a member of HMC Investors, and Michael D. Luce, a member of HMC Investors. The address of HMC Management and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, NY 10022. The address for the Master Fund is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address for HMC Investors, Raymond J. Harbert, and Michael D. Luce is One Riverchase Parkway South, Birmingham, AL 35244.

(9)	Based on publicly available filings with the SEC through January 28, 2005, Schedule 13D filed with the SEC on January 14, 2005, and Company records.

(10)	Address is 910 Sylvan Avenue, Englewood Cliffs, NJ 07632.

(11)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants and (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future.

(12)	Address is 130 Cheshire Lane — Suite 102, Minnetonka, MN 55305.

(13)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants and (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future.

(14)	Includes Whitebox Advisors, LLC (“WA”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (“WCAFLP”), Whitebox Convertible Arbitrage Fund, Ltd. (“WCAFLTD”), Whitebox Hedged High Yield Advisors, LLC (“WHHYA”), Whitebox Hedged High Yield Partners, L.P. (“WHHYP”), Whitebox Hedged High Yield Fund, L.P. (“WHHYFLP”), Whitebox Hedged High Yield Fund, Ltd. (“WHHYFLTD”), AJR Financial, LLC (“AJR”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P.

(“PSFLP”), and Pandora Select Fund, Ltd. (“PSFLTD”). WA, the managing member and sole owner of WCAA and WHHYA, has the power to direct the affairs of WCAA and WHHYA which manages accounts for the benefit of its clients WCAP, WCAFLP, WCAFLTD, WHHYP, WHHYFLP and WHHYFLTD. WCAA has the power to direct the affairs of WCAP and WHHYA has the power to direct the affairs of WHHYP including decision making power with respect to the disposition of the proceeds from the sale of the Common Stock. AJR, the managing member and sole owner of PSA, has the power to direct the affairs of PSA which manages accounts for the benefit of its clients PSP, PSFLP and PSFLTD. PSA has the power to direct the affairs of PSP including decision making power with respect to the disposition of the proceeds from the sale of the Common Stock. The address of WA, WCAA, WCAFLP, WHHYA, WHHYFLP, AJR, PSA, and PSFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. The address of WCAP, WCAFLTD, WHHYP, WHHYFLTD, PSP, and PSFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortolla, British Virgin Islands.

(15)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants and (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future.

(16)	Address is 11 Madison Avenue, New York, NY 10010.

(17)	Based on information provided to the Company by such beneficial owner, as adjusted to give effect to (i) the issuance of shares and warrants in a private placement on November 16, 2004 and the subsequent exercise of such warrants and (ii) an additional issuance of shares as consideration for such beneficial owner’s commitment to purchase additional debt securities of the Company in the future.

THE RIGHTS OFFERING

Background of the Rights Offering

      During the bidding process for the NextView contract, the National Geospatial-Intelligence Agency (“NGA”) required both the Company and the competing bidder to demonstrate a plan for committed financing by which the winner would be able to support its work share requirements for the contract in the amount of $265 million. We worked with our financial advisors to develop a plan that would provide for: (1) approximately $65 million of new common equity for the Company, in the form of approximately 6.5 million investment units, each consisting of one share of common stock and one warrant exercisable at $10 per share, priced at $10 per investment unit; (2) $45 million in cash flow generated from existing operations; and (3) $155 million of additional debt that would rank no higher than pari passu with our Senior Subordinated Notes due 2008.

      In developing this plan, our Board of Directors determined to offer initially 3.25 million investment units to certain private investors, who are funds that were known to us to be existing investors in our outstanding Senior Subordinated Notes due 2008, in our Senior Notes due 2008, or in our common stock, and who would be in a position to purchase investment units promptly following an award of the NextView contract. This gave us the assurance that we could raise $32.5 million in gross proceeds to commence work on the contract immediately. Our Board of Directors further determined to offer the remaining approximately 3.25 million investment units to all holders of our common stock pursuant to a registered rights offering that would be backstopped on a firm commitment basis by the private investors, thus assuring that we would raise $65 million in total as new equity for NextView program support. Our intent was (and remains) to give our public stockholders the opportunity to invest in our investment units at the same price as our private investors. The Board believed that this plan of financing offered the best competitive advantage for winning the NextView award.

      In early July 2004, we contacted the private investors and solicited their commitments to subscribe for up to 6.5 million investment units in total. On July 27, 2004, we received binding subscription letters from the private investors that required them to purchase collectively 3.25 million investment units shortly after award of the NextView Contract, and up to 3.25 million additional investment units as a backstop obligation should this rights offering be undersubscribed by our shareholders. In exchange for entering into their backstop obligation to us, we offered to these investors a commitment fee of an additional 1.0 million warrants, exercisable at $10 per share, subject to our winning the NextView contract. On November 16, 2004, we entered into final definitive documentation relating to these investors’ commitments, we sold to the private investors 3.25 million investment units in a private transaction and we issued the 1.0 million additional warrants as a commitment fee.

      We will distribute to each holder of record of our common stock on the record date, at no charge, 0.23 transferable subscription rights for each share of our common stock owned. The record date for this rights offering is 5:00 p.m., New York City time, on February 10, 2005. We will distribute 3,258,406 subscription rights. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one investment unit at a subscription price of $10.00 per investment unit. Each investment unit will consist of one share of our common stock and one five-year warrant to purchase one share of common stock for $10.00. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional investment units under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of investment units is unavailable to fully satisfy the over-subscription privilege requests, the available investment units will be sold pro rata among holders of subscription rights who exercised their over-subscription privilege based on the number of investment units each subscription rights holder subscribed for under the basic subscription privilege.

      If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “— Instructions to Beneficial Owners.”

No Fractional Rights

      We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right.

      You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our common stock. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on March 9, 2005, three business days prior to the expiration date.

Expiration of the Rights Offering, Extensions and Amendments

      You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on March 14, 2005 the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights.

      We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

      We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. If we make an amendment that we consider significant, we will mail notice of the amendment to all stockholders of record as of the record date and extend the expiration date by at least ten days. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

      If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

      Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

      With your basic subscription privilege, you may purchase one investment unit per subscription right, upon delivery of the required documents and payment of the subscription price of $10.00 per investment unit, before the expiration of the rights offering. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver certificates representing shares of common stock and warrants purchased with the basic subscription privilege as soon as practicable after this rights offering has expired.

Over-Subscription Privilege

      In addition to your basic subscription privilege, you may also subscribe for additional investment units, upon delivery of the required documents and payment of the subscription price of $10.00 per investment unit, before the expiration of this rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you must pay in full for (1) the number of investment units you purchase with your basic subscription privilege and (2) the number of investment units you wish to purchase with your over-subscription privilege.

      The number of investment units that will be available for sale pursuant to the over-subscription privilege will be equal to the number of investment units for which holders have not exercised their basic subscription privileges.

•	If the number of investment units requested by all holders exercising the over-subscription privilege is less than the total number of investment units available, then each person exercising the over-subscription privilege will receive the total number of investment units requested.

•	If there are not enough investment units to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available investment units pro rata, after eliminating all fractional rights, among the over-subscribing rights holders. “Pro rata” means in proportion to the number of investment units that you and the other holders of subscription rights have purchased by exercising your basic subscription privileges. If there is a pro rata allocation and you receive an allocation of a greater number of investment units than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of investment units for which you subscribed. We will allocate the remaining investment units among all other holders exercising their over-subscription privileges.

      You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to exercise fully your basic subscription privilege with respect to the subscription rights you own individually, and you do not have to subscribe for any investment units under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

      If you exercise your over-subscription privilege and are allocated less than all of the investment units for which you wish to subscribe, your excess payment for investment units that are not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver certificates representing shares of common stock and warrants purchased with the over-subscription privilege as soon as practicable after this rights offering has expired and after all pro rata allocations and adjustments have been completed.

Conditions to this Rights Offering

      We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this condition and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “— Cancellation Rights.”

Method of Subscription — Exercise Of Rights

      You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on March 14, 2005 the expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each investment unit subscribed for under your subscription privileges, including each investment unit subscribed for under both your basic subscription privilege and your over-subscription privilege.

      If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on March 14, 2005, the expiration date of this rights offering.

      Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on March 14, 2005, the expiration date of this rights offering.

Method of Payment

      Your payment of the subscription price must be made in U.S. dollars for the full number of investment units for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at The Bank of New York, ABA No. 021000018, Account No. 890006063.

Receipt of Payment

      Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

      If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

      You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

      By mail to:

The Bank of New York
Reorganization Services
ORBIMAGE Inc.
P.O. Box 11248
New York, NY 10286-1248

      By hand delivery or overnight courier to:

The Bank of New York
Reorganization Services
101 Barclay Street
Receive and Deliver Window
Street Level
New York, NY 10286

      You may call the subscription agent at (800) 507-9357.

      Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Errors in Exercise; Incorrect Subscription Payment Amount

      If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, or if your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your basic subscription privilege. Neither the subscription agent nor the Company will be liable for failure to contact you.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

      The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders of subscription rights until we issue your shares of our common stock and warrants to purchase shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

      Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Instructions to Nominee Holders

      If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on February 10, 2005, the record date for this rights offering, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Instructions to Beneficial Owners

      If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

      You should read and follow the instructions accompanying the subscription rights certificates carefully.

      You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Determinations Regarding the Exercise of your Subscription Rights

      We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

      The subscription agent will attempt to notify you of any or irregularity in connection with your submission of subscription rights certificates; however neither the subscription agent nor the Company will be liable for failure to so notify you. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock and/or warrants to you could be deemed unlawful under applicable law.

Regulatory Limitation

      We will not be required to issue to you investment units pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such investment units (including shares of our common stock or warrants to purchase shares of our common stock comprising such investment units) if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

      If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each investment unit you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment”;

•	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of ORBIMAGE Inc. Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three NASDAQ trading days following the date of your Notice of Guaranteed Delivery.

      Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of ORBIMAGE Inc. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

      In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of investment units for which you are subscribing under your basic subscription privilege and the number of investment units for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

      You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “— Delivery of Subscription

Materials and Payment.” Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (telecopy no.: (212) 815-6433). To confirm facsimile deliveries, you may call (212) 815-6212.

      The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (800) 507-9357 to request any copies of the form of Notice of Guaranteed Delivery.

Questions about Exercising Subscription Rights

      If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of ORBIMAGE Inc. Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

      We have appointed The Bank of New York to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with this rights offering.

      We have not engaged an underwriter in connection with this rights offering.

No Revocation

      Once you have exercised your subscription privileges, you may not revoke your exercise, even if we extend the expiration date. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

      We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of investment units you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each investment unit that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

      The subscription price is $10.00 per investment unit. For more information with respect to how the subscription price was determined, see “Questions and Answers About the Rights Offering” included elsewhere in this prospectus.

Foreign and Other Stockholders

      The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Methods for Transferring and Selling Subscription Rights

      You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, the Company will not take any steps to facilitate trading, and does not expect a market to develop in the trading of the subscription rights. Furthermore, the Company does not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. The rights will not be registered under any state securities laws, so you may not be able to transfer the rights in some states unless an exemption to such laws applies. You should consult your own counsel if you intend to sell or transfer your subscription rights.

      If you do not exercise or sell your subscription rights, you will lose any value inherent in the subscription rights. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” below.

Transfer of Subscription Rights

      You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is a sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription right certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

      If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

      If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

      The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

      You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

      You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

      If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

Cancellation Rights

      Our Board of Directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason (including a change in the market price of our common stock). If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

      An investment in investment units must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell their rights.

Shares of Common Stock and Warrants Outstanding after the Rights Offering

      As of February 10, 2005, there were 14,171,562 shares of our common stock outstanding. In addition, on February 10, 2005, there were warrants to purchase 318,947 shares of our common stock outstanding, all of which are exercisable at $28.22 per share. If all of the rights being issued are exercised, we will issue a total of 3,258,406 additional shares of common stock and 3,258,406 additional warrants to purchase shares of our common stock at an exercise price of $10.00 per share. Accordingly, assuming all of the shares of common stock and warrants forming the investment units offered in this rights offering are issued, there will be 17,429,968 shares of common stock and 3,577,353 warrants to purchase common stock outstanding immediately after the rights offering. This number is subject to any increases that may occur after the date of this prospectus as a result of the exercise, conversion or exchange of outstanding stock options or warrants.

Interests of Officers and Directors in the Rights Offering

      The officers and directors of ORBIMAGE who hold common stock as of the Record Date will receive the same rights as other stockholders. To the extent that such common stock is restricted and subject to forfeiture if vesting conditions are not met as set forth in the terms of a restricted stock grant to an officer or director, the officer or director will not be permitted to exercise the rights, and the Company intends to make those rights available to stockholders exercising their over-subscription privilege, as described above under “Subscription Privileges — Over-Subscription Privilege” on page 56. The Compensation Committee of the Board of Directors of ORBIMAGE, pursuant to Rule 16b-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, has approved the exercise of rights by officers and directors of the Company, and by such approval the acquisition of investment units, common stock and warrants by the officers and directors in this rights offering is exempt from the provisions of Section 16(b) of such Act.

INVESTMENT AGREEMENTS

      Pursuant to the various Investment Agreements between ORBIMAGE and the private investors, each dated as of November 16, 2004, the private investors agreed, among other things:

•	to purchase 3,250,000 investment units at a subscription price of $10 per share in a private placement of such investment units upon entry by us into the NextView Contract;

•	to exercise in full their subscription rights to purchase investment units in this rights offering under their basic subscription privilege — the private investors may, but are not obligated to, purchase additional investment units pursuant to their over-subscription privilege; and

•	to backstop this rights offering by purchasing, in a private placement, such number of the investment units that are not subscribed for by all of the holders of subscription rights pursuant to rightsholders’ basic subscription privilege and over-subscription privilege in this rights offering to ensure that we sell 3,250,000 investment units.

      In November 2004, the private investors purchased 3,250,000 investment units, having the same terms as the investment units being sold pursuant to this rights offering, for an aggregate price of $32.5 million. In addition, the Investment Agreements provide that any shares of our common stock and warrants acquired by the private investors in transactions contemplated by the Investment Agreements (including pursuant to the exercise of their subscription rights in this rights offering) will be registrable securities under a registration rights agreement dated November 16, 2004, entered into among us, the private investors and certain other stockholders party thereto.

      In addition, the Investment Agreements required us to issue 1.0 million additional warrants to the private investors as consideration for their commitment to backstop this rights offering. We issued these warrants in November 2004.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Investment Units

      Each investment unit purchased in the rights offering will consist of one share of our common stock and one warrant to purchase common stock. See “— Capital Stock — Common Stock” and “— Warrants”, below.

Capital Stock

      The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement on Form 10, filed on September 13, 2004.

General Background

      Our authorized capital stock consists of 20 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $.01 per share. As of February 10, 2005, there were approximately 14.2 million shares of new common stock outstanding and no shares of preferred stock outstanding. Our Third Amended and Restated Certificate of Incorporation does not prohibit us from issuing non-voting equity securities nor does it contain any redemption or sinking fund provisions.

Common Stock

      All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our Board of Directors from funds, property or stock legally available therefore, and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

      Except as required by law, the holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. We intend to apply in the future to have our common stock listed on the NASDAQ National Market®. However, there is no guarantee that we will be successful in this effort, or, even if we are, that an active and liquid trading market will develop.

      Our Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to 5 million shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participation, option or other special rights and qualifications, limitation or restrictions thereof, including the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any such class or series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue Preferred Stock.

      If specific kinds of change of control events occur, we will be required to offer to repurchase all outstanding Senior Notes and Senior Subordinated Notes at a price equal to 100% of the principal amount, plus accrued but unpaid interest. If a change in control event occurs, we cannot assure you that we will have sufficient funds to pay the purchase price for any notes tendered to us upon such change of control event. This may have the effect of discouraging or making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Indemnification of Directors and Officers

      The Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

      The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.

      The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

      Our Third Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Third Amended and Restated Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

      Furthermore, the Third Amended and Restated Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Third Amended and Restated Certificate of Incorporation or the DGCL.

      In addition to the provisions of our Third Amended and Restated Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Warrants

      The investment units to be issued in the rights offering will include warrants to purchase in aggregate up to 3,258,406 shares of our common stock.

      The warrants that are being issued in the rights offering will be represented by warrant certificates to be issued pursuant to, and which will be governed by, a warrant agreement to be entered into between The Bank of New York, as warrant agent, and the Company.

      You should review the form of warrant agreement and form of warrant certificate in respect of the warrants to be issued pursuant to the rights offering, which are included in this prospectus as Appendix C, for a complete description of the terms and conditions of the warrants.

      The warrants are governed by the laws of the state of Delaware.

      The warrants to be issued in the rights offering will be registered by the warrant agent on a register thereof, and are issued in certificated form.

      We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof.

      Each warrant gives the holder thereof the right to purchase one share of our common stock at an exercise price of $10.00 per share, subject to adjustment as set forth below, within five years of the date of its issuance. Thus, the warrants to be issued in the rights offering will expire on the date that is five years after the closing of the rights offering.

      The exercise price is subject to adjustment from time to time if, at any time during the term of the warrants, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split up of shares of common stock or is decreased by a stock combination of the outstanding shares of common stock, in each case, in proportion to such increase or decrease in outstanding shares. Similarly, the number of share of common stock that a holder of warrants is entitled to purchase will be adjusted to the number of shares obtained by multiplying the exercise price immediately prior to such adjustment by the number of shares purchasable pursuant to the warrants immediately prior to such adjustment, and dividing the product thereof by the exercise price resulting from such adjustment.

      The warrants may not be exercised unless there is a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws, with respect to the issuance of the common stock underlying the warrants. Although we have undertaken and intend to have the shares of our common stock underlying the warrants qualified in the states where our securities are being offered and to maintain a current registration statement relating to such shares of common stock until the expiration or exercise of all of the warrants, subject to the terms of the warrants, we cannot assure you that we will be able to do so. We will not be required to honor the exercise of warrants if, in our opinion, the sale of our common stock upon exercise of the warrants would be unlawful.

      The warrants will not entitle the holder to any of the rights of a stockholder of the company, including without limitation any preemption rights, voting rights or rights to dividends, except upon exercise in accordance with the terms thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the material United States federal income tax consequences of the rights offering to holders of common stock. This discussion addresses only the United States federal income tax consequences to holders of common stock that hold their shares as capital assets and does not address all of the United States federal income tax consequences that may be relevant to particular holders of shares of common stock in light of their individual circumstances. This discussion does not address the tax consequences to holders of common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction or holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

      This discussion is not binding on the Internal Revenue Service or a court. It is based on the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in United States federal income tax consequences different from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the rights offering to holders of common stock.

      HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RIGHTS OFFERING TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

Tax Consequences of the Rights Offering

      The following discussion summarizes the United States federal income tax consequences to a holder of our common stock upon the holder’s initial receipt of the subscription rights and upon the subsequent exercise, expiration or sale of such rights.

Receipt of Subscription Rights

      A holder of common stock should not recognize taxable income for United States federal income tax purposes upon the receipt of subscription rights in the rights offering.

      Assuming that the distribution is not currently taxable, a holder’s tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•	If the total fair market value of the subscription rights being distributed in this offering represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•	If the total fair market value of the subscription rights being distributed in this offering is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder’s shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder’s tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder’s subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder’s basis of the shares of common stock with respect to which such rights are received will not change.

      The holding period for the subscriptions rights received by a holder of common stock in the rights offering will include the holder’s holding period for the common stock with respect to which the subscriptions rights were received.

Exercise of Subscription Rights

      A holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

      The tax basis of the common stock and warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder’s tax basis, if any, in the subscription rights (determined as described above). This tax basis is allocated between the common stock and warrants acquired in proportion to their relative fair market values on the exercise date.

      The holding period for the common stock and warrants acquired through exercise of the subscription rights will begin on the exercise date the subscriptions rights are exercised. The holding period of stock subsequently acquired through the warrants will begin with the date such warrants are exercised.

      If a holder subsequently exercises a warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon such subsequent exercise of the warrant. The shares of common stock that the holder acquires as a result of exercising such warrant will have a tax basis equal to that holder’s adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of such shares will begin on the day after the warrant is exercised.

      If a holder sells the warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the warrant (determined as described above). Such gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller’s holding period for the warrant.

      If the holder allows the warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder’s basis in the warrant. The loss is treated as short-term or long-term depending on the holder’s holding period in the warrant.

Expiration of Subscription Rights

      A holder who allows the subscription rights to expire will not recognize any gain or loss, and no portion of the tax basis of the common stock owned by such holder with respect to which such subscription rights were received will be allocated to the unexercised subscription rights.

Sale of Subscription Rights

      A holder that sells the subscription rights to another person will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder’s tax basis in the subscription rights being sold (determined as described above). Such gain or loss will be a capital gain or loss if the subscription right is a capital asset in the hands of the seller.

PLAN OF DISTRIBUTION

      We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock on February 10, 2005, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part. In the event that the offering is not fully subscribed, holders of rights who exercise all of their rights in the rights offering will have the opportunity to subscribe for unsubscribed rights pursuant to an oversubscription right. See “The Rights Offering.” In addition, the private investors who previously purchased investment units in a private placement, have committed to subscribe for such number of investment units not subscribed for in this rights offering to ensure that we sell 3,250,000 investment units. As consideration for such investors’ commitment to backstop this rights offering, we previously distributed to such investors, on a pro rata basis, warrants to purchase one million shares of common stock in aggregate at an exercise price of $10 per share within five years from the date of their issuance. We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

      We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $15,000. We estimate that our total expenses in connection with the rights offering will be approximately $140,000.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Latham & Watkins LLP.

EXPERTS

      The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Orbital Imaging Corporation for the year ending December 31, 2001 have been included in this Prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

      We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

ORBIMAGE INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

ORBIMAGE Inc. Dulles, VA

      We have audited the accompanying balance sheet of ORBIMAGE Inc. (Successor Company) as of December 31, 2003. We have also audited the accompanying balance sheet of Orbital Imaging Corporation (Predecessor to ORBIMAGE Inc.) as of December 31, 2002 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBIMAGE Inc. at December 31, 2003 and the financial position of Orbital Imaging Corporation as of December 31, 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Bethesda, MD

September 2, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ORBIMAGE Inc.

      In our opinion, the accompanying statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Orbital Imaging Corporation (Predecessor to ORBIMAGE Inc.) for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced continuing operating losses, defaulted on its senior notes and requires a financial restructuring to meet its capital and operating requirements. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

March 6, 2002

McLean, Virginia

ORBIMAGE Inc.

STATEMENTS OF OPERATIONS

	Predecessor Company
	Years Ended December 31,

	2003	2002	2001

	(In thousands, except share data)
Revenues	$9,219	$15,552	$18,755
Direct expenses	10,697	10,498	17,311

Gross (loss) profit	(1,478)	5,054	1,444
Selling, general and administrative expenses	4,744	4,060	9,502
Asset losses and impairment charges	18,205	5,115	138,040

Loss from operations	(24,427)	(4,121)	(146,098)
Interest expense, net (excludes contractual interest of $26,156, $19,258 and $0, respectively)	1,303	8,085	30,948

Loss before reorganization items and provision (benefit) for income taxes	(25,730)	(12,206)	(177,046)
Reorganization items:
Gain on debt discharge	(116,056)	—	—
Write off of unamortized debt issuance costs	—	11,252	—
Professional fees	6,067	7,218	—
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	(30)	(74)	—

Earnings (loss) before provision (benefit) for income taxes	84,289	(30,602)	(177,046)
Provision (benefit) for income taxes	—	—	—

Net earnings (loss)	$84,289	$(30,602)	$(177,046)

Earnings (loss) per common share — basic	$3.34	$(1.26)	$(7.18)
Earnings (loss) per common share — diluted	$1.73	$(1.26)	$(7.18)

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.

BALANCE SHEETS

	Successor Company	Predecessor Company
	December 31,	December 31,
	2003	2002

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$14,405	$6,293
Receivables net of allowances of $0 and $179 respectively	756	6,230
Other current assets	1,143	113

Total current assets	16,304	12,636
Property, plant and equipment, less accumulated depreciation of $0 and $18,948, respectively	17,714	16,497
Satellites and related rights, less accumulated depreciation and amortization of $0 and $51,604, respectively	89,370	105,023
Goodwill	28,490	1,974
Other assets	1,441	448

Total assets	$153,319	$136,578

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses (post petition)	$4,743	$4,834
Deferred revenue	651	70

Total current liabilities	5,394	4,904
Long-term debt	73,115	—

Total liabilities not subject to compromise	78,509	4,904
Liabilities subject to compromise (pre-petition)	—	242,418
Predecessor Company Preferred stock subject to repurchase, par value $0.01; 10,000,000 shares authorized; Predecessor Company Series A 12% cumulative convertible, 2,000,000 shares authorized, 975,349 shares issued and outstanding (liquidation value of $102,574)	—	111,150
Stockholders’ equity (deficit):
Successor Common stock, par value $0.01; 25,000,000 shares authorized, 6,332,993 shares issued and outstanding,	63	—
Predecessor Common stock, par value $0.01; 75,000,000 shares authorized, 25,214,000 shares issued and outstanding,	—	252
Additional paid-in-capital	78,149	87,507
Unearned compensation	(3,402)	—
Accumulated deficit	—	(309,653)

Total stockholders’ equity (deficit)	74,810	(221,894)

Total liabilities and stockholders’ equity (deficit)	$153,319	$136,578

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.

STATEMENTS OF CASH FLOWS

	Predecessor Company
	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$84,289	$(30,602)	$(177,046)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Gain on debt extinguishment	(116,056)	—	—
Write off of unamortized debt issuance costs	—	11,252	—
Asset losses and impairment charges	18,205	5,134	138,040
Depreciation, amortization and other	3,356	6,454	13,821
Interest expense paid in kind	1,403	—	—
Changes in assets and liabilities:
Decrease in receivables and other current assets	5,416	34,093	1,096
(Increase) decrease in other assets	—	22	3,887
Increase (decrease) in accounts payable and accrued expenses	(181)	(23,084)	26,493
Decrease (increase) in deferred revenue	581	(1,953)	(8,306)
Increase (decrease) in obligations to related parties	—	(169)	348
Liabilities subject to compromise:
Decrease in accounts payable and accrued expenses	—	(982)	—
Decrease in deferred revenue	—	(5,283)	—

Net cash used in operating activities	(2,987)	(5,118)	(1,667)
Cash flows from investing activities:
Capital expenditures	(21,402)	(1,990)	(22,916)
Insurance proceeds from launch failure	—	—	28,838
Proceeds from the sale of satellite license	10,000	—	—
Proceeds from launch delay penalties	2,284	—	5,000

Net cash (used in) provided by investing activities	(9,118)	(1,990)	10,922
Cash flows from financing activities:
Proceeds from insurance loan	17,717	—	—
Proceeds from Orbital Sciences note	2,500	—	—

Net cash provided by financing activities	20,217	—	—
Net increase (decrease) in cash and cash equivalents	8,112	(7,108)	9,255
Cash and cash equivalents, beginning of year	6,293	13,401	4,146

Cash and cash equivalents, end of year	$14,405	$6,293	$13,401

Supplemental cash flow information:
Interest paid	$—	$34,292	$4
Payments made in conjunction with Chapter 11 reorganization:
Professional fees	8,022	2,710	—
Pre-petition claim payments	215	163	—

Non-cash items:
Capital expenditures	$—	$—	$4,449
Preferred stock dividends	—	1,111	3,936
Capitalized compensatory stock options	—	—	12

See accompanying Notes to Financial Statements

ORBIMAGE Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional
			Paid-In	Unearned	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Total

	(In thousands, except share data)
Predecessor Company-Orbital Imaging Corporation
Balance as of December 31, 2000	25,214,000	$252	$87,469	$—	$(96,958)	$(9,237)
Issuance of stock options	—	—	33	—	—	33
Preferred stock dividends	—	—	—	—	(3,936)	(3,936)
Net loss	—	—	—	—	(177,046)	(177,046)

Balance as of December 31, 2001	25,214,000	252	87,502	—	(277,940)	(190,186)
Issuance of stock options	—	—	5	—	—	5
Preferred stock dividends	—	—	—	—	(1,111)	(1,111)
Net loss	—	—	—	—	(30,602)	(30,602)

Balance as of December 31, 2002	25,214,000	252	87,507	—	(309,653)	(221,894)
Net earnings	—	—	—	—	84,289	84,289
Cancellation of Predecessor Company equity and application of Fresh-Start accounting	(25,214,000)	(252)	(87,507)	—	225,364	137,605

Successor Company-ORBIMAGE Inc.
Balance as of December 31, 2003 prior to capitalization	—	—	—	—	—	—
Capitalization of Successor Company	6,057,539	60	74,750	—	—	74,810
Issuance of restricted stock	275,454	3	3,399	(3,402)		—

Balance as of December 31, 2003	6,332,993	$63	$78,149	$(3,402)	$—	$74,810

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

(1)	Business Operations and Emergence from Chapter 11 Bankruptcy Protection

      On December 31, 2003 (the “Effective Date”), Orbital Imaging Corporation (the “Predecessor Company”) emerged from reorganization proceedings under Chapter 11 of the Federal bankruptcy laws pursuant to the terms of the Plan of Reorganization (as hereinafter defined). Upon reorganization, the Orbital Imaging Corporation changed its name to ORBIMAGE Inc. (“ORBIMAGE,” the “Company” or the “Successor Company”), a Delaware corporation.

      ORBIMAGE Inc. is a global provider of Earth imagery products and services. ORBIMAGE Inc. operates an integrated system of digital remote sensing satellites, U.S. and international ground stations and Internet-based sales channels to collect, process and distribute Earth imagery products. The OrbView-2 satellite was launched on August 1, 1997, and completed its on-orbit checkout in October 1997. The Predecessor Company recognized revenues related to the OrbView-2 satellite of $3.8 million, $9.8 million and $11.2 million for the year ended December 31, 2003, 2002 and 2001, respectively. The OrbView-4 satellite suffered a launch failure in September 2001 and did not reach its intended orbit. The OrbView-3 satellite was successfully launched on June 26, 2003. The OrbView-3 satellite provides one-meter panchromatic and four-meter multispectral imagery of the Earth and will begin generating revenue in 2004. The imagery provided by OrbView-3 is expected to have a broad range of applications for U.S. and foreign national security and many commercial and scientific markets.

Emergence from Chapter 11 Bankruptcy Protection

      On April 5, 2002, the Predecessor Company filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Predecessor Company had incurred losses since its inception, with an accumulated deficit of approximately $290 million as of the filing date. The Predecessor Company was in default on its senior notes and its ability to continue as a going concern was dependent on restructuring its senior notes. As of the date of the filing, current liabilities exceeded current assets by approximately $230 million. The Predecessor Company had previously announced publicly that it intended to take such action in furtherance of its plan to reorganize and had been in negotiations with its senior noteholders, holders of its Series A Preferred Stock and Orbital Sciences Corporation (“Orbital Sciences”), its majority stockholder. Under Chapter 11, prosecution of certain claims (“Pre-Petition Claims”) against the Predecessor Company in existence prior to the filing of the petition were stayed by operation of the Federal bankruptcy laws while the Predecessor Company continued business operations as Debtor-in-Possession and developed a plan of reorganization. As such, the Predecessor Company was permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, were subject to approval by the Bankruptcy Court.

      On June 19, 2002, the Official Committee of Unsecured Creditors (the “Creditors Committee”) appointed in the bankruptcy proceeding filed a motion in the Bankruptcy Court for authority to conduct discovery against Orbital Sciences under Federal Rules of Bankruptcy Procedure 2004. The stated purpose of the Creditors Committee in seeking such discovery was to investigate the details of the Predecessor Company’s relationship and transactions with Orbital Sciences in order to reveal whether claims were warranted against Orbital Sciences or certain of its directors, officers and former officers on theories that might include, among others, wrongful control and domination, breach of fiduciary duty, breach of contract, fraud and misrepresentation.

      On July 24, 2002, the Predecessor Company initiated an adversary proceeding in the Bankruptcy Court by filing a complaint seeking damages and other relief from Orbital Sciences due to, among other

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

things, breach of the satellite System Procurement Agreement between the two parties, conversion of property, breach of fiduciary duty, fraud and misrepresentation, and civil conspiracy in connection with various transactions with Orbital Sciences and MacDonald, Dettwiler and Associates Ltd. (“MDA”), Orbital Sciences’ former subsidiary. The complaint also named certain officers/directors of Orbital Sciences as defendants in connection with certain of the claims. The Bankruptcy Court ordered that the majority of the claims against Orbital Sciences be referred to resolution by binding arbitration in accordance with the arbitration provisions of the procurement agreement between the Predecessor Company and Orbital Sciences.

      On February 11, 2003, the Predecessor Company signed a Settlement Agreement with the Creditors’ Committee and Orbital Sciences to facilitate the Predecessor Company’s emergence from its Chapter 11 reorganization proceeding. Under the Settlement Agreement, the Predecessor Company agreed to suspend its pending litigation with Orbital Sciences in exchange for additional working capital and other consideration to be provided by Orbital Sciences. The Settlement Agreement provided for mutual releases of all claims among the parties, including the Predecessor Company and a significant majority of its bondholders and preferred stockholders, Orbital Sciences, and certain officers/directors of Orbital Sciences. The releases became effective upon launch of the OrbView-3 satellite by Orbital Sciences and payment by Orbital Sciences of $2.5 million to the Predecessor Company (the “Orbital Sciences Payment”). In exchange, Orbital Sciences received new notes that were equal to the Orbital Sciences Payment and ranked pari passu with the new notes to be issued to the Predecessor Company’s pre-bankruptcy unsecured creditors. As part of the Settlement Agreement, if OrbView-3 was not launched by April 30, 2003 or on-orbit check out was not successfully completed by July 31, 2003, Orbital Sciences would pay the Predecessor Company delay penalties. Orbital Sciences also agreed to defer certain payment obligations of the Predecessor Company and to forgive others, the details of which are discussed in Note 4 below. The Predecessor Company obtained formal approval of the Settlement Agreement from the Bankruptcy Court on February 19, 2003.

      On September 12, 2003, the Predecessor Company signed a settlement agreement with MDA concerning its remaining marketing rights in the long-delayed Canadian RadarSat-2 satellite program. Under the terms of the settlement agreement, the Predecessor Company received $10 million from MDA on October 1, 2003 and will receive two additional payments of $1 million in cash each on October 1, 2004 and October 1, 2005. In exchange, the Predecessor Company agreed to end its dispute with MDA and return its limited licenses in RadarSat-2 back to MDA, the prime contractor for the program. The Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million in 2003.

      On September 15, 2003, the Predecessor Company filed its Fourth Amended Plan of Reorganization (the “Plan”) and Fourth Amended Disclosure Statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on October 24, 2003. the Predecessor Company officially emerged from bankruptcy protection effective December 31, 2003 (the “Effective Date”).

      On the Effective Date, all then-outstanding equity securities of the Predecessor Company, as well as substantially all of its pre-petition liabilities, were cancelled. Holders of the Predecessor Company’s old notes and the Predecessor Company’s general unsecured creditors received $50 million in new Senior Subordinated Notes due 2008 and 6 million shares of new common stock of the Successor Company, representing approximately 99 percent of the then-outstanding capital stock of the Successor Company. In addition, Orbital Sciences received $2.5 million of Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of Senior Subordinated Notes in exchange for advisory and other services. Holders of certain debt obligations incurred during the Predecessor Company’s bankruptcy period received approximately $19 million of new Senior Notes due

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

2008. Holders of the Predecessor Company’s Series A Preferred Stock received out-of-the-money warrants to purchase up to 318,947 shares of common stock of the Successor Company.

      As a general rule, all of the Predecessor Company’s contracts and leases continued in effect in accordance with their terms, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provided the Predecessor Company with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to its business operations. Certain executory contracts were rejected by the Predecessor Company during the course of the bankruptcy proceedings.

      Our operations are subject to certain risks and uncertainties that are inherent in the remote sensing industry. We have incurred losses since inception, and we believe that we will continue to do so through the first year of OrbView-3 operations. As of December 31, 2003, we had $14.4 million of unrestricted cash and cash equivalents. We expect to fund our other future capital expenditures and cash flows from operating activities using cash on hand, revenues on existing contracts and possible new international customers and the $2 million of proceeds from the note receivable from MDA. We believe that we currently have sufficient resources to meet our operating requirements over at least the next twelve months. We may have a need for financing in the event we determine to engage in building additional satellite programs. There is no assurance that such additional financing will be available on favorable terms or on a timely basis, if at all. Our ability to be profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of products and services and numerous other factors.

(2)	Significant Accounting Policies

Basis of Presentation

      In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of its Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of the Predecessor Company for the years ended December 31, 2003 and prior generally will not be comparable to those of the Successor Company. In the accompanying financial statements and footnotes, references to the years ended December 31, 2003 and prior periods refer to the Predecessor Company, and the financial position as of December 31, 2003 is reported as Successor Company.

      As of April 5, 2002, the date of the Predecessor Company’s voluntary petition for reorganization under Chapter 11, the Predecessor Company adopted the financial reporting and accounting policies required for companies operating pursuant to Chapter 11 as prescribed in SOP 90-7. In accordance with SOP 90-7, we have classified in the accompanying balance sheet as of December 31, 2002 liabilities subject to compromise separately from those that are not subject to compromise. We have reported revenues, expenses, gains and losses relating to the reorganization separately in the accompanying statement of operations for the years ended December 31, 2003 and 2002, respectively.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

reported in its financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition

      ORBIMAGE’s principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. Such sales often require us to provide imagery over the term of a multi-year sales contract. Accordingly, we recognize revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery. Revenue for other services is recognized as services are performed.

      We recognize revenue on the contracts to construct distributor ground stations and contracts to provide image-processing services using the percentage-of-completion method of accounting. Revenue on these contracts is recognized based on costs incurred in relation to total estimated costs. These incurred costs approximate the output of deliverables to our customers. Revenues recognized in advance of becoming billable are recorded as unbilled receivables. Such amounts generally do not become billable until after the satellite becomes operational with the individual ground stations. Total unbilled accounts receivable were $0.2 million and $5.6 million at December 31, 2003 and 2002, respectively, and were collected in the succeeding 12 month period. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known.

      Much of our revenues are generated through contracts with the U.S. Government. U.S. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a U.S. Government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations. Our imagery contracts with international customers generally are not cancelable.

      For contracts consisting of multiple elements, we identify these elements and consider whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery of performance of the undelivered item(s) considered probable and substantially in our control.

      Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Stock-Based Compensation

      Compensation expense for employee stock-based compensation plans is measured using the best estimate of market value as of the measurement date as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation expense is recognized over the restriction period for the restricted stock grants to the employees. To the extent that we grant stock options to non-employee consultants or advisors, we record costs equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

Cash and Cash Equivalents

      We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk

      Financial instruments which potentially subject us to concentrations of credit risk consist principally of operating cash in excess of FDIC insured limits and temporary cash investments. We place our temporary cash investments with high credit quality financial institutions which invest primarily in U.S. Government instruments guaranteed by banks or savings and loan associations which are members of the FDIC.

Recovery of Long-Lived Assets

      Our policy is to review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We recognize an impairment loss when the sum of expected undiscounted net future cash flows is less than the carrying amount of the assets. The amount of the impairment is measured as the difference between the asset’s estimated fair value and its book value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Goodwill and Intangibles

      On January 1, 2002, the Predecessor Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which eliminated the amortization of goodwill and other intangibles with indefinite useful lives unless the intangible asset is impaired. The Predecessor Company performed an impairment test of its goodwill by comparing the fair value of the applicable reporting unit (based on a calculation of the present value of the unit’s future cash flows) to the carrying amount of the unit’s assets and liabilities. Based on this comparison, the Company determined that no impairment of recorded goodwill existed at December 31, 2003 and 2002, respectively. The following table provides a reconciliation of reported net loss and related per share amounts for the year ended December 31, 2001 to adjusted amounts which excludes the effect of goodwill amortization:

Predecessor
Company
2001

(In thousands, except
per share data)
Net loss attributable to common stockholders:
Net loss as reported	$(177,046)
Preferred stock dividends	(3,936)

Net loss attributable to common stockholders	(180,982)
Add back goodwill amortization	312

Adjusted	$(180,670)

Earnings (loss) per share, basic and diluted:
As reported	$(7.18)
Add back goodwill amortization	0.01

Adjusted	$(7.17)

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      As part of the Fresh-Start accounting as discussed in Note 3, we recorded goodwill based on an independent enterprise valuation. Intangible assets that have finite useful lives continue to be amortized over those useful lives.

Income Taxes

      We recognize income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Satellites and Related Rights and Property, Plant and Equipment

      The Predecessor Company purchased the OrbView-2 License, the OrbView-3 satellite and the ground system assets from Orbital Sciences pursuant to the System Procurement Agreement, discussed in Note 4 below. Amortization of the capitalized costs begins when the assets are placed in service. Capitalized costs include the cost of any applicable launch insurance.

      Depreciation and amortization are provided using the straight-line method as follows:

Ground system assets	8 years
Furniture and equipment	3 to 5 years
OrbView-2	7 1/2 years
Leasehold improvements	Shorter of estimated useful life of lease or lease term

      The OrbView-3 satellite and related ground system assets will be depreciated over a 5-year period in accordance with their design life.

Recent Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 related to disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS No. 148 are applicable to interim or annual periods that end after December 15, 2002, and as such have been incorporated into these financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 13, 2003. We implemented SFAS No. 150 effective with the adoption of fresh start reporting on December 31, 2003. The adoption of this statement did not have any impact on our financial statements.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(3)	Fresh-Start Accounting, Reporting and Reorganization

      The emergence from Chapter 11 resulted in a new reporting entity and adoption of Fresh-Start accounting in accordance with SOP 90-7. We allocated the reorganization value to our net assets based on their estimated fair values in accordance with SFAS No. 141, “Business Combinations,” as of December 31, 2003, the Effective Date. Such fair values represent our best estimates based on independent valuations. These valuations were based on a number of estimates and assumptions which are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the valuations will be realized, and the actual results could vary significantly. Immaterial differences between estimated pre-petition liabilities assumed by the Successor Company and the final settlement amounts are recognized as they occur.

      ORBIMAGE developed a set of financial projections to facilitate the calculation of the enterprise value of the Successor Company. The enterprise value was determined with the assistance of a third party financial advisor using a discounted cash flow analysis. The discounted cash flow analysis was based upon five years projected financial results, including an assumption for terminal values using cash flow multiples, discounted at our estimated post restructuring weighted-average cost of capital. The estimated enterprise value of ORBIMAGE on the effective date of the Plan of Reorganization (“POR”) was determined to be approximately $140 million to $155 million. We selected the midpoint of the range, approximately $148 million, as the estimated enterprise value. Pursuant to SOP 90-7, the reorganization value of ORBIMAGE on the effective date of the POR was determined to be approximately $153 million, which represented the enterprise value of $148 million plus the fair value of the current liabilities on December 31, 2003.

      As stated previously, ORBIMAGE’s post-emergence financials statements are not comparable with the Predecessor Company’s pre-emergence financial statements. The table below reflects the implementation of the POR and the adjustments of such assets and liabilities to fair value as of December 31, 2003 based on the Successor Company’s reorganization value as included in the POR and as approved by the Bankruptcy Court. The reorganization equity value of $74.8 million is calculated by subtracting the Successor Company’s debt of $73.1 million on the Effective Date from the estimated enterprise value.

      The effects of the reorganization pursuant to the Restructuring Plan and the application of fresh start reporting on the Predecessor’s Company’s balance sheet as of December 31, 2003 are as follows (in thousands):

	Predecessor					Successor
	Company					Company
	December 31,	Debt		Fresh-Start		December 31,
Condensed Balance Sheet	2003	Discharge		Adjustments		2003

Current assets:
Cash and cash equivalents	$14,405	$—		$—		$14,405
Receivables, net	784	(28	)(a)			756
Other current assets	1,143	—		—		1,143

Total current assets	16,332	(28)		—		16,304
Property, plant and equipment, net	17,714	—		—		17,714
Satellites and related rights, net	89,370	—		—		89,370
Goodwill	1,974	—		26,516	(A)	28,490
Other assets	1,441			—		1,441

Total assets	$126,831	$(28)		$26,516		$153,319

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

	Predecessor					Successor
	Company					Company
	December 31,	Debt		Fresh-Start		December 31,
Condensed Balance Sheet	2003	Discharge		Adjustments		2003

Current liabilities:
Accounts payable and accrued expenses (post petition)	$4,743	$—		$—		$4,743
Deferred revenue	651	—		—		651
Liabilities subject to compromise (pre-petition)	242,309	(242,309	)(a)	—		—

Total current liabilities	247,703	(242,309)		—		5,394
Long-term debt	21,640	(21,640	)(a,b)	—		73,115
		73,115	(a,b)
Series A preferred stock	111,150	(111,150	)(c)	—		—
Stockholders’ equity:
Common stock	252	(192	)(c,d)	3	(B)	63
Additional paid-in-capital	87,507	111,342	(c,d)	(120,700	)(A,B)	78,149
Unearned compensation	—	—		(3,402	)(B)	(3,402)
Accumulated deficit	(341,421)	190,806	(a,b)	150,615	(A)	—

Total stockholders’ equity (deficit)	(253,662)	301,956		26,516		74,810

Total liabilities and stockholders’ equity (deficit)	$126,831	$(28)		$26,516		$153,319

Notes:

a —	To reflect discharge of the disputed liabilities and liabilities subject to compromise per the POR.

b —	To record the cancellation of the $19.1 million Insurance Loan and issuance of $19.1 million of Senior Notes to the holders of the Insurance Loan and $54.0 million of Senior Subordinated Notes to the qualified creditors of the Predecessor Company.

c —	To reflect the discharge of the preferred stock. All preferred stock was cancelled and warrants exercisable at $28.22 per warrant were issued pro-rata to the preferred stockholders.

d —	To record the cancellation of Predecessor Company’s common stock (25.2 million shares) and issuance of Successor Company’s common stock (6.0 million shares).

A —	To record fresh start adjustments to eliminate accumulated deficit and record goodwill per the independent fair market valuation. Reorganization value in excess of the fair value of identified assets was recorded to reflect the enterprise value.

B —	To record the issuance of a restricted stock grant.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      On December 31, 2003 all liabilities subject to compromise were settled in accordance with the POR (see Note 1) by either being discharged by the Bankruptcy Court or settled as ongoing obligations. As of December 31, 2002, liabilities subject to compromise (see Note 1) were as follows (in thousands):

Predecessor
Company
2002

Accounts payable and accrued expenses	$485
Accrued interest payable	9,930
Deferred revenue	262
Obligations to related parties	6,741
Senior notes	225,000

$242,418

(4)	Relationship with Orbital Sciences

      The Predecessor Company was initially established as a wholly-owned subsidiary of Orbital Sciences. In 1997, the Predecessor Company issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the “Private Placement”). During 1997, the Predecessor Company also executed certain contracts with Orbital Sciences whereby all assets and liabilities of Orbital Sciences’s operating division, the Predecessor Company, were sold to the Predecessor Company at historical cost.

      The Predecessor Company had three significant contracts with Orbital Sciences at the beginning of 2002: (i) the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the “System Procurement Agreement”), (ii) the OrbView-2 License Agreement dated May 8, 1997 (the “OrbView-2 License”), and (iii) the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the “Administrative Services Agreement”).

      Under the System Procurement Agreement, the Predecessor Company purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling the Predecessor Company to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. Pursuant to the System Procurement Agreement, the Predecessor Company committed to purchase various satellites, rights and ground systems for approximately $279.9 million, net of $31.0 million to be funded by the U.S. Air Force through a contract with Orbital Sciences. The System Procurement Agreement originally called for the OrbView-3 satellite to be constructed and launched before OrbView-4; however, continuing schedule delays resulted in OrbView-4 being constructed and delivered first.

      The Predecessor Company did not incur costs under the System Procurement Agreement for the years ended December 31, 2003 and 2002, respectively, and incurred costs of $4.4 million for the year ended December 31, 2001. As of December 31, 2002, $4.4 million of costs previously incurred under the System Procurement Agreement were outstanding. Under the terms of the Settlement Agreement discussed in Note 1 above, once OrbView-3 was launched, Orbital Sciences made a payment of $2.5 million to the Predecessor Company, and Orbital Sciences agreed to discharge the $4.4 million obligation discussed above. Orbital Sciences further agreed to defer a $1.5 million on-orbit milestone payment due Orbital Sciences until May  7, 2005, the one-year anniversary of the date of acceptance by ORBIMAGE of the OrbView-3 system. In addition, the maximum amount of the annual post-launch on-orbit payments to Orbital Sciences was reduced from $2.25 million to $1.125 million on each of the first

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

five anniversaries of the acceptance by ORBIMAGE of the OrbView-3 system, for a total maximum obligation of $6.375 million.

      Because the OrbView-3 launch did not occur by April 30, 2003 and the cause of the delay in launch was other than force majeure (as defined in the System Procurement Agreement), the terms of the Settlement Agreement required that Orbital Sciences pay the Predecessor Company daily launch delay penalties of $16,430 beginning May 1, 2003 until Launch had occurred. Furthermore, because the Predecessor Company did not accept the OrbView-3 System as provided in the System Procurement Agreement by July 31, 2003, Orbital Sciences was required to pay the Predecessor Company daily checkout delay penalties of $16,430 until either (i) the Predecessor Company accepted the OrbView-3 system; (ii) Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification and checkout of the OrbView-3 system; or (iii) the delay penalty cap of $5 million was reached. The checkout penalty delays were eliminated in October 2003 when it was mutually agreed that Orbital Sciences had made all commercially reasonable efforts to achieve on-orbit verification. Orbital Sciences paid the Predecessor Company delay penalties of approximately $2.3 million during the year ended December 31, 2003.

      Under the OrbView-2 License Agreement, Orbital Sciences has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the OrbView-2 License Agreement, Orbital Sciences assigned to ORBIMAGE all amounts that are due or become due to Orbital Sciences under a contract Orbital Sciences had with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the OrbView-2 satellite. This contract expired on December 19, 2002. Effective December 20, 2002, the Predecessor Company executed a new contract to provide OrbView-2 imagery to NASA for a one-year period. This contract was renewed effective December 20, 2003 for an additional year.

      Under the Administrative Services Agreement, the Predecessor Company paid Orbital Sciences for office space and other administrative services, as well as certain direct and indirect operating services provided by Orbital Sciences. The Administrative Services Agreement was terminated on March 31, 2002. As part of the Settlement Agreement, the Predecessor Company and Orbital Sciences executed a sublease agreement which permits us to continue subleasing our current office space from Orbital Sciences through April 2005.

(5)	Asset Losses and Impairment Charges

Loss on Sale of RadarSat-2 License

      In 1998, the Predecessor Company entered into an agreement with MDA, then a Canadian subsidiary of Orbital Sciences, under which the Predecessor Company acquired the exclusive worldwide distribution rights for the RadarSat-2 satellite imagery (the “RadarSat-2 License”). Under the RadarSat-2 License, MDA would own and operate the RadarSat-2 satellite, and would provide operations, data reception, processing, archiving and distribution services to the Predecessor Company. The Company’s acquisition of the RadarSat-2 License was to cost $60 million, of which $30 million was paid in 1999. The RadarSat-2 License Agreement was terminated on February 9, 2001 and replaced with a new RadarSat-2 Territorial License agreement (the “RadarSat-2 Territorial License”), pursuant to which MDA granted to the Predecessor Company an exclusive territorial license to distribute and sell RadarSat-2 imagery in North America (except Canada) for $40 million. The $30 million of payments previously remitted to MDA under the original RadarSat-2 License agreement were applied to the $40 million license fee under the RadarSat-2 Territorial License. The License required the Predecessor Company to pay the remaining $10 million license fee obligation in 2002. The Predecessor Company did not pay the remaining $10 million obligation because of numerous program delays and began to pursue litigation against MDA related to the RadarSat-2 Territorial License, seeking, among other things, rescission of the RadarSat-2

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

License and the return of the $30 million that the Predecessor Company paid to MDA. As discussed in Note 1 above, the Predecessor Company entered into a settlement agreement with MDA dated September 12, 2003 whereby the RadarSat-2 Territorial License Agreement was returned to MDA for $12 million. MDA paid $10 million in October 2003 to the Predecessor Company and will pay us $1 million in October 2004 and $1 million in October 2005. If MDA were to default in making either such payment, interest would accrue on the unpaid principal amount at the default rate of 18 percent per annum compounded quarterly. The Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million in 2003.

Write-off of OrbView-4 and Application of Insurance Proceeds

      In September 2001, the Predecessor Company purchased insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-4. The Predecessor Company paid $2.8 million to purchase insurance coverage of approximately $13.1 million. An additional $50 million of insurance coverage was purchased by the Predecessor Company on behalf of the senior note holders. One of the members of the informal committee of holders of the senior notes loaned the Predecessor Company the funds necessary to purchase such additional insurance coverage for approximately $12.7 million (the “Bridge Loan”). Interest accrued on the Bridge Loan at an annual rate of 13.625%. The Predecessor Company was also required to pay a 20% commitment fee to the Bridge Loan lender out of the proceeds to be received by the senior noteholders.

      On September 21, 2001, the OrbView-4 satellite suffered a launch failure and did not achieve its intended orbit. Accordingly, the Predecessor Company wrote off the value of OrbView-4 as well as the portion of the ground station assets that were directly related to the operation of OrbView-4. The Predecessor Company wrote off $144.2 million for OrbView-4 and an additional $10.5 million for the related ground station assets. These losses were offset by proceeds from insurance of $63.1 million. The components of the loss are summarized as follows (in thousands):

OrbView-4 satellite cost, before insurance premiums and commitment fee	$125,649
Capitalized insurance premiums paid by the Predecessor Company	2,823
Capitalized insurance premiums borrowed under Bridge Loan	12,749
Commitment fee and interest paid under Bridge Loan	2,960

Total value of Orb-View-4 satellite	144,181
Ground system assets related to OrbView-4	10,503

Total value of Orb-View-4 assets	154,684
Less: insurance proceeds	(63,130)

Total asset loss	$91,554

      The Predecessor Company used $15.7 million of the insurance proceeds received in December 2001 to payoff the Bridge Loan, related accrued interest and the commitment fee to the Bridge Loan lender. Approximately $13.1 million of insurance proceeds were used by the Predecessor Company to fund ongoing operations. The remaining insurance proceeds of $34.3 million were deposited with the trustee of the senior notes and were reflected on the Predecessor Company’s balance sheet as restricted cash at December 31, 2001. The use of these proceeds was restricted to debt service payments to the senior noteholders. On February 10, 2002, the senior noteholders received approximately $28.4 million of the proceeds as payment of the outstanding interest on the senior notes. On March 31, 2002 the remaining restricted cash of $5.9 million held by the trustee was applied as a partial payment to the March 1, 2002 interest obligation on the senior notes.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

Asset Impairments

      Due to continued delays in the completion of OrbView-3 and RadarSat-2, the entry of competitors in markets served by us and the effect of terrorism activities on Federal funding for scientific imagery applications, we evaluated the recoverability of our remaining satellites and ground station assets pursuant to SFAS No. 144. Accordingly, the carrying value of the satellites and related ground station assets were adjusted to their most likely estimated fair values based on anticipated future discounted cash flows, resulting in the following non-cash impairment charges for the years ended December 31, 2002 and 2001 (in thousands):

	Predecessor
	Company

	2002	2001

Orb-View-2 license	$5,055	$14,869
Satellites and rights in process	—	25,880
Ground system assets	—	5,737

Total impairment charges	$5,055	$46,486

      No impairment was identified for the year ended December 31, 2003.

(6)	Comprehensive Income (Loss)

      For the years ended December 31, 2003, 2002, and 2001, there were no material differences between net loss as reported and comprehensive income (loss).

(7)	Earnings (Loss) Per Common Share

      The computations of basic and diluted loss per common share were as follows for the years ended December 31, 2003, 2002, and 2001 (in thousands, except share data):

	Predecessor Company

	2003	2002	2001

Numerator for basic and diluted earnings (loss) per common share:
Net earnings (loss)	$84,289	$(30,602)	$(177,046)
Preferred stock dividends	—	(1,111)	(3,936)

Net earnings (loss) available to common stockholders	$84,289	$(31,713)	$(180,982)

Denominator for basic and diluted earnings (loss) per common share:
Average number of common shares outstanding for basic computations	25,214,000	25,214,000	25,214,000
Average number of common shares assuming conversion of Series A 12% cumulative convertible preferred stock	23,389,664	(a )	(a )

Average number of common shares outstanding for diluted computations	48,603,664	25,214,000	25,214,000
Earnings (loss) per common share — basic	$3.34	$(1.26)	$(7.18)

Earnings (loss) per common share — diluted(b)	$1.73	$(1.26)	$(7.18)

(a)	The effect of the conversion of the Series A preferred stock is antidilutive for the years ended December 31, 2002 and 2001.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(b)	All warrants and stock options are antidilutive for each of the years presented since such warrants and options had exercise prices in excess of the average market value of the Predecessor Company’s common stock.

(8)	Property, Plant and Equipment

      Property, plant and equipment consisted of the following at December 31, 2003 and 2002 (in thousands):

	Successor	Predecessor
	Company	Company
	2003	2002

Land	$213	$213
Ground system assets	16,068	29,958
Furniture and equipment	897	3,320
Leasehold improvements	536	1,915
Accumulated depreciation and amortization	—	(18,909)

Total	$17,714	$16,497

      Depreciation and amortization expense was $1.1 million, $1.4 million and $3.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(9)	Satellites and Related Rights

      Satellites and related rights consisted of the following at December 31, 2003 and 2002 (in thousands):

	Successor	Predecessor
	Company	Company
	2003	2002

In service:
OrbView-2 License	$3,054	$44,620
Accumulated amortization	—	(39,277)

	3,054	5,343
Satellites and rights in process	86,316	99,680

Total	$89,370	$105,023

      Satellite depreciation and amortization expense was $2.3 million, $4.6 million and $7.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(10)	Income Taxes

      The Predecessor Company recorded no income tax expense for the years ended December 31, 2003, 2002 and 2001 as a result of tax losses incurred in those years. The differences between the tax provision (benefit) calculated at the statutory Federal income tax rate and the actual tax provision (benefit) for each of those years are as follows:

	Predecessor	Predecessor	Predecessor
	Company	Company	Company
	2003	2002	2001

U.S. Federal tax at statutory rate	$24,833	$(6,579)	$(60,196)
State income taxes, net	3,068	(813)	(4,426)
Valuation allowance	(27,901)	7,392	64,445
Other	—	—	177

Total tax provision	$—	$—	$—

      The primary components of federal deferred tax assets and liabilities were as follows (in thousands):

	Successor	Predecessor
	Company	Company
	2003	2002

Deferred tax assets related to:
Net operating loss carryforward	$50,516	$71,029
Property, plant and equipment	7,453	6,456
Reorganization costs	—	4,316
Other	558	4,147

Deferred tax assets	58,527	85,948
Less: valuation allowance	(58,367)	(85,868)

Net deferred tax assets	160	80
Deferred tax liabilities related to:
Amortization	(160)	(80)

Net deferred tax assets	$—	$—

      The decrease in valuation allowance is principally the result of the utilization of net operating loss carryforwards for the discharge of the Predecessor Company debt. We believe it is more likely than not that our existing deferred tax assets will not be realized. As of December 31, 2003, we had net operating loss carryforwards totaling approximately $132 million, which expire beginning in 2021. Such net operating loss carryforwards are subject to certain limitations and other restrictions.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(11)	Long-Term Debt

      Long-term debt consisted of the following as December 31, 2003 and 2002 (in thousands):

		Successor	Predecessor
		Company	Company
	Maturity Date	2003	2002

Senior Subordinated Notes	June 30, 2008	$53,995	$—
Senior Notes	June 30, 2008	19,120	—
Senior Notes	March 1, 2005	—	225,000

		73,115	225,000
Less amounts subject to compromise		—	(225,000)

Total		$73,115	$—

Predecessor Company Insurance Loan

      In 1998, the Predecessor Company issued 150,000 units consisting of senior notes and 1,312,746 warrants for common stock, raising net proceeds of approximately $144.6 million. The gross proceeds of the units offering of $150.0 million were allocated as follows: $142.1 million to the senior notes and $7.9 million to the value of the warrants recorded as a debt discount. In 1999, the Predecessor Company completed an add-on debt offering of senior notes raising net proceeds of approximately $68.1 million. The debt discount and issuance costs were amortized using the interest method as an adjustment to interest expense over the term of the senior notes resulting in an effective yield of approximately 13.4%. Interest on the senior notes accrued at a rate of 11.625% per annum and was payable semi-annually in arrears on March 1 and September 1. The senior notes were to mature on March 1, 2005.

      At December 31, 2001, the Predecessor Company was in default with regard to the senior notes because the Predecessor Company did not make the scheduled interest payments for that year. On February 10, 2002, the senior noteholders received approximately $28.4 million of insurance proceeds as payment of the outstanding interest on the senior notes, which cured the payment default. This payment included interest on the overdue installments of interest which was payable at a rate of 12.625 percent per annum. The Predecessor Company made a partial payment of $5.9 million to the senior noteholders in conjunction with the March 1, 2002 semiannual interest payment on March 31, 2002, but was in default again on its interest obligations under the senior notes by $7.2 million with regard to that payment. As a result of the Bankruptcy Filing on April 5, 2002, an automatic stay was imposed to prevent claimants from attempting to collect amounts due or to proceed against property of the Predecessor Company.

      The Predecessor Company recorded interest expense on the senior notes until April 5, 2002. In accordance with SOP 90-7, interest expense was not recorded during the Chapter 11 period because it was considered probable that a claim for payment of interest would not be allowed. If the Predecessor Company had recorded interest expense during the Chapter 11 period, interest expense for the years ended December 31, 2003 and 2002 would have increased by approximately $28.0 million and $22.0 million, respectively.

      In conjunction with the issuance of the senior notes, the Predecessor Company incurred debt financing costs which had been deferred and were being amortized over the term of the senior notes. Such amortization was reported as a component of interest expense. As a result of the Chapter 11 filing, the Predecessor Company ceased amortizing these costs and wrote them off.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

Predecessor Company Insurance Loan

      In June 2003, the Predecessor Company purchased insurance coverage for the combined risk of launch, satellite checkout and on-orbit satellite operations with respect to OrbView-3. The Predecessor Company paid approximately $14.8 million to purchase insurance coverage of $51 million on behalf of the senior note holders. Certain of the members of the informal committee of holders of the senior notes loaned the Predecessor Company the funds necessary to purchase the insurance coverage (the “Insurance Loan”). the Predecessor Company also borrowed funds required to pay a 20 percent commitment fee to the Insurance Loan lenders for securing the loan. The total amount borrowed under the Insurance Loan was approximately $17.8 million. Interest accrued on the Insurance Loan at an annual rate of 13.625% and was added to the principal balance. The Predecessor Company recognized interest expense on the insurance loan of approximately $1.3 million during the year ended December 31, 2003.

Successor Company Senior Notes and Senior Subordinated Notes

      On the Effective Date of our emergence from bankruptcy protection, holders of the Predecessor Company’s senior notes and the Predecessor Company’s qualified general unsecured creditors received $50 million of the Successor Company’s new Senior Subordinated Notes. In addition, Orbital Sciences received $2.5 million of Senior Subordinated Notes in full satisfaction of its claims, and certain other parties received approximately $1.5 million of Senior Subordinated Notes in exchange for advisory and other services. Each holder of the Predecessor Company’s Insurance Loan received, in full satisfaction of its Insurance Loan claim, its pro rata share of the Successor Company’s new Senior Notes totaling approximately $19.1 million.

      Both the Senior Notes and the Senior Subordinated Notes accrue interest at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis through December 31, 2004. Thereafter, interest is payable in cash on a semiannual basis in arrears at the rate of 11.625 percent per annum, with such payments commencing on June 30, 2005. Both the Senior Notes and the Senior Subordinated Notes contain certain restrictive covenants that restrict certain payments, capital expenditures, limitations on issuance of debt, transfers, and asset sales. All cash on hand in excess of $15 million at June 30, 2004 and December 31, 2004 (after cash required for operations, capital expenditures and required debt service) and all cash on hand in excess of $10 million semiannually thereafter (after cash required for operations, capital expenditures and required debt service) will be required to be used first to repurchase the Senior Notes, then to repurchase up to 50 percent of the Senior Subordinated Notes. The Senior Notes and the Senior Subordinated Notes both mature on June 30, 2008 and can be prepaid in full at any time without penalty.

      The Senior Note agreement contains a covenant requiring us to maintain an on-orbit insurance policy for as long as the Senior Notes remain outstanding (the “Continuing Insurance”). The Continuing Insurance will be for a coverage amount equal to the lesser of $50 million or the maximum amount available to be underwritten in the insurance market. The Senior Notes rank senior to the Senior Subordinated Notes.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(12)	Leases

      Total rental expense under operating leases was $0.7 million, $0.2 million, and $0.2 million for the years ended December 31, 2003, 2002, and 2001. Aggregate minimum rental commitments under non-cancelable operating leases (primarily for office space and equipment) as of December 31, 2003 were as follows (in thousands):

2004	$698
2005	699
2006	236
2007	228
2008	222
Thereafter	89

$2,172

(13)	Employee Benefit Plan

      Our employees participate in the Orbital Imaging Corporation Retirement Savings Plan, as amended, a defined contribution plan (the “Retirement Plan”) in accordance with Section 401(k) of the Internal Revenue code of 1986, as amended. Our contributions to the Retirement Plan are made based on certain plan provisions and at the discretion of our Board of Directors. The annual contribution expense was $0.2 million for each of the years ended December 31, 2003, 2002, and 2001, respectively.

(14)	Capital Stock

      Prior to the Effective Date, the Predecessor Company’s capital stock was composed of 75,000,000 shares of common stock (of which 25,214,000 million shares were issued and outstanding) and 10,000,000 shares of $0.01 par value preferred stock, of which: (i) 2,000,000 shares of the Series A preferred stock had been authorized (of which 975,349 shares were issued and outstanding); (ii) 2,000,000 shares of the Series B preferred stock had been authorized (none of which had been issued) and (iii) 2,000,000 shares of the Series C preferred stock had been authorized (none of which had been issued). The Series A preferred stock had an assigned stated value of $100 per share and holders were entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, in cash or, in lieu thereof, payable in-kind in shares of Series A preferred stock on the basis of 120 shares of Series A preferred stock for each 1,000 shares of Series A preferred stock outstanding. All dividends were paid in-kind. The Predecessor Company stopped accruing dividends on the Series A preferred stock on April 5, 2002, the date the Predecessor Company filed for Chapter 11 bankruptcy protection.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      The activity in the preferred stock subject to repurchase was as follows for the year ended December 31, 2001 and 2002 (dollars in thousands):

	Shares	Amount

Balance as of December 31, 2000	868,052	$106,103
Preferred stock dividends paid in shares	107,297	3,235
Accrual of preferred stock dividends	—	701

Balance as of December 31, 2001	975,349	110,039

Accrual of preferred stock dividends	—	1,111

Balance as of December 31, 2002	975,349	$111,150

      In connection with the units offering on February 25, 1998, the Predecessor Company issued 150,000 warrants, which entitled the holders to acquire up to 1,312,746 shares of the Predecessor Company’s common stock. The warrants were exercisable at a price of $0.01 per share. Each warrant entitled the holder to buy 8.75164 shares of common stock. The warrants were to expire on March 1, 2005.

      Under the POR as confirmed by the Bankruptcy Court, all of the existing preferred stock, common stock and any options and warrants outstanding were cancelled as of the Effective Date. The capital stock of the Successor Company consists of 25,000,000 authorized shares of new common stock. Holders of the Predecessor Company senior notes and the general unsecured creditors received a pro-rata distribution of 6,000,000 shares of the Successor Company common stock on the Effective Date. Outstanding preferred stock was cancelled as of the Effective Date. Holders of the Series A preferred stock were issued a pro-rata share of warrants to purchase up to 318,947 shares of new common stock at $28.22 per share. These warrants expire on December 31, 2007. The warrants were valued by the Successor Company at $2.04 per share using the Black-Scholes options pricing model. This model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the warrant being valued, and requires certain assumptions, such as the expected amount of time a warrant will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of warrants issued. The assumptions used to determine the value of the warrants were as follows:

Volatility	41.0%
Dividend yield	0.0%
Risk-free interest rate	3.2%
Expected average life	5 years
Exercise price per warrant	$28.22

(15)	Stock Incentive Plans

      Through the Predecessor Company’s stock option plan, as amended (the “Prior Stock Plan”), the Predecessor Company could issue to its employees, Orbital Sciences’ employees, consultants or advisors incentive or non-qualified options to purchase up to 4,800,000 shares of the Predecessor Company ’s common stock. Under the Prior Stock Plan, stock options could not be granted with an exercise price less than 85% of the stock’s fair market value at the date of the grant as determined by the Board of Directors. The Predecessor Company ’s options vested in one-third increments over either a two-year or a three-year period. The maximum term of an option was 10 years. No options were granted for the years ended December 31, 2003 and 2002. The Prior Stock Plan was terminated on the Effective Date, and all options issued were cancelled on that date.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      The following table summarizes the activity relating to the Prior Stock Plan for the years ended December 31, 2001, 2002 and 2003:

			Weighted	Outstanding
	Number of	Option Price	Average	and
	Shares	Per Share	Exercise Price	Exercisable

Outstanding as of December 31, 2000	3,511,680	$3.60-6.25	$4.77	2,510,455
Granted	766,619	1.50	1.50
Canceled or expired	(1,259,072)	1.50-7.25	4.39

Outstanding as of December 31, 2001	3,019,227	1.50-7.25	4.10	2,381,318
Canceled or expired	(678,647)	1.50-7.25	4.21

Outstanding as of December 31, 2002	2,340,580	1.50-7.25	4.10	2,215,266
Canceled or expired	(2,340,580)	1.50-7.25	4.10

Outstanding as of December 31, 2003	—	$—	$—	—

      Had the Predecessor Company determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, the Predecessor Company’s pro forma net loss and pro forma basic loss per common share would have been approximately $182.1 million and $7.22, respectively, for the year ended December 31, 2001. Pro forma diluted loss per common share for the year ended December 31, 2001 would be the same as the pro forma basic loss per share shown above since all potentially dilutive securities were antidilutive and were excluded due to the net loss for 2001. Pro forma net loss as stated above is not necessarily representative of the effects of reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of the additional stock options in future years. No compensation expense would have been recorded for the years ended December 31, 2003 and 2002 because the options were worthless as a result of the Chapter 11 filing.

      The Predecessor Company used the Black-Scholes options pricing model for the year ended December 31, 2001 for options issued to employees and directors to determine the pro forma impact to its net loss. The assumptions used to determine the pro forma impact for the year ended December 31, 2001 were as follows:

Volatility	155.0%
Dividend yield	0.0%
Risk-free interest rate	4.5%
Expected average life	6.0 years
Weighted average exercise price per share	$4.18

      The fair value of the options granted to employees, directors and non-employees during the year ended December 31, 2001 was estimated at $1.42 per share. Compensation expense recognized during the year ended December 31, 2001 was not material.

      On the Effective Date, the Successor Company adopted the Employee Stock Incentive Plan (the “New Stock Plan”), under which stock options, restricted stock and other stock-based awards may be granted to employees, officers, directors, consultants or advisors. As of December 31, 2003, 826,364 shares were authorized and available for grant under the New Stock Plan. On December 31, 2003, 275,454 shares of restricted stock were issued. These shares vest in three tranches as follows: 45,909 shares on June 30, 2004, 137,727 shares on January 3, 2005 and 91,818 shares on January 3, 2006. The fair market value of the restricted stock was valued at the reorganization equity value of the Successor Corporation on the

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

Effective Date divided by the number of Successor Company common shares issued to the creditors upon reorganization.

(16)	Information on Industry Segments and Major Customers

      The Predecessor Company operated as a single segment for the years ended December 31, 2003, 2002, and 2001. The Predecessor Company recognized revenues related to contracts with the U.S. Government, its largest customer, of approximately $3.1 million, $12.4 million, and $14.5 million for the years ended December 31, 2003, 2002, and 2001, respectively, representing approximately 34%, 80%, and 77% of total revenues recognized during 2003, 2002, and 2001, respectively. The Predecessor Company also recognized revenue of approximately $3.4 million in 2003 associated with the completion of construction of a ground station for one of its international customers.

(17)	Summary of Quarterly Information (Unaudited)

	Predecessor Company
	2003 Quarters

(In thousands, except share data)	First	Second	Third	Fourth

Revenues	$1,690	$1,302	$1,134	$5,093
Loss from operations	(1,001)	(1,498)	(2,116)	(19,812)
Net earnings (loss)	(2,744)	(2,996)	(4,640)	94,669
Earnings (loss) per diluted share(a)	(0.11)	(0.12)	(0.18)	1.95

	Predecessor Company
	2002 Quarters

(In thousands, except share data)	First	Second	Third	Fourth

Revenues	$4,291	$4,390	$4,239	$2,632
Earnings (loss) from operations	495	477	926	(6,019)
Net loss	(8,597)	(854)	(841)	(20,310)
Loss per diluted share	(0.39)	(0.03)	(0.03)	(0.81)

(a)	The sum of each quarter’s earnings (loss) per diluted share does not equal earnings per diluted share reported for the full year due to the antidilutive effect of the assumed conversion of the Series A preferred stock in the first three quarters of 2003.

Fourth Quarter Items

      In the fourth quarter of 2003, the Predecessor Company recorded a loss on the sale of the RadarSat-2 Territorial License of $18.2 million, which was offset by the gain recorded on the discharge of Predecessor Company debt of $116.1 million. In the fourth quarter of 2002, the Predecessor Company wrote off unamortized debt issuance costs of $11.3 million, recorded a charge for impairment on the OrbView-2 satellite of $5.1 million and incurred reorganization charges of $3.1 million.

(18)	Subsequent Events

      During the first quarter of 2004, the OrbView-3 system became fully operational. The total capitalized cost of the OrbView-3 system is approximately $92 million and is being depreciated over its five-year design life. Formal acceptance of the OrbView-3 system was effective May 7, 2004. During 2004, ORBIMAGE Inc. has commenced revenue recognition from contracts to supply imagery to its regional distributors in Asia. These contracts provide for guaranteed annual minimum imagery purchases totaling approximately $13.0 million for terms ranging from one to four years excluding option periods.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      At the end of the first quarter of 2004, we were awarded a contract to supply the National Geospatial-Intelligence Agency (“NGA”) with imagery and value-added products from the OrbView-3 satellite. The total value of the contract is $27.5 million over two years, of which approximately $10.5 million and $12 million represent minimum commitments to purchase imagery in years one and two, respectively. The contract also provides for NGA to reimburse approximately $5.0 million for infrastructure costs we incurred and will incur to provide the required imagery. In June 2004, we received an additional task order to provide $6.4 million of production services to NGA under the program during the first year of the contract.

ORBIMAGE Inc.

STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Company	Company

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited; In thousands,
	except share data)
Revenues	$20,650	$4,125
Direct expenses	24,997	5,416

Gross loss	(4,347)	(1,291)
Selling, general and administrative expenses	7,127	3,324

Loss from operations	(11,474)	(4,615)
Interest expense, net	7,483	648

Loss before reorganization items and benefit for income taxes	(18,957)	(5,263)
Reorganization items:
Professional fees	—	5,132
Interest earned on accumulated cash and cash equivalents during Chapter 11 proceedings	—	(15)

Loss before benefit for income taxes	(18,957)	(10,380)
Benefit for income taxes	—	—

Net loss	$(18,957)	$(10,380)

Loss per common share — basic and diluted	$(2.97)	$(0.41)

See accompanying Notes to Financial Statements

ORBIMAGE Inc.

BALANCE SHEETS

	Successor Company

	September 30,	December 31,
	2004	2003

	(Unaudited; In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$12,751	$14,405
Receivables net of allowances of $157 and $0, respectively	6,894	756
Other current assets	2,727	1,143

Total current assets	22,372	16,304
Property, plant and equipment, less accumulated depreciation of $2,756 and $0, respectively	15,428	17,714
Satellites and related rights, less accumulated depreciation and amortization of $13,241 and $0, respectively	76,240	89,370
Goodwill	28,490	28,490
Other assets	2,942	1,441

Total assets	$145,472	$153,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,412	$4,743
Deferred revenue	1,945	651

Total current liabilities	5,357	5,394
Long-term debt	82,235	73,115

Total liabilities	87,592	78,509
Stockholders’ equity:
Common stock, par value $0.01; 25,000,000 shares authorized; 6,497,292 shares and 6,332,993 shares issued and outstanding, respectively	65	63
Additional paid-in-capital	79,822	78,149
Unearned compensation	(3,050)	(3,402)
Accumulated deficit	(18,957)	—

Total stockholders’ equity	57,880	74,810

Total liabilities and stockholders’ equity	$145,472	$153,319

See accompanying Notes to Financial Statements.

ORBIMAGE Inc.

STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Company	Company

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited; In
	thousands)
Cash flows from operating activities:
Net loss	$(18,957)	$(10,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,090	2,488
Interest expense paid in kind	7,559	648
Stock compensation	2,027	—
Changes in assets and liabilities:
Increase in receivables	(6,139)	380
(Increase) decrease in other current assets	(1,138)	114
(Decrease) increase in accounts payable and accrued expenses	(1,331)	3,314
Increase in deferred revenue	1,295	(270)

Net cash used in operating activities	(594)	(3,706)
Cash flows from investing activities:
Capital expenditures	(1,060)	(19,951)
Proceeds from launch delay penalties	—	1,955

Net cash used in investing activities	(1,060)	(17,996)
Cash flows from financing activities:
Proceeds from insurance loan	—	17,717
Proceeds from Orbital Sciences note	—	2,500

Net cash provided by financing activities	—	20,217
Net decrease in cash and cash equivalents	(1,654)	(1,485)
Cash and cash equivalents, beginning of period	14,405	6,293

Cash and cash equivalents, end of period	$12,751	$4,808

Supplemental cash flow information:
Payments made in conjunction with Chapter 11 reorganization:
Professional fees	$1,040	$2,469

See accompanying Notes to Financial Statements

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004

(Unaudited)

(1)	Basis of Presentation

      In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the information. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted following the instructions, rules and regulations prescribed by the Securities and Exchange Commission (“SEC”). Although management believes that the disclosures provided are adequate to make the information presented not misleading, you should read these unaudited interim financial statements in conjunction with the audited financial statements and associated footnotes for the year ended December 31, 2003. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

(2)	Nature of Operations

      On December 31, 2003 (the “Effective Date”), Orbital Imaging Corporation (the “Predecessor Company”) emerged from reorganization proceedings under Chapter 11 of the Federal bankruptcy laws pursuant to the terms of the Plan of Reorganization (as hereinafter defined). Upon reorganization, the Orbital Imaging Corporation changed its name to ORBIMAGE Inc. (“ORBIMAGE,” the “Company” or the “Successor Company”), a Delaware corporation.

      ORBIMAGE Inc. is a global provider of Earth imagery products and services. ORBIMAGE Inc. operates an integrated system of digital remote sensing satellites, U.S. and international ground stations and Internet-based sales channels to collect, process and distribute Earth imagery products. The OrbView-2 satellite was launched on August 1, 1997, and completed its on-orbit checkout in October 1997. Revenues related to the OrbView-2 satellite were $3.2 million and $2.7 million for the nine months ended September 30, 2004 and 2003, respectively. The OrbView-3 satellite was successfully launched on June 26, 2003 and was placed in service in February 2004. ORBIMAGE recognized revenues related to the OrbView-3 satellite of $15.4 million for the nine months ended September 30, 2004.

      Our operations are subject to certain risks and uncertainties that are inherent in the remote sensing industry. We have incurred losses since inception, and we believe that we will continue to do so through the first year of OrbView-3 operations. As of September 30, 2004 and December 31, 2003, we had $12.8 million and $14.4 million, respectively, of unrestricted cash and cash equivalents. Since our emergence from Chapter 11, we have funded our capital expenditures and cash flows from operating activities using cash on hand and revenues on existing contracts. We will be obligated to make cash payments of interest expense on our Senior Notes and Senior Subordinated Notes beginning in June 2005. Our capital expenditures for 2004 (excluding the NextView program) are expected to approximate $2 million. We believe that we currently have sufficient resources to meet our operating requirements through the next twelve months, but our ability to be profitable and generate positive cash flow through our operations beyond that period is dependent on the continued expansion of commercial services, adequate customer acceptance of our products and services and numerous other factors. As discussed below, the Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite, and will be funded through separate issuances of debt and equity as well as from the Company’s future operating cash flows.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(3)	Significant Accounting Policies

Fresh-Start Accounting

      In connection with the emergence from Chapter 11, ORBIMAGE reflected the terms of the Plan of Reorganization in its financial statements in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) with respect to financial reporting upon emergence from Chapter 11 (“Fresh-Start accounting”). Upon applying Fresh-Start accounting, a new reporting entity (the Successor Company) is deemed to be created on the Effective Date and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. In this Quarterly Report, references to the periods ended December 31, 2003 and prior refer to the Predecessor Company, and the financial position as of December 31, 2003 and the periods ended subsequent to December 31, 2003 are reported as Successor Company. The financial statements of the Successor Company generally will not be comparable to those of the Predecessor Company.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in its financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition

      ORBIMAGE’s principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. Such sales often require us to provide imagery over the term of a multi-year sales contract. Accordingly, we recognize revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery. Revenue for other services is recognized as services are performed.

      We recognize revenue on the contracts to construct distributor ground stations and contracts to provide image-processing services using the percentage-of-completion method of accounting. Revenue on these contracts is recognized based on costs incurred in relation to total estimated costs. These incurred costs approximate the output of deliverables to our customers. Revenues recognized in advance of becoming billable are recorded as unbilled receivables. Such amounts generally do not become billable until after the satellite becomes operational with the individual ground stations. Total unbilled accounts receivable were $0.7 million and $0.2 million at September 30, 2004 and December 31, 2003, respectively. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known.

      Much of our revenues are generated through contracts with the U.S. Government. U.S. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a U.S. Government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations. Our imagery contracts with international customers generally are not cancelable.

      For contracts consisting of multiple elements, we identify these elements and consider whether the delivered item(s) has value to the customer on a standalone basis, whether there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

      Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

      Our current operations have allowed us to maintain our cash position through the first nine months of 2004.

Satellites and Related Rights

      The OrbView-3 satellite and related ground system assets were placed into service in February 2004 and are being depreciated over a 5-year period in accordance with its design life. ORBIMAGE recorded depreciation expense of $13.6 million on the OrbView-3 satellite and related ground system assets for the nine months ended September 30, 2004.

(4)	NextView Contract

      The U.S. Government, through the National Geo-Spatial Intelligence Agency (“NGA”), announced in March 2003 that it intended to support the continued development of the commercial satellite imagery industry through subsidies for the engineering, construction and launch of the next generation of imagery satellites by two providers. This program is known as NextView. The first NextView award was made to Digital Globe, a competitor of the Company, in September 2003.

      NGA announced a request for proposals from potential second providers in April 2004. The NextView Second Vendor program will allow NGA to have two separate providers of next generation high-resolution satellite imagery, rather than just Digital Globe under the original award. On September 30, 2004, NGA announced that the Company had been awarded a contract under this NextView Second Vendor program. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as OrbView-5. The Company estimates its total project cost (including financing and launch insurance costs) to bring the OrbView-5 satellite into service will be approximately $502 million. Under the NextView contract the Company has with NGA, NGA will support the project with a cost share totaling approximately $237 million spread out over the course of the project and subject to various milestones.

      The Company anticipates the OrbView-5 satellite would be launched and go into service in early 2007. The Company intends to purchase launch insurance and on-orbit insurance to cover the replacement cost of the satellite in the event of a launch failure or if on-orbit anomalies prevent the satellite from being placed into service. The costs of such insurance cannot be determined with specificity at this time, but the Company believes the premium will cost approximately 20 percent of the coverage amount if the insurance market at the time such insurance is purchased is similar to the current market. Once the OrbView-5 satellite is placed into service, the NextView award provides for NGA to purchase imagery from the satellite through September 30, 2008. NGA will have the first right to order images from the satellite, which the Company anticipates will utilize slightly more than half of the satellite’s imagery-taking capacity at any given time, with the remainder available for commercial and state and foreign government sales by the Company.

      The Company believes that when it is launched and placed into service, the OrbView-5 satellite, will be the most modern, high-capacity, high-resolution commercial imaging satellite in the world. OrbView-5 will be designed for less than 0.5 meter resolution, panchromatic (black and white) images, and less than

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

2.0 meter resolution, multi-spectral (color) images, with the capability to take images across 700,000 square kilometers of the earth’s surface every day.

      The Company’s performance under the NextView Contract will require significant capital expenditures to develop, manufacture and launch the OrbView-5 satellite. In order to fund its operations and obligations under the NextView Contract, the Company will need to raise approximately $265 million over a period of approximately two and one half years, which it intends to raise through a combination of (i) an issuance and sale of units composed of an aggregate of 6.5 million shares of common stock and 6.5 million new warrants for a price of $10 per unit totaling $65 million, which would be raised through a combination of a private offering and a rights offering to its existing stockholders, (ii) an issuance of $155 million of additional senior subordinated indebtedness that will rank no higher than pari passu with, and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of, the existing senior subordinated notes of the Company, and (iii) cash flow generated by the Company’s existing business in the amount of approximately $45 million. The first portion of this funding was raised in a private placement which closed on November 16, 2004, in which the Company issued 3.25 million shares of common stock and warrants to purchase 4.25 million shares of common stock for a purchase price of $10 per share. At the closing of the private placement, the Company received $32.5 million in gross proceeds.

(5)	Comprehensive Income (Loss)

      For the nine months ended September 30, 2004 and 2003, there were no material differences between net loss as reported and comprehensive income (loss).

(6)	Earnings (Loss) Per Common Share

      The computations of basic and diluted loss per common share were as follows for the nine months ended September 30, 2004 and 2003 (in thousands, except share data):

	Successor	Predecessor
	Company	Company
	2004	2003

Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(18,957)	$(10,380)

Denominator for basic and diluted loss per common share:
Average number of common shares outstanding for basic competitions	6,388,335	25,214,000
Average number of common shares assuming conversion of Series A 12% cumulative convertible preferred stock	—	(a)

Average number of common shares outstanding for basic computations	6,388,335	25,214,000
Loss per common share — basic and diluted(b)	$(2.97)	$(0.41)

(a)	The Series A cumulative convertible preferred stock was cancelled on December 31, 2003 effective with the Predecessor Company’s emergence from Chapter 11. The effect of the conversion of the Series A preferred stock is antidilutive for the 2003 period presented.

(b)	All potentially dilutive securities, such as preferred stock subject to repurchase, warrants and stock options are antidilutive for each of the periods presented.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

(7)	Long-Term Debt

      ORBIMAGE’s Senior Notes and Senior Subordinated Notes accrue interest at the rate of 13.625 percent per annum, payable only in kind, on a semiannual basis through December 31, 2004. Thereafter, interest is payable in cash on a semiannual basis in arrears at the rate of 11.625 percent per annum, with such payments commencing on June 30, 2005. Both the Senior Notes and the Senior Subordinated Notes contain certain restrictive covenants that restrict certain payments, capital expenditures, limitations on issuance of debt, transfers, and asset sales. All cash on hand in excess of $15 million at June 30, 2004 and $45 million at December 31, 2004 (after cash required for operations, capital expenditures and required debt service) and will be required to be used first to repurchase the Senior Notes, then to repurchase up to 50 percent of the Senior Subordinated Notes. Management does not expect to repurchase any of the Senior Notes or Senior Subordinated Notes during 2004.

      The Senior Note agreement contains a covenant requiring us to maintain an on-orbit insurance policy for as long as the Senior Notes remain outstanding (the “Continuing Insurance”). The Continuing Insurance will be for a coverage amount equal to the lesser of $50 million or the maximum amount available to be underwritten in the insurance market. The Senior Notes rank senior to the Senior Subordinated Notes. ORBIMAGE paid approximately $1.1 million in January 2004 to procure the Continuing Insurance.

      ORBIMAGE has received commitments from investors to fund the $155 million in aggregate principal amount of additional senior subordinated indebtedness in conjunction with the NextView Second Vendor program. The additional senior subordinated indebtedness will rank pari passu with the Company’s existing Senior Subordinated Notes due 2008 and will not have any scheduled amortization or a maturity date prior to the scheduled maturity of the Senior Subordinated Notes. The Company paid to the parties who committed to the additional senior subordinated indebtedness a commitment fee equal to 100 basis points in cash for the total aggregate principal to which their commitments relate plus a pro rata share of 155,000 shares. Additionally, if the commitments have not been refinanced by three months and six months from contract execution, the Company will pay such parties additional commitment fees in cash, equal to 50 basis points and 100 basis points, respectively.

      At September 30, 2004 the Company had received consents from the holders of its Senior Subordinated Notes and the holders of its Senior Notes due 2008 that permit the Company to use up to $45 million of its cash flow from existing operations toward project costs for the OrbView-5 satellite. The consenting holders who held notes on the record date of July 29, 2004 received a consent fee in additional notes equal to 200 basis points on the principal amount of the notes to which the holders’ consents relate. Pursuant to the consents received from the noteholders, the Senior Subordinated Notes and the Senior Notes will not be callable by the Company until January 1, 2007.

      The Company has modified certain provisions of its indenture governing its Senior Subordinated Notes and the note and security agreement covering its Senior Notes to allow the Company to perform its obligations under the NextView contract.

(8)	Stock Incentive Plans

      On July 1, 2004, ORBIMAGE granted 164,299 shares of restricted stock to employees, officers, directors and other individuals under the ORBIMAGE Employee Stock Incentive Plan. Approximately 50,000 shares issued to employees will fully vest on December 31, 2004. The remaining shares, which were issued to officers and directors, will vest in three equal increments on December 31, 2004, 2005 and 2006. The fair market value of the restricted stock was valued at the market value of ORBIMAGE Inc. common stock on the date of grant.

ORBIMAGE Inc.

NOTES TO FINANCIAL STATEMENTS —  (Continued)

      On September 24, 2004, ORBIMAGE granted 297,600 stock options to employees, officers, and directors at an option price of $6.50, the fair market value of the Company’s stock on the date of grant. These options vest in annual increments of 20 percent beginning on December 31, 2004.

(9)	Information on Industry Segments and Major Customers

      The Successor Company operated as a single segment for the nine months ended September 30, 2004. The Predecessor Company operated as a single segment for the nine months ended September 30, 2003. The Company recognized revenues related to contracts with the U.S. Government, its largest customer, of approximately $10.2 million for the nine months ended September 31, 2004, representing approximately 49% of total revenues recognized during the period. The Company also recognized revenue of approximately $2.8 million, $2.5 million and $2.3 million in 2004 associated with imagery sales to its three largest international customers, which represents 14%, 12% and 11%, respectively, of total revenues recognized during the period.

      The Predecessor Company recognized revenues related to contracts with the U.S. Government, its largest customer, of approximately $2.0 for the nine months ended September 30, 2003, representing approximately 48% of total revenues recognized during the period.

APPENDIX A

INSTRUCTIONS AS TO USE OF ORBIMAGE INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK

OR BROKER AS TO ANY QUESTIONS

      The following instructions relate to a rights offering (the “Rights Offering”) by ORBIMAGE Inc., a Delaware corporation (“ORBIMAGE”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in ORBIMAGE’s Prospectus dated February 11, 2005 (the “Prospectus”). Recordholders of Common Stock at the close of business on February 10, 2005 (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase investment units (“Investment Units”), each Investment Unit consisting of one share of Common Stock and one Warrant (as such term is defined below). Each warrant (the “Warrants”) entitles its holder to purchase one share of Common Stock for an exercise price of $10.00 per share within five years of the issuance of such Warrant. An aggregate of 3,258,406 Investment Units are being offered by the Prospectus. Each Recordholder will receive 0.23 Rights for each share of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 14, 2005, unless extended in the sole discretion of ORBIMAGE (as it may be extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. ORBIMAGE will not be obligated to honor any purported exercise of Rights received by The Bank of New York (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. ORBIMAGE may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”).

      Each Right allows the holder thereof to subscribe for one Investment Unit (the “Basic Subscription Privilege”) at the cash price of $10.00 per Investment Unit (the “Subscription Price”).

      In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $10.00 per Investment Unit for Investment Units that are not purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the “Excess Investment Units”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Investment Units to satisfy all subscriptions made under the Over-Subscription Privilege, ORBIMAGE will allocate the remaining Excess Investment Units pro rata, after eliminating all fractional rights, among those holders of Rights who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of Investment Units that each holder of Rights has purchased by exercising its Basic Subscription Privilege. If there is a pro rata allocation of the remaining Excess Investment Units and a holder of Rights receives an allocation of a greater number of Excess Investment Units than they subscribed for under their Over-Subscription Privilege, then ORBIMAGE will allocate to them only the number of Excess Investment Units for which they subscribed. ORBIMAGE will allocate the remaining Excess Investment Units among all other holders exercising their Over-Subscription Privileges. See “The Rights Offering — Subscription Privileges” in the Prospectus.

      The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or transfer of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

      YOUR SUBSCRIPTION RIGHTS CERTIFICATES OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription — Exercise of Rights.

      To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Investment Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Investment Units being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to The Bank of New York, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at:

The Bank of New York
P.O. Box 11248
New York, New York, 10286-1248
ABA No. 021000018
Account #8900060603

(such account, the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by check, bank draft or money order, please reference your Subscription Rights Certificate number on your check, bank draft or money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

      The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail:

The Bank of New York
Reorganization Services
ORBIMAGE Inc.
P.O. Box 11248
New York, NY 10286-1248

By Hand Delivery or Overnight Courier:

The Bank of New York
Reorganization Services
101 Barclay Street
Receive and Deliver Window
Street Level
New York, NY 10286

Telephone Number for Confirmation: (800) 507-9357

      Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact the Subscription Agent.

      By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form included herewith (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of Investment Units being subscribed for pursuant to your Basic Subscription Privilege and the number of Investment Units, if any, being subscribed for pursuant to the Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (212) 815-6433). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

      Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and ORBIMAGE, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Investment Units that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Investment

Units are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Investment Units will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ exercise of Rights pursuant to the Basic Subscription Privilege.

      If you exercise less than all of the Rights evidenced by your Subscription Rights Certificate by so indicating in the Form of Election to Purchase on your Subscription Rights Certificate, the Subscription Agent, (i) if you so request, will either issue to you a new Subscription Rights Certificate evidencing the unexercised Rights or (ii) if you so indicate in the Assignment Form on your Subscription Rights Certificate, will transfer the unexercised Rights in accordance with your instructions. A new Subscription Rights Certificate will be issued to you or transferred according to your instructions upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Subscription Rights Certificate no later than 5:00 p.m., New York City time, on March 9, 2005, the third business day prior to the Expiration Date. After such date no new Subscription Rights Certificates will be issued. Accordingly, after such date if you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Certificates will be at your own risk.

      If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Basic Subscription Privilege. Neither the subscription agent nor the Company will be liable for failure to contact you.

2.	Issuance of Common Stock and Warrants Forming the Investment Units.

      The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary on your Subscription Rights Certificate under the heading “Delivery to a Different Address.”

a. Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock and Warrants underlying the Investment Units purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges — Basic Subscription Privilege” in the Prospectus.

b. Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock and Warrants underlying the Investment Units, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Subscription Privileges — Over-Subscription Privilege” in the Prospectus.

c. Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Investment Units that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3.	Sale or Transfer of Rights.

      a. Sale of Rights Through a Bank or Broker. To sell all Rights evidenced by a Subscription Rights Certificate through your bank or broker, sign the Assignment Form of your Subscription Rights Certificate leaving the rest of the Form blank (your broker will add the buyer’s name later). You must have your signature on the Assignment Form guaranteed by an Eligible Institution and deliver your Subscription Rights Certificate and the accompanying envelope to your bank or broker. Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If the Assignment Form is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 4 of these instructions. The Subscription Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

      b. Transfer of Rights to a Designated Transferee. To transfer all of your Rights to a transferee other than a bank or broker, you must complete the Assignment Form in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an Eligible Institution. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and the Over-Subscription Privilege) and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

      c. Rights holders wishing to transfer a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Rights Certificates to be exercised or sold by the recipients thereof. The Subscription Agent will facilitate transfers of Subscription Rights Certificates only until 5:00 p.m., New York City time, on March 9, 2005, the third business day before the Expiration Date.

      d. Neither ORBIMAGE nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

      e. Commissions, Fees and Expenses. ORBIMAGE will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities that they may incur in connection with the rights offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by ORBIMAGE or the Subscription Agent.

4.	Division of Subscription Rights Certificate into Smaller Denominations.

      To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. The Subscription Agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City time, on March 9, 2005, three business days prior to the Expiration Date. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. Subscription Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither ORBIMAGE nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

5.	Execution.

      a. Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

      b. Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

      c. Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment instructions.

6.	Method of Delivery to Subscription Agent.

      The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

      In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Investment Units thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Investment Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

APPENDIX B

     THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED FEBRUARY 11, 2005 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE BANK OF NEW YORK, THE RIGHTS AGENT.

ORBIMAGE INC.

Incorporated under the laws of the State of Delaware

SUBSCRIPTION RIGHTS CERTIFICATE

Evidencing Subscription Rights to Purchase Investment Units Consisting of

One Share of Common Stock and One Warrant to Purchase One Share of
Common Stock of ORBIMAGE Inc. Subscription Price: $10.00 per Unit

     THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON MARCH 14, 2005, UNLESS EXTENDED BY THE COMPANY

     THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of subscription rights (“Rights”) set forth below. Each whole Right entitles the holder thereof, or its assigns, to subscribe for and purchase one investment unit (a “Unit”), consisting of one share of common stock, with a par value of $0.01 per share, of ORBIMAGE Inc., a Delaware corporation, (the “Common Stock”) and one warrant to purchase one share of Common Stock, at a subscription price of $10.00 per Unit (the “Basic Subscription Privilege”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and the “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates” accompanying this Subscription Rights Certificate. If any Units available for purchase in the Rights Offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Units”), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Units pursuant to the terms and conditions of the Rights Offering, subject to proration, as described in the Prospectus (the “Over-Subscription Privilege”). The Rights represented by this Subscription Rights Certificate may be exercised by completing the Form of Election to Purchase on the reverse side hereof and by returning the full payment of the subscription price for each Unit in accordance with the “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates” that accompanies this Subscription Rights Certificate. The Rights evidenced by this Subscription Rights Certificate may also be transferred or sold by completing the Assignment Form on the reverse side hereof in accordance with the “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates” that accompanies this Subscription Rights Certificate.

     Transferable on the books of ORBIMAGE Inc. in person or by duly authorized attorney upon surrender of this Subscription Rights Certificate properly endorsed. This Subscription Rights Certificate is not valid unless countersigned by the transfer agent and registered by the registrar.

     Witness the facsimile signatures of two duly authorized officers of ORBIMAGE Inc.

Dated: February 11, 2005

COUNTERSIGNED AND REGISTERED:

THE BANK OF NEW YORK,

as Transfer Agent And Registrar

By:

AUTHORIZED SIGNATURE

Matthew M. O’Connell
Chief Executive Officer, President and Director

William Lee Warren
Vice President, General Counsel and Secretary

.Please Detach Here.

............................................................

Certificate No.:	Number of Rights:

ORBIMAGE INC.

RIGHTS CUSIP: 68555Y 12 7

     This Rights Certificate must be received by the Rights Agent, together with payment in full, by 5:00 p.m., New York City time, on March 14, 2005. Failure to submit this Rights Certificate to the Rights Agent by that time or to comply with the guaranteed delivery procedures described in the Prospectus will result in a forfeiture of your Rights. Any subscription for Units in this rights offering is irrevocable.

     Complete the Form of Election to Purchase or the Assignment Form on the reverse of this card, as applicable. Any improperly completed or unexecuted rights certificate for Units may cause the Rights Agent in its sole discretion to reject such rights certificate. If you have any questions, contact the Rights Agent at 800-507-9357.

THE BANK OF NEW YORK,
Rights Agent

By mail:
Tender and Exchange Department
P.O. Box 11248
Church Street Station
New York, New York 10286-1248

By hand or overnight courier:
Tender and Exchange Department
101 Barclay Street, 1-E
New York, New York 10286

Delivery other than in the manner or to the addresses listed above will not constitute valid delivery.

B-1

ASSIGNMENT FORM

(To be executed by the registered holder if such holder

desires to sell or transfer to designated transferee through bank or broker)

FOR VALUE RECEIVED,

 hereby sells,
assigns and transfers unto

Name:

Address:

the Rights evidenced hereby, and does hereby irrevocably constitute and appoint attorney to transfer those
Rights on the books of the Company, with full power of substitution in the premises.

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Dated:

 , 2005

Signature Guaranteed:

Signature:

Notice

     The signature to the foregoing assignment must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

     IMPORTANT: The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

...........................................................

FORM OF ELECTION TO PURCHASE

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

     The registered holder of this Rights Certificate is entitled to exercise the number of Rights shown in the upper right hand corner of the other side of this card and may subscribe for additional Units upon the terms and conditions specified in the Prospectus.

     The undersigned hereby notifies the Rights Agent of its irrevocable election to subscribe for Units in the following amounts:

     To subscribe for Units pursuant to your Basic Subscription Privilege, please complete lines (a) and (c) and sign below. To subscribe for Units pursuant to your Over-subscription Privilege, please also complete line (b).

     (a) EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE:

I apply for	-------------- Units x	$10.00	$
	(No. of Units)	(Subscription Price)	(Payment)

     (b) EXERCISE OF OVER-SUBSCRIPTION PRIVILEGE:

     If you have exercised your Basic Subscription Privilege in full and wish to subscribe for additional Units pursuant to your Over-Subscription Privilege:

I apply for	-------------- Units x	$10.00	$
	(No. of Units)	(Subscription Price)	(Payment)

     (c) Total Amount of Payment Enclosed $

METHOD OF PAYMENT (CHECK ONE):	DELIVERY TO DIFFERENT ADDRESS
☐ Check or bank draft drawn on a U.S. bank, or postal, telegraphic or express money order payable to “The Bank of New York, as Subscription Agent.” Funds paid by an uncertified check may take at least five business days to clear.

☐  Wire transfer of immediately available funds directly to the account maintained by The Bank of New York, as Subscription Agent for purposes of accepting subscriptions in this Rights Offering at

     The Bank of New York
A/ C # 8900060603
ABA # 021000018
REF: ORBIMAGE Inc. Subscription offer	If you wish for the shares of Common Stock and warrants comprising the Units underlying your subscription right or a certificate representing unexercised subscription rights to be delivered to an address different from that shown on the face of this Subscription Rights Certificate, please enter the alternate address below.

     TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of Units indicated above on the terms and conditions specified in the Prospectus.

Signature(s) of subscriber

FOR INSTRUCTIONS ON THE USE OF ORBIMAGE INC. SUBSCRIPTION RIGHTS CERTIFICATES, CONSULT THE BANK OF NEW YORK, THE RIGHTS AGENT, AT 800-507-9357.

B-2

APPENDIX C

ORBIMAGE INC.

and
THE BANK OF NEW YORK, as Warrant Agent

WARRANT AGREEMENT

Dated as of March      , 2005

      WARRANT AGREEMENT dated as of March      , 2005 between ORBIMAGE Inc., a Delaware corporation (the “COMPANY”), and The Bank of New York, a New York banking corporation, as Warrant Agent (the “WARRANT AGENT”).

      WHEREAS, the Company proposes to issue up to 3,258,406 Common Stock Purchase Warrants, as hereinafter described (the “WARRANTS”), which in the aggregate initially entitle the holders thereof to purchase up to 3,258,406 shares of Common Stock of the Company (the “COMMON STOCK”) which constitute      % of the Common Stock outstanding (on a Fully Diluted Basis) on the date hereof (the Common Stock issuable on exercise of the Warrants being referred to herein as the “WARRANT SHARES”).

      WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

      SECTION 1.     Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as is may deem necessary or desirable upon ten (10) days’ prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Warrant Agent.

      SECTION 2.     Warrant Certificates. The certificates evidencing the Warrants (the “WARRANT CERTIFICATES”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

      SECTION 3.     Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

      In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

      Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

      SECTION 4.     Registration and Countersignature. The Warrant Agent, on behalf of the Company, shall hold the Warrant Certificates unnumbered and unregistered.

      Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice President, the Treasurer or the Chief Financial Officer of the Company, initially countersign, issue and deliver Warrants collectively for all Warrants outstanding entitling the holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

      The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

      SECTION 5.     Registration of Transfers and Exchanges. The Warrant Agent shall from time to time, subject to the limitations of Section 6 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

      The Warrant holders agree that they shall give five days prior written notice of transfer to the Company and that prior to any proposed transfer of the Warrants or of the Warrant Shares, if such transfer is not made pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Act”), the Warrant holders shall deliver to the Company:

(1) an opinion of counsel reasonably acceptable to the Warrant Agent and the Company that the Warrant or Warrant Shares may be transferred without registration under the Act;

(2) customary representations and warranties, and covenants, regarding the transferee and the investment that are reasonably satisfactory to the Company signed by the proposed transferee;

(3) an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares; and

(4) an agreement by such transferee to be bound by the provisions of this Agreement.

      The Warrant holders agree that each certificate representing Warrant Shares shall bear a legend in substantially the following form (and any legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless pursuant to a registration statement or in a transaction exempt from or to subject to registration under the Securities Act.”

      Any certificate issued at any time in exchange or substitution for any certificate bearing such legend except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the Holder of such certificate (which counsel shall be reasonably satisfactory to Company) the securities represented thereby are not, at such time, required by law to bear such legend.

      Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 21 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

      The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

      SECTION 6.     Terms of Warrants.

      The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “EXERCISE PRICE”) shall be $10.00 per share. The Warrants shall be initially exercisable in the aggregate for that number of shares of Common Stock equal to      % of the fully diluted Common Stock outstanding on the date hereof (calculated after giving effect to the exercise of such Warrants and all options, warrants and rights to acquire Common Stock and the conversion of all convertible securities for the maximum number of shares of Common Stock obtainable whether or not such options, warrants or rights are then exercisable or vested and whether or not such convertible securities are then convertible).

      Subject to the terms of this Agreement, each Warrant holder shall have the right, which may be exercised until 5:00 p.m., New York City time on                                         , 2010, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on                     , 2010 shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon exercise of the Warrants.

      A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 21 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price which is set forth in the form of Warrant Certificate attached hereto as Exhibit A as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof or (ii) in the manner provided in this Section 6.

      Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in Section 12 hereof. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

      The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

      All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

      The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

      SECTION 7.     Payment of Taxes. The Company covenants and agrees that it shall pay when due and payable any and all federal and state documentary or stamp taxes (other than federal or state income taxes or similar laws) or other costs which may be payable in respect of the issue of the Warrants or any Common Stock or certificates therefor issuable upon the exercise of the Warrants (provided, however, the Company’s obligations to any Holder in this regard will in all events be conditioned upon such Holder cooperating with the Company in any reasonable arrangement designed to minimize or eliminate any such taxes), except that, if Warrant Shares or new Warrants shall be registered in a name or names other than the name of any Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by such Holder at the time of delivery of the election to purchase.

      SECTION 8.     Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Except as otherwise provided herein, in the case of the loss, theft, or destruction of a Warrant Certificate, Company shall pay all expenses, taxes and other charges payable in connection with any replacement of such Warrant Certificate.

      SECTION 9.     Reservation of Warrant Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock (or out of shares of Common Stock held in its treasury) solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of Warrant Shares issuable upon the exercise of the Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

      The Company or, if appointed, the transfer agent for the Common Stock (the “TRANSFER AGENT”) and every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 12 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 11 hereof.

      The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by the Warrants shall, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares may be listed or quoted (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

      SECTION 10.     Obtaining Stock Exchange Listings. The Company will use its best efforts to cause the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, to be listed on any domestic national securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted at the time of such exercise.

      SECTION 11.     Adjustment of Number of Warrant Shares and Exercise Price.

      (a) Adjustment of Number of Shares. Upon each adjustment of the Warrant Price as provided in subsection (b) of this Section 11, each Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, only the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable by such Holder pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

      (b) Adjustment in Exercise Price. The Warrant Price shall be subject to adjustment from time to time as follows:

(i) If, at any time during the Term of this Warrant Agreement, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

(ii) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

(iii) Whenever the Warrant Price shall be adjusted as provided in this Section 11, Company shall promptly prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment, setting forth in reasonable detail and certifying the calculation of such adjustment. Company shall cause a copy of such statement (i) to be filed with the Warrant Agent and (ii) cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its, his or her address appearing on the Warrant register. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of clause (v) of this Section 11(b). The Warrant Agent shall be fully protected in relying on any such statement and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such statement.

(iv) Adjustments made pursuant to this Section 11 shall be made on the date such dividend, subdivision, split-up, combination or distribution, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up, combination or distribution.

(v) In the event Company shall propose to take any action of the types described in this Section 11, Company shall forward, at the same time and in the same manner, to Holder such notice, if any, which Company shall give to the holders of capital stock of Company.

(vi) In any case in which the provisions of this Section 11 shall require that an adjustment shall become effective immediately after a record date for an event, Company may defer until the occurrence of such event, issuing to any Holder of all or any part of any Warrant that exercised all or part of such Warrant after such record date, and before the occurrence of such event, the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

      (c) Mergers, Consolidation, Sales. In the case of any proposed consolidation or merger of Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization, recapitalization, reclassification of the capital stock of Company or other transaction, then, as a condition of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction, Company shall give 30 days’ prior written notice thereof to Warrant holders and lawful and adequate provision shall be made whereby Holders shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction. In any such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction (including a purchaser of all or substantially all the Company’s assets) assumes by written instrument the obligation to deliver to each Holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire upon exercise of Warrants.

      (d) Warrant Agent’s Disclaimer.

      The Warrant Agent has no duty to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section.

      (e) Form of Warrants.

      Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

      SECTION 12.     Fractional Shares. Fractional shares shall not be issued upon the exercise of any Warrant but in any case where a Holder would, except for the provisions of this Section 12, be entitled under the terms hereof to receive a fractional share upon the complete exercise of such Warrant, Company shall, upon the exercise of such Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of Company) over the Warrant Price for such fractional share.

      SECTION 13.     Special Arrangements of Company. Company covenants and agrees with each Holder of a Warrant that during the Term of such Warrant, unless otherwise approved by such Holder:

(a) Certain Actions. The Company shall not amend its certificate or articles, as the case may be, of incorporation to eliminate as an authorized class of capital stock that class denominated as “Common Stock” on the date hereof. The Company shall not, and shall not permit its subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than Delaware, amending its Certificate of Incorporation (as may be amended and/or restated from time to time) or through any merger, sale, consolidation, reorganization, reclassification, issuance or sale of securities or any other action) avoid or seek to avoid the observance or performance of any terms of this Warrant Agreement or the Warrants or impair or diminish the value of the Warrants, but shall at all times in good faith assist in the carrying out of all such terms of this Warrant Agreement and the Warrants. Without limiting the generality of the foregoing, the Company shall (a) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant Agreement and the Warrants and (b) not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of making the

Warrants exercisable for less than one share of Common Stock (except as permitted under Section 11 hereof).

(b) Shall Bind Successors. This Warrant Agreement, the Warrants and the rights evidenced hereby and thereby shall be binding upon the successors of the Company.

(c) No Exercise Interference; Par Value. The Company shall not close its books against the transfer of any Warrant or of any Warrant Shares issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of any Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of the Warrants is at all times equal to or less than the Warrant Price then in effect.

(d) Governmental Filings. The Company shall assist and cooperate with any reasonable request by any Holder of any Warrant which is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of any Warrant.

(e) Notices of Certain Actions. The Company shall give written notice to the Holders at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any recapitalization, reorganization, reclassification, consolidation, merger, dissolution, liquidation or sale of all or substantially all of the Company’s assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

      SECTION 14.     Maintenance of Registration and Qualification of Common Stock. The Company shall maintain the effectiveness of the Company’s Registration Statement (No. 333-122493) on Form S-1 filed with the Securities and Exchange Commission for the registration of, inter alia, the Warrants and the Warrant Shares, and keep current a prospectus thereunder, and maintain the qualification for sale, in those states in which the Warrants were initially offered by the Company, for so long as the Holders are entitled to exercise any Warrants, provided, however that, upon the occurrence of any event that would cause any such Registration Statement (A) to contain an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (B) not to be effective and usable for the issuance of Warrant Shares upon the exercise of any Warrant during the period required by this Agreement, the Company may refuse to allow any Warrant to be exercised until the Company has filed an appropriate amendment to such Registration Statement curing such defect (a “blackout period”), provided further that no blackout period shall exceed 90 days;

      SECTION 15.     Notices to Warrant holders.

      Any notice or other document required or permitted to be given or delivered to Holders shall be delivered at, or sent by certified or registered mail to, each Holder at its, his or her address appearing on the Warrant register. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

      Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

      SECTION 16.     Public Offering; Sale of Company. Notwithstanding any other provision hereof, if an exercise of any portion of any Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock or otherwise), such exercise may at the election of the Holder of such Warrant be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to consummation of such transaction.

      SECTION 17.     Representations of the Company. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Warrant Agreement and the Warrants, to deliver the Warrant Agreement to the Warrant Agent and to issue and deliver the Warrants to the Holders. The execution, delivery, and performance by the Company of its obligations under this Warrant Agreement and the Warrants, including the issuance and delivery of the Warrants to the Purchaser, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant Agreement has been duly executed and delivered by the Company and is a legal, valid, and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

      SECTION 18.     Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 20. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

      In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

      SECTION 19.     Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company), which counsel shall be generally recognized as having competence in the subject matter under consideration, and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its gross negligence or willful misconduct. The provisions of this Section 19(e) shall survive the expiration of the Warrants and the termination of this Agreement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was grossly negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

(k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

(n) Holders (for purposes of this subsection (n) only, “Customers” and each a “Customer”) acknowledge that the Bank is subject to the customer identification program requirements under the USA PATRIOT Act and its implementing regulations, and that the Bank must obtain, verify and record information that allows the Bank to identify each Customer. Accordingly, prior to opening an Account hereunder the Bank may request information (including but not limited to the Customer’s name, physical address, tax identification number and other information) that will help the Bank to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Bank to identify Customer. Each Customer agrees that the Bank cannot open an Account hereunder unless and until the Bank verifies Customer’s identity in accordance with its Customer Identification Program.

      SECTION 20.     Change of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

      SECTION 21.     Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if delivered by hand or by courier, or deposited in the mail, first class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

ORBIMAGE Inc.
21700 Atlantic Blvd.
Dulles, VA 20166
Attention: General Counsel

      In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

      Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if delivered by hand or by courier, or deposited in the mail, first-class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

The Bank of New York
101 Barclay Street, Floor 11E
New York, New York 10286
Attention: Stock Transfer Administration

      SECTION 22.     Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 22, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants.

      SECTION 23.     Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

      SECTION 24.     Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 20 hereof shall survive such termination.

      SECTION 25.     Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware, and the validity, interpretation, and enforcement of this Agreement and each Warrant Certificate shall be governed by and construed in accordance with the internal laws of said State without giving effect to the conflict of law principles thereof. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

      SECTION 26.     Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

      SECTION 27.     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      SECTION 28.     Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

ORBIMAGE INC.

By:

Title

THE BANK OF NEW YORK,
as Warrant Agent

By:

Title

[Form of Warrant Certificate]

[Face]

      EXERCISABLE ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON                           , 2010.

No.	Warrants

Warrant Certificate

ORBIMAGE Inc.

      This Warrant Certificate certifies that                               , or registered assigns, is the registered holder of                               Warrants expiring                                                   , 2010 (the “Warrants”) to purchase shares of Common Stock, $.01 par value (the “Common Stock”), of ORBIMAGE Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder upon exercise to receive from the Company on or before 5:00 p.m. New York City time, on                                                   , 2010, that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth below at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement referenced below payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof.

      Each Warrant is initially exercisable for one share of Common Stock. The number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

      The initial Exercise Price per share of Common Stock for any Warrant shall be equal to $10.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events, as set forth in the Warrant Agreement.

      No warrant may be exercised after 5:00 p.m., New York City time, on                                                   , 2010 and to the extent not exercised by such time such warrants shall become void.

      Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

      This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

      This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles thereof.

ORBIMAGE Inc.

By

Name:
Title:

Countersigned:

Dated:

THE BANK OF NEW YORK,

as Warrant Agent

By

Authorized Signatory

[Form of Warrant Certificate]

[Reverse]

      The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring                      , 2010 entitling the holder on exercise to receive shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and are issued or to be issued pursuant to a Warrant Agreement dated as of                     , 2005 (the “Warrant Agreement”), duly executed and delivered by the Company to The Bank of New York, a New York banking corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder”meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

      Warrants may be exercised at any time on or before 5:00 p.m., New York City time, on                                                   , 2010. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

      The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

      Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

      Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

      The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant certificate shall entitle any holder hereof to any of the rights of a stockholder of Company (including, without limitation, any preemption rights, voting rights or rights to dividends) except upon exercise in accordance with the terms hereof and of the Warrant Agreement. No provision hereof or of the Warrant Agreement, in the absence of affirmative action by a holder hereof to purchase shares of Common Stock, and no mere enumeration herein or in the Warrant Agreement of the rights or privileges of the holder, shall give rise to any liability of such holder for the Warrant Price hereunder or as a stockholder of Company, whether such liability is asserted by Company or by creditors of Company.

Election to Purchase

(To Be Executed Upon Exercise Of Warrant)

      The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                               shares of Common Stock and herewith tenders payment for such shares to the order of ORBIMAGE Inc. in the amount of $                    in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                               , whose address is                               and that such shares be delivered to                               whose address is                                                             . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                               , whose address is                               , and that such Warrant Certificate be delivered to                               , whose address is                               .

Signature:

Date:                               , 20

Signature Guaranteed:

3,258,406 INVESTMENT UNITS

ORBIMAGE INC.

EACH INVESTMENT UNIT CONSISTING OF ONE SHARE OF

COMMON STOCK AND ONE WARRANT TO PURCHASE
ONE SHARE OF COMMON STOCK

PROSPECTUS

February 11, 2005